UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
__________________
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12
EPR Properties
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2025 ANNUAL MEETING
OF SHAREHOLDERS
Meeting Information

Date:	May 6, 2025
Time:	11:00 a.m.
Location:	EPR Properties
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
March 27, 2025
Dear Shareholders:
The 2025 annual meeting of shareholders of EPR Properties will be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 on May 6, 2025 at 11:00 a.m. (local time). At the meeting, our shareholders will vote:
•To elect Peter C. Brown, William P. Brown, John P. Case III, James B. Connor, Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, John Peter Suarez, Lisa G. Trimberger and Caixia Y. Ziegler as trustees to serve for a one-year term (Proposal No. 1);
•To approve our named executive officers’ compensation in an advisory vote (Proposal No. 2);
•To approve amendments to our 2016 Equity Incentive Plan, including an increase to the number of authorized shares issuable under the plan (Proposal No. 3); and
•To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025 (Proposal No. 4).
Shareholders will also transact any other business that may properly come before the meeting.
All holders of record of our common shares at the close of business on March 12, 2025 are entitled to vote at the meeting or any postponement or adjournment of the meeting.
We are pleased to continue to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials to their shareholders over the Internet. As a result, we are mailing to our shareholders a notice instead of a printed copy of this proxy statement and our 2024 annual report to shareholders. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a printed copy of our proxy materials, including this proxy statement, our 2024 annual report to shareholders and a form of proxy card or voting instruction form. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
You are cordially invited to attend the meeting in person. Whether or not you intend to be present at the meeting, our Board of Trustees asks that you vote as promptly as possible. You may vote by proxy over the Internet or by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail. Your vote is important and all shareholders are encouraged to attend the meeting and vote in person or by proxy.
BY ORDER OF THE BOARD OF TRUSTEES
Paul R. Turvey
Senior Vice President, General Counsel and Secretary
909 Walnut Street, Suite 200  Kansas City, Missouri 64106  816.472.1700  Toll Free: 888 EPR REIT  816.472.5794  www.eprkc.com

Proxy Statement EPR Properties 909 Walnut Street, Suite 200 Kansas City, Missouri 64106

This proxy statement (this “Proxy Statement”) provides information about the 2025 annual meeting of shareholders (the “Annual Meeting”) of EPR Properties (“we,” “us” or the “Company”) to be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106, on May 6, 2025, beginning at 11:00 a.m. (local time), and at any postponements or adjournments of the meeting.
The Notice Regarding the Availability of Proxy Materials and this Proxy Statement and form of proxy are being distributed and made available on or about March 27, 2025.

Page
PROXY STATEMENT SUMMARY	1
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING	8
COMPANY GOVERNANCE	13
PROPOSAL NO. 1 – ELECTION OF TRUSTEES	13
ADDITIONAL INFORMATION CONCERNING THE BOARD OF TRUSTEES	21
TRUSTEE COMPENSATION	28
TRUSTEE COMPENSATION FOR FISCAL 2024	29
EXECUTIVE OFFICERS	30
EXECUTIVE COMPENSATION	33
PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE NEO COMPENSATION	33
COMPENSATION DISCUSSION AND ANALYSIS	34
SUMMARY COMPENSATION TABLE	54
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024	56
OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END	57
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2024	58
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	59
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	62
CEO PAY RATIO	62
PAY VERSUS PERFORMANCE	63
EQUITY COMPENSATION PLAN INFORMATION	70
COMPENSATION COMMITTEE REPORT	71
AUDIT COMMITTEE REPORT	72
TRANSACTIONS BETWEEN THE COMPANY AND TRUSTEES, OFFICERS OR THEIR AFFILIATES	73
PROPOSAL NO. 3 - AMENDMENTS TO THE COMPANY'S 2016 EQUITY INCENTIVE PLAN, INCLUDING AN INCREASE TO THE NUMBER OF AUTHORIZED SHARES ISSUABLE UNDER THE PLAN	73
PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	83
SHARE OWNERSHIP	85
SHAREHOLDER PROPOSALS, TRUSTEE NOMINATIONS AND RELATED BYLAW PROVISIONS	88
OTHER MATTERS	90
MISCELLANEOUS	91
APPENDIX A - AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN	A-1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting Information:

Time and Date:	11:00 a.m. (local time) on Tuesday, May 6, 2025

Place:	EPR Properties 909 Walnut Street, Suite 200 Kansas City, Missouri 64106

Record Date:	March 12, 2025

Voting:	Only shareholders of record at the close of business on March 12, 2025 are entitled to notice of, and to vote at, the Annual Meeting.

How to Vote:	If you are a shareholder of record, you may vote over the Internet, or by telephone or by mail if you received a printed set of proxy materials, or in person at the Annual Meeting. If you are a beneficial owner of our common shares of beneficial interest held in “street name,” you may vote at the Annual Meeting if you obtain a proxy from your bank, broker or other nominee that holds your shares. You may also vote over the Internet, or by telephone or by mail if you received a printed set of proxy materials.

Attending the Annual Meeting:	All shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” through a broker, bank or other nominee, you will need to bring a legal proxy from your broker, bank or other nominee (the shareholder of record).

2025 Proxy Statement	Page 1

Annual Meeting Agenda and Voting Recommendations:

Proposal		Board’s Voting Recommendation	Page

No. 1	Election of Trustees	“FOR” each trustee nominee	13

The Company is asking shareholders to elect ten trustee nominees to the Board. The Board believes that the nominees possess the necessary experience, qualifications, attributes and skills to serve as trustees.

No. 2	Advisory Vote to Approve NEO Compensation	“FOR”	33

The Company is asking shareholders to approve, on an advisory basis, the compensation for the named executive officers disclosed in these proxy materials.
No. 3	Amendments to the 2016 Equity Incentive Plan, Including an Increase to the Number of Authorized Shares Reserved for Issuance	“FOR”	73

The Company is asking shareholders to approve amendments to the Company's 2016 Equity Incentive Plan, including an increase to the number of authorized shares that are reserved for issuance under the plan.

No. 4	Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR”	83

The Company and the Audit Committee are asking shareholders to ratify the engagement of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

2025 Proxy Statement	Page 2

Trustee Nominees:
The following table provides summary information about each trustee nominee.

Name	Age	Trustee Since	Principal Occupation	Committee Memberships
Peter C. Brown(1)	66	2010	Chairman of Grassmere Partners, LLC and Retired Chairman, Chief Executive Officer and President of AMC Entertainment Inc.	Audit and Nominating/Company Governance
William P. Brown(1)	65	2024	Group President, United States and Canada of Marriott International, Inc.	Audit and Compensation and Human Capital
John P. Case III(1)	61	2023	Retired Partner and Senior Advisor to Ares Net Lease and Retired Chief Executive Officer and President of Realty Income Corporation	Audit and Compensation and Human Capital
James B. Connor(1)	66	2019	Retired Chairman and Chief Executive Officer of Duke Realty Corporation	Compensation and Human Capital and Nominating/Company Governance (Chair)
Virginia E. Shanks(1)(2)	64	2019	Retired Executive Vice President and Chief Administrative Officer of Pinnacle Entertainment, Inc.	Audit and Compensation and Human Capital
Gregory K. Silvers	61	2015	Chairman, Chief Executive Officer and President of EPR Properties	—
Robin P. Sterneck(1)	67	2013	President of Highland Birch Group and Co-Owner of Sterneck Capital Management	Compensation and Human Capital (Chair) and Nominating/Company Governance
John Peter Suarez(1)	61	2025	Retired Executive Vice President, Regional Chief Executive Officer, Chief Administrative Officer and Interim Chief Executive Officer of Walmart Canada	Audit and Nominating/Company Governance
Lisa G. Trimberger(1)	64	2022	Principal and Co-Owner of Mack Capital Investments LLC	Audit (Chair) and Nominating/Company Governance
Caixia Y. Ziegler(1)	52	2022	Managing Director of Real Assets and Sustainable Investments at The John D. and Catherine T. MacArthur Foundation	Compensation and Human Capital and Nominating/Company Governance
(1)Independent Trustee
(2)Lead Independent Trustee

2025 Proxy Statement	Page 3

Corporate Governance Highlights:
•All but one of the trustees are independent and meet regularly in executive session.
•The roles of Chief Executive Officer and Chairman of the Board are combined.
•The Board has elected Virginia E. Shanks to the position of Lead Independent Director.
•We have adopted a majority vote standard for the election of trustees.
•We impose trustee age limits.
•Only independent trustees are Committee members.
•The Board has a robust trustee nominee selection process.
•The Board has embraced a culture of rotation guiding our Board and committee refreshment, and the Board has appointed two new trustees in the last year.
•The Board has share ownership guidelines for trustees and executive officers.
•The Company has an anti-hedging and anti-pledging policy.
•The Company has adopted an executive compensation clawback policy.
•Board, Committee and trustee performance evaluations are performed annually.
•The Board and Committees are responsible for risk oversight.
•The Nominating/Company Governance Committee is responsible for oversight of the Company’s environmental, social and sustainability responsibilities and strategies.
•Shareholders are permitted to make amendments to the Bylaws.
•The Board is not classified and each trustee is subject to reelection at each annual meeting of the shareholders.
•Our trustees attended at least 98% of the meetings of the Board and meetings of the Committees on which they served during the 2024 fiscal year.
•Each of our trustees attended the Company’s 2024 Annual Meeting of Shareholders.
Financial Highlights:
The following are financial highlights of 2024:
•Total revenue was $698.1 million for 2024 compared to $705.7 million for 2023. (1)
•Net income available to common shareholders for 2024 was $121.9 million, or $1.60 per diluted common share, compared to net income available to common shareholders of $148.9 million, or $1.97 per diluted common share, for 2023.(1)
•Funds from operations (“FFO”) (a non-GAAP financial measure) for 2024 was $360.3 million, or $4.70 per diluted common share, compared to $394.6 million, or $5.15 per diluted common share, for 2023. (1)(2)
•FFO as adjusted (a non-GAAP financial measure) for 2024 was $373.9 million, or $4.87 per diluted common share, compared to $397.2 million, or $5.18 per diluted common share, for 2023, representing a (6.0)% decrease in per share results.(1)(2)
•During 2024, our investment spending totaled $263.9 million and at December 31, 2024, we had committed an additional approximately $150.0 million for experiential development and redevelopment projects.
•During 2024, we increased our monthly cash dividend by 3.6% to $0.285 per common share.
•We maintained our net debt to gross assets at 40% at December 31, 2024.(2)
•We amended our revolving credit facility that among other things (i) extended the maturity date; (ii) generally reduced the interest rate payable on outstanding loans; (iii) eliminated the tangible net worth

2025 Proxy Statement	Page 4

covenant; (iv) modified the secured debt to total assets financial covenant to permit increased secured debt if the Company so elects; and (v) modified and simplified the capitalization rates used to value assets under the facility.
(1)Each of these measures includes out-of-period deferral rent and interest collection of $0.6 million and $36.4 million for the years ended December 31, 2024 and 2023, respectively.
(2)Non-GAAP financial measures are included in this proxy statement to provide context regarding the relationship between pay and performance. For more information regarding these non-GAAP financial measures and for a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, see “Non-GAAP Financial Measures” on pages 50 through 55 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Executive Compensation Highlights:
Our Compensation and Human Capital Committee, which we refer to in this Proxy Statement as our Compensation Committee, has designed our executive compensation program to attract and retain quality executives by aligning our executives’ interests with those of our shareholders, motivating our executives to achieve superior performance, and rewarding them for such performance, with the overarching goal of maximizing long-term shareholder value. These key principles are reflected in the specific goals of our executive compensation program:

Align our Executives’ Interests with our Shareholders’ Interests	Motivate and Reward Superior Performance

•  Reward executives for performance on measures designed to preserve or increase shareholder value
•  Use equity-based incentives to ensure that executives focus on business objectives that preserve and build shareholder value

•  Create a balanced and competitive compensation program utilizing base salary, annual incentives, long-term equity-based incentive compensation, and other benefits
•  Emphasize variable performance-based compensation

2025 Proxy Statement	Page 5

To accomplish these goals, our executive compensation program emphasizes performance-based incentive compensation under our annual incentive program and long-term incentive plan payable primarily through equity grants, all of which are considered at-risk. Some of the compensation “best practices” we employ in furtherance of our philosophy include:

What We Do	What We Don’t Do
✓The majority of total compensation is at-risk and tied to performance (i.e., not guaranteed); fixed salaries comprise a modest portion of each NEO’s overall compensation opportunity
✓We enhance executive officer retention with time-based, multi-year vesting schedules for certain equity incentive awards
✓ To set variable pay, we establish performance goals for management, assess performance against these goals and compare our performance on key metrics against other comparable triple-net lease REITs
✓ Multi-year, long-term incentive equity awards use relative TSR as principal metrics
✓ We have share ownership guidelines for our executives and trustees
✓ We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees
✓ We incentivize executives to elect to receive annual incentive awards in the form of nonvested, restricted common shares instead of cash by valuing the equity award at a premium, further aligning their interests with shareholders
✓ All of our executive officers are subject to an executive compensation clawback policy

✗ We do not provide our executives and will not provide any new executives with tax gross-ups with respect to payments made in connection with a change of control
✗ We do not allow hedging or pledging of Company securities
✗ We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; annual incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts
✗We do not allow for repricing of common share options
✗ We do not provide excessive perquisites; our perquisites are market competitive to incent executive retention

Corporate Responsibility Highlights:
We strive to operate in a socially responsible and ethical manner. Our Company’s core values both distinguish us and guide our business activities. We foster honesty and respect among our associates, offer programs aimed at improving the lives of our staff, are committed to using resources in an environmentally conscious way, support the communities in which we work and uphold our corporate responsibilities for the benefit of our shareholders. Our Nominating/Company Governance Committee is specifically tasked under its committee charter with overseeing the Company’s strategy on corporate social responsibility and sustainability, including developing and recommending to the Board for approval policies and procedures relating to the Company’s corporate social responsibility and sustainability activities and periodically reviewing relevant developments in the space such as new legislation and regulations. During 2024, we published our third annual Corporate Responsibility Report, which is available at https://eprkc.com/corporate-responsibility/.

Environmental Responsibility Highlights:
•Triple-Net Properties: Most of our properties are leased to tenants under long-term triple net leases, giving us limited control of their emissions and sustainability practices and limited visibility to our tenants’ sustainability data. Nevertheless, we are focused on working alongside and empowering our tenants in a collective effort to implement specific practices and energy conservation measures, by providing informational resources and assistance where appropriate and employing green lease language where possible.

2025 Proxy Statement	Page 6

•Landlord-Controlled Properties: At our landlord-controlled properties, we provide recycling programs and monitor benchmarks for all landlord-paid utilities and available tenant utility data, where feasible. We also identify low-cost measures, analyze capital improvements and evaluate technologies that reduce greenhouse gas (GHG) emissions and enhance building performance and resilience.
•ESG Acquisition Due Diligence: We conduct extensive environmental due diligence on potential acquisitions as part of our underwriting process to determine if there are any recognized environmental conditions that affect our properties. As a part of this process, we utilize tools such as Moody’s Climate on Demand to assess the exposure of our properties to chronic and acute hazards posed by climate change over the short-, medium- and long-term.
•Climate Preparedness: To further support our climate preparedness, we conduct periodic, location-specific regulatory analyses to assess asset eligibility and compliance with existing or emerging regulations and reporting requirements. In 2024, we also completed our first fulsome Scope 1 and 2 GHG inventory to help quantify and baseline our Company’s impact on emissions.
•Our Corporate Headquarters: In an effort to reduce and ultimately eliminate single-use plastic waste in our corporate headquarters, we discontinued plastic water bottles and provide reusable silverware, drinkware and dinnerware. Our additional waste diversion strategies focus on recycling ink cartridges and aluminum, decreasing paper waste by encouraging employees to use paperless options and donating used office equipment and electronics. When replacing or installing new lighting or office equipment, we strive to use energy-efficient LED lighting and IT equipment wherever possible.
•Associate Transportation: We encourage our associates to seek out ways to decrease their daily environmental impact by walking or using mass transit. In addition, bike parking areas and electric car charging spaces are available within our corporate headquarters’ complex.

Social Responsibility Highlights:
•Associate Well-Being & Development: Our benefits include competitive base pay, performance-based restricted share awards and a 401(k) with a robust company match. We support our associates’ physical and mental health through paid parental leave, industry-leading health care benefits, unlimited sick leave, flexible paid time off and employee assistance programs. We offer yearly wellness reimbursements, an on-site fitness center and fully stocked kitchens. We provide opportunities for our associates to learn and thrive as professionals, including educational reimbursement, mentorship, executive coaching and ongoing professional development.
•EPR Impact: Our Company’s charitable giving program, EPR Impact, is a key cornerstone of our social responsibility. EPR Impact’s annual budget includes a pool of funds to support employee-directed contributions to nonprofit organizations where an employee is personally involved. We match employee contributions annually up to a given amount for contributions from their personal funds to nonprofit organizations. We also offer 16 hours of paid volunteer time, giving employees the chance to volunteer together during work hours and on dedicated days of service. In 2024, our staff volunteered for 323 hours through EPR Impact, donating $331,000 and 661 items to 130 different charities in Kansas City and beyond.
•Inclusion and Belonging: Our key human capital objectives are to attract, retain and develop the highest quality talent to ensure that we have the right talent, in the right place, at the right time. We work to ensure our culture is evolving and inclusive and believe in building teams with a mix of backgrounds and experiences that reflect the life experiences of our customers and the ultimate consumers of our customers' services.
•Safety: We believe that a safe and secure work environment is critical to the success of our business and encourage employee input and ongoing education about safety and security issues to protect those in our corporate office and hold vendors and consultants accountable to our standards.
•Human Rights: Our Board has adopted a Human Rights Policy that addresses our commitment to equality and inclusion, a safe and healthy workplace, workplace security, and other rights and protections relating to labor and the workplace.

2025 Proxy Statement	Page 7

•Cybersecurity: Our policies and procedures embrace best practices for cybersecurity. Third-party vendors complement our processes by conducting independent cybersecurity testing and suggesting future enhancements.
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
Why am I receiving these materials?
We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting, which will take place on Tuesday May 6, 2025. As a shareholder, you are invited to attend the Annual Meeting and vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.
What is included in the proxy materials?
The proxy materials include:
•The Notice of Internet Availability of Proxy Materials (the “Notice”);
•This Proxy Statement for the Annual Meeting; and
•Our 2024 annual report to shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”).
If you received a printed copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting.
What am I voting on?
Our Board of Trustees (also referred to herein as the “Board”) is soliciting your vote for:
•The election of Peter C. Brown, William P. Brown, John P. Case III, James B. Connor, Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, John Peter Suarez, Lisa G. Trimberger and Caixia Y. Ziegler as trustees to serve for a one-year term (Proposal No. 1);
•The approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (the “say-on-pay” vote) (Proposal No. 2);
•The approval of amendments to the EPR Properties 2016 Equity Incentive Plan (the "2016 Equity Incentive Plan"), including an increase to the number of authorized shares issuable under the plan (Proposal No. 3); and
•The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025 (Proposal No. 4).
What are the Board’s recommendations?
The Board recommends you vote:
•“FOR” the election of Peter C. Brown, William P. Brown, John P. Case III, James B. Connor, Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, John Peter Suarez, Lisa G. Trimberger and Caixia Y. Ziegler as trustees to serve for a one-year term (Proposal No. 1);
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (Proposal No. 2);
•“FOR” the approval of amendments to our 2016 Equity Incentive Plan, including an increase to the number of authorized shares issuable under the plan (Proposal No. 3); and
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025 (Proposal No. 4).

2025 Proxy Statement	Page 8

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (referred to herein as the “Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
If I share an address with another shareholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call us at the following address and telephone number:
EPR Properties
Attention: Secretary
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(816) 472-1700
Shareholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:
•View on the Internet the Company’s proxy materials for the Annual Meeting; and
•Instruct the Company to send future proxy materials to you by email.
Our proxy materials are also available on the Internet at www.envisionreports.com/EPR.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is entitled to vote at the meeting?
Holders of record of our common shares at the close of business on March 12, 2025 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote their common shares held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 76,064,573 common shares of the Company were outstanding.
How many votes do I have?
On each matter presented at the Annual Meeting, you are entitled to one vote for each common share owned by you at the close of business on the Record Date.

2025 Proxy Statement	Page 9

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.
If I am a shareholder of record of the Company’s shares, how do I vote?
There are four ways to vote:
•In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.
•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
There are four ways to vote:
•In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares. Please contact your broker, bank or other nominee for instructions regarding obtaining a legal proxy.
•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the vote instruction form.
•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common shares outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to proceed. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

2025 Proxy Statement	Page 10

What happens if I do not give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you:
•Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•Sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025 (Proposal No. 4) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.
The election of trustees (Proposal No. 1), the say-on-pay vote (Proposal No. 2) and approval of amendments to our 2016 Equity Incentive Plan, including an increase to the number of authorized shares issuable under the plan (Proposal No. 3), are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal Nos. 1, 2 and 3.
How many votes are needed to approve each item?
We have adopted a majority vote standard for the election of trustees in uncontested elections. The affirmative vote of a majority of votes cast at the Annual Meeting is required for the election of trustees (Proposal No. 1). This means that the number of shares voted “FOR” each trustee nominee must exceed the number of votes “AGAINST” that trustee nominee in order for that nominee to be elected.
The affirmative vote of a majority of votes cast at the Annual Meeting is required to: (i) approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in these materials (Proposal No. 2); (ii) approve the amendments to our 2016 Equity Incentive Plan, including an increase to the number of authorized shares issuable under the plan (Proposal No. 3); and (iii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025 (Proposal No. 4). This means that the number of shares voted “FOR” each proposal must exceed the number of votes “AGAINST” that proposal in order for that proposal to be approved.
How are abstentions and broker non-votes counted?
Abstentions and broker non-votes will be counted to determine whether there is a quorum present. Each trustee nominee is elected by the affirmative vote of a majority of the votes cast for the election of that trustee nominee at the Annual Meeting. Only votes “FOR” or “AGAINST” with respect to each trustee nominee are counted as votes cast. Abstentions and broker non-votes are not counted as votes cast and will be entirely excluded from the vote and will have no effect on its outcome.
The proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in these materials (Proposal No. 2), the proposal to approve amendments to our 2016 Equity Incentive Plan, including an increase to the number of authorized shares issuable under the plan (Proposal No. 3), and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting

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firm for 2025 (Proposal No. 4) each require the affirmative vote of a majority of the votes cast for that proposal at the Annual Meeting. Only votes “FOR” or “AGAINST” each proposal are counted as votes cast. Abstentions and broker non-votes are not counted as votes cast and will be entirely excluded from the vote and will have no effect on its outcome.
What is the effect of an advisory vote?
The vote of the shareholders regarding the compensation of our named executive officers as disclosed in these materials (Proposal No. 2) is an advisory vote, and the results will not be binding on the Board of Trustees or the Company. However, the Board and the Compensation Committee, which is comprised of independent trustees, will consider the outcome of the votes when making future executive compensation decisions.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary a written notice of revocation prior to the Annual Meeting.
Does the Company have a policy for confidential voting?
We have a confidential voting policy. Your proxy will be kept confidential and will not be disclosed to third parties, other than our inspector of election and personnel involved in processing the proxy instructions, ballots and voting tabulations, except where disclosure is mandated by law and in other limited circumstances.
Where can I find the voting results of the Annual Meeting?
The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K or quarterly report on Form 10-Q filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

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COMPANY GOVERNANCE
Proposal No. 1 – Election of Trustees

What are you voting on?
The Board has nominated Peter C. Brown, William P. Brown, John P. Case III, James B. Connor, Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, John Peter Suarez, Lisa G. Trimberger and Caixia Y. Ziegler to serve as trustees for terms expiring at the next annual meeting of shareholders or until their successors are duly elected and qualified.

The Board of Trustees currently consists of ten members. The nominees, Messrs. Peter C. Brown, William P. Brown, Case, Connor, Silvers and Suarez and Mses. Shanks, Sterneck, Trimberger and Ziegler have been nominated upon the recommendation of the Nominating/Company Governance Committee, which is comprised solely of independent trustees. Each of the nominees is currently serving as a trustee of the Company. If they are elected, each of the nominees will continue to serve for terms expiring at the next annual meeting of shareholders or until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them in accordance with the shareholder’s instruction or, if no instruction is made, for the election of the Board’s nominees for trustee.

Vote Required
Each trustee nominee who receives a majority of the votes cast in favor of such trustee nominee’s election (i.e., the number of shares voted “FOR” a trustee nominee must exceed the number of shares “AGAINST” from that trustee nominee, excluding abstentions and broker non-votes) will be elected a trustee, in an uncontested election.
The Company’s Trustee Resignation Policy provides that any trustee nominee who does not receive a majority of votes cast in favor of such trustee nominee’s election must promptly tender his or her irrevocable resignation to the Company’s Board, subject only to the condition that the Board accept the resignation. The Board and the Nominating/Company Governance Committee must consider and act on the resignation, as more fully described under “Additional Information Concerning the Board of Trustees – Mandatory Trustee Resignation Policy.”

Your Board recommends a vote “FOR” the election of Peter C. Brown, William P. Brown, John P. Case III, James B. Connor, Virginia E. Shanks, Gregory K. Silvers, Robin P. Sterneck, John Peter Suarez, Lisa G. Trimberger and Caixia Y. Ziegler as trustees.

Below is a brief description of the background and principal occupation of each of the ten individuals nominated for election as trustees.

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Trustee Nominees
(Serving and Nominated for a Term Expiring at the 2025 Annual Meeting)

Peter C. Brown	Trustee since: 2010 and Nominee	Age: 66	Independent
Mr. Brown is Chairman of Grassmere Partners, LLC, a private investment firm. Prior to founding Grassmere Partners, Mr. Brown served as Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc., one of the world’s leading theatrical exhibition and entertainment companies, from July 1999 until his retirement in February 2009. He joined AMC in 1990 and served as AMC’s President from January 1997 to July 1999, and Senior Vice President and Chief Financial Officer from 1991 to 1997. Mr. Brown served as the non-executive Chairman of the Board of Trustees of the Company from 1997 to 2003. Mr. Brown currently serves on the board of directors and audit and finance committees of Lumen Technologies, Inc., a NYSE-listed global communications and technology company that delivers a platform for applications and data to consumers, businesses, governments and communities. He also serves on the board of directors and audit, compensation and nominating committees of Cinedigm Corp., a NASDAQ-listed provider of premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. Mr. Brown has also previously served on the boards of National CineMedia, Inc., Midway Games, Inc., LabOne, Inc., Protection One, Inc. and CEC Entertainment, Inc. Mr. Brown is a graduate of the University of Kansas.

William P. Brown	Trustee since: 2024 and Nominee	Age: 65	Independent
William P. (Liam) Brown has served as Group President, United States and Canada of Marriott International, Inc. ("Marriott") since January 2021, and in that role is responsible for developing and managing Marriott's portfolio in the region. Prior to this role, Mr. Brown served as the President and Managing Director of Europe of Marriott from 2018 to 2019, followed by Group President of Europe, Middle East & Africa of Marriott in 2020. Mr. Brown joined Marriott in 1989 and served as President for Franchising, Owner Services and Managed by Marriott Select Brands, North America from 2012 to 2018. Other key positions previously held by Mr. Brown with Marriott include Chief Operations Officer for the Americas for Select Service & Extended Stay Lodging and Owner & Franchise Services, as well as Senior Vice President and Executive Vice President of Development for Marriott’s Select Service & Extended Stay lodging products. Mr. Brown also serves on the Executive Committee of the American Hotel and Lodging Association. He holds a Hotel Diploma and Business Degree from the Dublin Institute of Technology, Trinity College and earned his Master of Business Administration from the Robert H. Smith School of Management at the University of Maryland.

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John P. Case III	Trustee since: 2023 and Nominee	Age: 61	Independent

Mr. Case was a Partner and Senior Advisor for Ares Net Lease on a part time basis from 2021 to 2023. Prior to joining Ares in 2021, Mr. Case served as the Chief Executive Officer, President and Director of Realty Income Corporation (an S&P 500 company), beginning in 2013. He served as Executive Vice President, Chief Investment Officer of Realty Income Corporation from 2010 to 2013. Additionally, Mr. Case served on the Board of Directors of Duke Realty Corporation from 2018 to 2022 before it was acquired by Prologis, Inc. He has served on the Executive Board of the National Association of Real Estate Investment Trusts as well as on The Real Estate Roundtable. Prior to joining Realty Income, Mr. Case served for 19 years as a New York-based real estate investment banker. He began his investment banking career at Merrill Lynch, where he worked for 14 years, and was named a Managing Director in 2000. Following his tenure at Merrill Lynch, Mr. Case was co-head of Americas Real Estate Investment Banking at UBS and later the co-head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee. During Mr. Case’s investment banking career, he was responsible for more than $100 billion in real estate capital markets and advisory transactions. Mr. Case currently serves on the Board of Trustees of Washington and Lee University. Mr. Case holds a B.A. from Washington and Lee University in Economics and an M.B.A. from the University of Virginia Darden School of Business.

James B. Connor	Trustee since: 2019 and Nominee	Age: 66	Independent
Mr. Connor was the Chairman, Chief Executive Officer and a member of the Board of Directors of Duke Realty Corporation before it was acquired by Prologis, Inc. in 2022. Prior to being named Chairman and Chief Executive Officer, Mr. Connor held various senior management positions with Duke Realty Corporation, including President and Chief Executive Officer from January 1, 2016 through April 25, 2017, Senior Executive Vice President and Chief Operating Officer from 2013 to 2015, Senior Regional Executive Vice President from 2011 to 2013, and Executive Vice President Midwest region from 2003 to 2010. Prior to joining Duke Realty Corporation in 1998, Mr. Connor held numerous executive and brokerage positions with Cushman & Wakefield, most recently serving as Senior Managing Director for the Midwest area. Mr. Connor currently serves on the boards of Prologis, Inc., a NYSE listed real estate investment trust that owns, operates and develops logistics real estate around the world, and Healthpeak Properties, Inc., a NYSE listed real estate investment trust that owns, operates and develops high quality healthcare real estate. Mr. Connor also serves as a Trustee for Roosevelt University in Chicago. Mr. Connor has a Bachelor’s Degree in Business Administration and Real Estate Finance from Western Illinois University.

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Virginia E. Shanks	Trustee since: 2019 and Nominee	Age: 64	Lead Independent Trustee

Ms. Shanks served as a Strategic Advisor for Penn National Gaming, Inc., a NASDAQ-listed casino entertainment company (“Penn National”), from October 2018 until January 2020. She previously served as Executive Vice President and Chief Administrative Officer of Pinnacle Entertainment, Inc. (“Pinnacle”), a casino entertainment company, from July 2013 until October 15, 2018 when Pinnacle merged with Penn National. From October 2010 to June 2013, Ms. Shanks served as Executive Vice President and Chief Marketing Officer of Pinnacle. Prior to joining Pinnacle, she was Chief Marketing Officer for Multimedia Games Inc. from 2008 to 2010. Prior to 2008, Ms. Shanks held senior executive positions for more than 25 years at the property, division and corporate levels of Caesars Entertainment Corp., including Senior Vice President of Brand Management. Ms. Shanks serves on the board of directors, serves as the Chair of the finance committee and is a member of the compensation and innovation committees of Altria Group, Inc., a NYSE-listed producer and marketer of tobacco, cigarettes and related products. Ms. Shanks also serves on the board of directors, the audit committee, and the compensation and compliance committees of Light & Wonder, Inc., a NASDAQ-listed global leader in cross-platform games and entertainment. Ms. Shanks received a B.S. from the University of Nevada.

Gregory K. Silvers	Trustee since: 2015 and Nominee	Age: 61
Mr. Silvers was appointed as our Chairman in May 2022 and as our Chief Executive Officer and President in February 2015. Prior to being appointed as our Chief Executive Officer and President, Mr. Silvers served as our Executive Vice President since February 2012, Chief Operating Officer since 2006 and Chief Development Officer since 2001. Mr. Silvers previously served as our Vice President from 1998 until February 2012 and as our Secretary and General Counsel from 1998 until October 2012. From 1994 to 1998, he practiced with the law firm of Stinson LLP specializing in real estate law. Mr. Silvers received his J.D. in 1994 from the University of Kansas.

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Robin P. Sterneck	Trustee since: 2013 and Nominee	Age: 67	Independent
Ms. Sterneck runs her own company, Highland Birch Group, a private business consulting firm, and splits her time as co-owner with Sterneck Capital Management, LLC. Prior to founding Highland Birch Group, Ms. Sterneck served in various capacities at Swiss Reinsurance (“Swiss Re”), a leading wholesale provider of reinsurance, insurance and other insurance-based forms of risk transfer, including serving as Managing Director, Head of Global Talent from January 2009 until her retirement in September 2009, and as Managing Director, Head of Commercial Insurance from 2006 until 2009. Ms. Sterneck joined Swiss Re upon its acquisition of GE Insurance Solutions in 2006. Prior to the acquisition, Ms. Sterneck served in a number of positions at GE Insurance Solutions beginning in 1999, including Head of the Commercial Insurance Division, a member of the Executive Leadership Team and a Global Marketing Leader. She also served as Senior Vice President of GE Capital from 1996 until 2006, and she previously held a number of positions with various subsidiaries of General Electric Co. (“GE”). Prior to joining GE in 1996, Ms. Sterneck spent 15 years in investment banking and public finance, including serving as Managing Director of Public Finance for Clayton Brown & Associates and as Senior Vice President for Shearson Lehman Brothers. Ms. Sterneck currently serves as Co-Chair of the Kansas City Chapter of the Women Corporate Directors Foundation and has served on numerous non-profit and private company boards. She has been a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence and leading boardroom practices. Ms. Sterneck received a B.S. in Science from Trinity College of Vermont and an M.B.A. from Tulane University.

John Peter Suarez	Trustee since: 2025 and Nominee	Age: 61	Independent
John Peter “JP” Suarez served as the Executive Vice President, Regional Chief Executive Officer and Chief Administration Officer, Interim CEO Walmart Canada and as a member of the Executive Committee of Walmart International, leading a team of more than 2,000 employees, from 2018 until his retirement in 2023. From 2015 to 2018, he served as Executive Vice President and President of the Realty Division at Walmart Inc. and held a variety of other executive positions since joining Walmart Inc. in 2004, including Senior Vice President, Realty, Construction, and Strategy; Senior Vice President, Business Development, Walmart International; Senior Vice President and General Counsel, Walmart International; Senior Vice President, Chief Compliance Officer; Senior Vice President, Asset Protection and Vice President and General Counsel, SAM'S Club. Earlier in his career, he was nominated by President Bush and confirmed by the U.S. Senate to serve as the U.S. Environmental Protection Agency Assistant Administrator, Office of Enforcement and Compliance Assurance. Mr. Suarez also served as the Director of the Division of Gaming Enforcement in New Jersey, and was also an Assistant U.S. Attorney for the District of New Jersey. Mr. Suarez currently serves as a member of the ICSC Board of Trustees and sits on the Executive Board and was recently selected as Vice Chair. He is a member of the Board of Directors and Audit Committee of Brixmor Property Group, an NYSE-listed real estate investment trust that owns and operates a national portfolio of open-air shopping centers. He previously served on the Board of Directors and Audit Committee and was the Chair of the Social and Ethics Committee of Massmart, Inc., a South African retail and wholesale group and formerly JSE-listed subsidiary of Walmart. Mr. Suarez received a B.A. from Tufts University and a J.D. from the University of Pennsylvania Law School.

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Lisa G. Trimberger	Trustee since: 2022 and Nominee	Age: 64	Independent
Ms. Trimberger is a principal and co-owner of a private investment company, Mack Capital Investments LLC. Ms. Trimberger retired as an audit partner of Deloitte & Touche LLP in 2014 after 31 years with the firm. As a lead client service and audit partner, Ms. Trimberger audited and consulted with the management and boards of publicly traded companies, including real estate investment trusts, and worked on significant corporate transactions and control and risk-assessment matters. During her tenure at Deloitte & Touche LLP, Ms. Trimberger served as co-chair of the Nominating Committee of the Board of Directors and as a leader of the firm’s National Women’s Initiative for the development and retention of women professionals. She currently serves on the board, as chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee of COPT Defense Properties (NYSE: CDP) that owns, manages, leases, develops and acquires office and data center shell properties. She also serves on the board, as chair of the Audit Committee and a member of the Remuneration Committee of Luxfer Holdings PLC (NYSE: LXFR), a global industrial company in highly-engineered advanced materials. Ms. Trimberger is a member of the NACD and the National Association of Real Estate Investment Trusts. She is an NACD Board Leadership Fellow and earned the CERT Certificate in Cybersecurity Oversight as developed by NACD, Ridge Global and Carnegie Mellon University’s CERT division. Ms. Trimberger has also completed the Women’s Director Development Executive Program at J.L. Kellogg School of Management of Northwestern University. Ms. Trimberger holds a B.S. degree in Accounting from St. Cloud State University and is a certified public accountant.

Caixia Y. Ziegler	Trustee since: 2022 and Nominee	Age: 52	Independent
Ms. Ziegler has been the Managing Director of Real Assets and Sustainable Investments at The John D. and Catherine T. MacArthur Foundation (the “MacArthur Foundation”) since 2022 and prior to 2022 as Managing Director of Real Assets since 2017. Prior to joining the MacArthur Foundation, she was Head of Real Estate at the Ford Foundation between 2014 and 2017. Between 2004 and 2014, she held investment management positions at the National Railroad Retirement Investment Trust (“NRRIT”), including Director of Global Real Assets. Prior to joining NRRIT, she spent six years with United Technologies Corporation in various treasury, finance and investment positions. During her career, she committed over $3 billion of capital in private equity real estate partnerships across geography and property sectors. She has served on numerous Limited Partner Advisory Committees and worked with General Partners on governance, conflicts of interest and succession planning issues. She is a past Board member of the Pension Real Estate Association, a current member of the Limited Partner Advisory Council of SEO, and serves on the Limited Partner Advisory Committee of various private equity real estate funds. Ms. Ziegler holds a Bachelor’s degree in International Business from Xiamen University and an MBA from Wake Forest University.

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The Nominating/Company Governance Committee has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities.
The following table summarizes certain key characteristics of the Company’s business and the associated qualifications, attributes, skills and experience that the Nominating/Company Governance Committee believes should be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills and Experience

The Company’s business involves complex financial transactions and accounting issues.	•High level of financial literacy. •Relevant CEO/President experience. •Relevant CFO/COO experience.

Real estate investment and development is the core focus of the Company’s business.	•Extensive knowledge of the real estate industry.

The Company’s business involves the acquisition and development of experiential real estate, including theatres, eat & play, ski, attractions, experiential lodging, gaming, fitness & wellness, cultural and live venues.

•Extensive knowledge of the experiential industry, including one or more of the following categories: theatres, eat & play, ski, attractions, experiential lodging, gaming, fitness & wellness, cultural, and live venues.

The Company’s business involves accessing the capital markets on a regular basis.	•Extensive knowledge of public debt and equity markets. •Extensive knowledge of credit markets.

The Company is growing and plans to continue expanding investments to address new and developing trends in experiential real estate.
•Skills dealing with diversity of race, ethnicity, gender, age, cultural background or professional experience.
•Extensive knowledge of strategic planning and organizational design.
•Specific in-depth knowledge of consumer discretionary industries.
•Extensive knowledge of human capital management.

The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	•Risk oversight/management expertise.

The Company must comply with complex regulatory requirements and is committed to strong and transparent corporate governance practices.	•Independence. •Extensive knowledge of public company corporate governance matters. •Legal or regulatory experience.

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Set forth below is a chart listing each of the specific qualifications, attributes, skills and experiences discussed above. While we look to each trustee to be knowledgeable in these areas, an “X” in the chart indicates the specific qualification, attribute, skill or experience that each trustee brings to the Board. The lack of an “X” for a particular item does not mean that the trustee does not possess that qualification, attribute, skill or experience.

Qualifications, Attributes, Skills and Experience	Peter C. Brown	William P. Brown	John P. Case III	James B. Connor	Virginia E. Shanks	Gregory K. Silvers	Robin P. Sterneck	John Peter Suarez	Lisa G. Trimberger	Caixia Y. Ziegler
High level of financial literacy	X	X	X	X	X	X	X	X	X	X
Relevant CEO/President experience	X	X	X	X		X		X
Relevant CFO/COO experience	X	X		X		X	X
Extensive knowledge of the real estate industry	X	X	X	X		X		X	X	X
Extensive knowledge of the experiential industry, including one or more of the following categories: theatres, eat & play, ski, attractions, experiential lodging, gaming, fitness & wellness, cultural, and live venues	X	X	X		X	X		X		X
Extensive knowledge of public debt and equity markets	X	X	X	X		X	X			X
Extensive knowledge of credit markets	X		X	X		X
Skills dealing with diversity of race, ethnicity, gender, age, cultural background or professional experience	X	X	X	X	X	X	X	X	X	X
Extensive knowledge of strategic planning and organizational design	X	X	X	X	X	X	X	X
Exposure to, or specific in-depth knowledge of, consumer discretionary industries	X	X			X			X
Risk oversight/management expertise	X	X	X	X	X	X	X	X	X	X
Independence	X	X	X	X	X		X	X	X	X
Extensive knowledge of public company corporate governance matters	X	X	X	X	X	X	X	X	X
Extensive knowledge of human capital management		X	X				X	X
Legal or regulatory experience		X			X	X	X	X
The Nominating/Company Governance Committee and the Board have evaluated the specific experience, qualifications, attributes, and skills of each nominee and trustee to determine that such person should serve as a trustee of the Company at this time. In doing so, the Nominating/Company Governance Committee and the Board focused primarily on the credentials described above.
Particular consideration was given to the many years of experience each nominee and trustee has in real estate, finance and the entertainment, recreation and education businesses, and the diversity of experience, background and other relevant distinctions among the trustees. The Nominating/Company Governance

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Committee and the Board believe that such experience and diversity are vital in order to quickly identify, understand, and address new trends, challenges, and opportunities for the Company.
The Nominating/Company Governance Committee and the Board also recognized the value of participation by each of the current members of the Board in the NACD, and particularly their access to NACD resources, presentations and updates regarding company governance, executive compensation, risk oversight and strategic planning. The Nominating/Company Governance Committee and the Board believe that these resources ensure that our trustees are fully informed of current issues and best governance practices.
Each of Messrs. Peter C. Brown, William P. Brown, Case, Connor, Silvers and Suarez and Mses. Shanks, Sterneck, Trimberger and Ziegler has consented to serve on the Board of Trustees. If any nominee should become unavailable to serve as a trustee, the Board of Trustees or the Nominating/Company Governance Committee may designate a substitute nominee or may elect to keep the vacancy unfilled. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Trustees or the Nominating/Company Governance Committee.
ADDITIONAL INFORMATION CONCERNING THE BOARD OF TRUSTEES
Our Board of Trustees is committed to effective company governance. We have adopted Company Governance Guidelines, Independence Standards for Trustees and a Code of Business Conduct and Ethics for all officers, employees and trustees. Those documents and the charters of our Audit Committee, Nominating/Company Governance Committee and Compensation Committee may be found on the Company Governance page within the Corporate Responsibility section of our website at www.eprkc.com and are available in print to any shareholder or interested party who requests them. Requests for printed copies of our Company Governance Guidelines, Independence Standards for Trustees, Code of Business Conduct and Ethics or any charters of our Board committees should be submitted in writing to the Secretary of the Company at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106.
Company Governance Guidelines and Code of Business Conduct and Ethics
Our Company Governance Guidelines address a number of topics, including the role and responsibilities of our Board, the qualifications of independent trustees, the ability of shareholders and interested parties to communicate directly with the independent trustees, Board committees, appointment of a Lead Independent Trustee when the offices of Chairman and Chief Executive Officer are combined, trustee compensation, and management succession. Our Nominating/Company Governance Committee reviews our Company Governance Guidelines on a periodic basis to ensure their continued effectiveness.
We have also adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and all other officers, employees and trustees. We intend to disclose any changes in or waivers from our Code of Business Conduct and Ethics by posting such information on our website or by filing a Form 8-K with the SEC.
Trustee Independence
Our Company Governance Guidelines and the NYSE’s governance rules require that a majority of our trustees be independent. To qualify as independent for this purpose, our Board must affirmatively determine that a trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). To assist our Board in making this determination, the Board has used our Independence Standards for Trustees as categorical standards to evaluate the independence of our independent trustees. Using those standards, the Board reviewed the independence of each of our trustees and trustee nominees. Based upon that review, the Board has affirmatively determined that each of our trustees and trustee nominees, except Mr. Silvers, has no material relationship with the Company and is thus independent in accordance with our Company Governance Guidelines and NYSE rules.
The following is a summary of our Independence Standards for Trustees. For a complete description of those standards, please review our Independence Standards for Trustees on the Company Governance page within the Corporate Responsibility section of our website at www.eprkc.com.

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•A trustee is not independent if:
•The trustee is, or has been within the last three years, an employee of the Company, or an immediate family member of the trustee is, or has been within the last three years, an executive officer of the Company,
•The trustee has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pensions or other forms of deferred compensation (provided such compensation is not contingent on future service),
•(A) The trustee or an immediate family member is a current partner of the firm that is our internal or external auditor, (B) the trustee is a current employee of such firm, (C) the trustee has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time,
•The trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves on that company’s compensation committee, or
•The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
•A person who is an executive officer or affiliate of an entity that provides non-advisory financial services such as lending, check clearing, maintaining customer accounts, stock brokerage services or custodial and cash management services to the Company or its affiliates may be determined by the Board of Trustees to be independent if the following conditions are satisfied:
•The entity does not provide financial advisory services to the Company,
•The annual interest and/or fees payable to the entity by the Company do not exceed the numerical limitation described above,
•Any loan provided by the entity is made in the ordinary course of business of the Company and the lender and does not represent the Company’s principal source of credit or liquidity,
•The trustee has no involvement in presenting, negotiating, underwriting, documenting or closing any such non-advisory financial services and is not compensated by the Company, the entity or any of its affiliates in connection with those services,
•The Board affirmatively determines that the terms of the non-advisory financial services are fair and reasonable and advantageous to the Company and no more favorable to the provider than generally available from other providers,
•The provider is a recognized financial institution, non-bank commercial lender or securities broker,
•The trustee abstains from voting as a trustee to approve the transaction, and
•All material facts related to the transaction and the relationship of the person to the provider are disclosed by the Company in its reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and proxy statement.
•No person who serves, or whose immediate family member serves, as a partner, member, executive officer or in a comparable position of any firm providing accounting, consulting, legal, investment banking or financial advisory services to the Company, or as a securities analyst covering the Company, will be considered independent until after the end of that relationship.
•No person who is, or who has an immediate family member who is, an officer, director, more than 5% shareholder, partner, member, attorney, consultant or affiliate of any tenant of the Company or any

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affiliate of such tenant will be considered independent until three years after the end of the tenancy or such relationship.
Mandatory Trustee Resignation Policy
The Company’s Trustee Resignation Policy provides that any trustee nominee who receives a greater number of votes “against” his or her election than votes “for” such election must promptly tender his or her written offer of resignation to the Board following certification of the shareholder vote from the meeting at which the election occurred. The policy applies only to uncontested elections of trustees, which is defined as any election in which the number of trustee nominees for election does not exceed the number of trustees to be elected. Once such a resignation is tendered, the Nominating/Company Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will then act on the tendered resignation, taking into account the recommendation of the Nominating/Company Governance Committee, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within ninety days from the date of the certification of the election results. The Nominating/Company Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate and relevant. The trustee who tenders his or her resignation is not permitted to participate in the proceedings of the Nominating/Company Governance Committee or the decision of the Board with respect to his or her resignation. If the Board accepts a trustee’s resignation, or if a non-incumbent nominee for trustee is not elected, then the Board may fill the vacant position or decrease the size of the Board in accordance with the Company’s Bylaws.
In addition, our Company Governance Guidelines provide that any trustee who experiences any significant change in their personal circumstances, including a change in their principal job or professional responsibilities, must submit a letter of resignation to the Board to be effective on acceptance by a majority of the disinterested members of the Board at a meeting thereof duly called and held.
Trustee Age Limit
Our Company Governance Guidelines provide that the Nominating/Company Governance Committee will not recommend for election to the Board any incumbent trustee who has turned, or prior to the Company’s next annual meeting of shareholders will turn, 75 years of age.
Frequency of Board Meetings
The Board of Trustees met six times in 2024. All trustees attended every meeting of the Board, except one trustee which was unable to attend one meeting of the Board. All trustees attended every meeting of the committees on which they served during 2024, except one trustee who was unable to attend one committee meeting. Our trustees discharge their responsibilities throughout the year, not only at Board of Trustees and committee meetings, but also through personal meetings, actions by unanimous written consent and communications with members of management and others regarding matters of interest and concern to the Company.
Executive Sessions
The independent trustees meet regularly in separate executive sessions without management. Ms. Shanks, as Lead Independent Trustee, serves as the presiding trustee during those sessions.
Shareholder Communications with the Board
Any shareholder or interested party is welcome to send a written communication to the non-management trustees about any matter of interest related to the Company. A shareholder or interested party may communicate with the non-management trustees by either sending a letter to our address listed on the cover page of this Proxy Statement, or by visiting the Corporate Governance page within the Corporate Responsibility section of our website at www.eprkc.com, clicking on the link under the heading “Anonymous Report,” and following the instructions for making a confidential submission. Such written or electronic communication will be forwarded directly to the non-management trustees and will not be screened by management. Shareholders may also make proposals and nominate candidates for trustee for consideration at any annual meeting in accordance with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions” below.

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Board Committees
The Board of Trustees has established an Audit Committee, a Nominating/Company Governance Committee and a Compensation Committee. Under our Company Governance Guidelines, members of the Audit Committee, Compensation Committee and Nominating/Company Governance Committee must satisfy the NYSE’s independence requirements in addition to certain requirements applicable specifically to the Audit Committee and Compensation Committee. Copies of the committee charters may be obtained by visiting the Company Governance page within the Corporate Responsibility section of our website at www.eprkc.com.
Audit Committee. The Board of Trustees has appointed an Audit Committee consisting of Messrs. Peter C. Brown, William P. Brown, Case and Suarez and Mses. Shanks and Trimberger. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. The committee members also meet the additional independence standards of Exchange Act Rule 10A-3. The Board of Trustees has determined that Messrs. Peter C. Brown, William P. Brown and Case and Ms. Trimberger are “audit committee financial experts,” as defined by the SEC rules, by virtue of their experience and positions held as described elsewhere in this proxy statement. Ms. Trimberger serves as the Chair of the Audit Committee. The committee met four times in 2024.
The primary responsibility of the Audit Committee is to assist the Board’s oversight of the quality and integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and registered independent public accounting firm and review of the Company’s annual budget.
The registered independent public accounting firm is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of management’s internal control over financial reporting and expressing an opinion on the effectiveness of its internal control over financial reporting.
The Audit Committee has sole authority to engage the independent registered public accounting firm to perform audit services (subject to shareholder ratification), audit-related services, tax services and permitted non-audit services and the authorization of the payment of fees therefor. The independent registered public accounting firm reports directly to the committee and is accountable to the committee.
The Audit Committee has adopted policies and procedures for the pre-approval of the performance of services by the independent registered public accounting firm on behalf of the Company. Those policies generally provide that:
•The performance by the firm of any audit services, audit-related services, tax services or other permitted non-audit services, and the related fees, must be specifically pre-approved by the committee or, in the absence of one or more of the committee members, a designated member of the committee;
•Pre-approvals must take into consideration, and be conducted in a manner that promotes, the effectiveness and independence of the firm; and
•Each particular service to be approved must be described in detail and be supported by detailed back-up documentation.
The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the 2025 consolidated financial statements and internal control over financial reporting for 2025, subject to shareholder ratification, and has engaged KPMG LLP to perform specific tax return preparation and compliance, tax consulting and tax planning services during 2025. See “Proposal No. 4: Ratification of Appointment of Independent Registered Public Accounting Firm.”
The Audit Committee does not itself prepare financial statements or perform audits, and its members are not accountants or certifiers of the Company’s financial statements. The members of the Audit Committee are not professionally engaged in the practice of accounting and may not be experts in the field of accounting or auditing, including accountant independence. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate. Unless an Audit Committee member has knowledge that makes reliance unwarranted, each Audit Committee member may

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rely without independent verification on the information provided to them and the representations made to them by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting policies, appropriate internal controls and procedures to ensure compliance with accounting standards and applicable laws and regulations, effective disclosure controls and procedures or effective internal controls over financial reporting. Furthermore, the Audit Committee’s considerations and discussions referred to above and in its charter do not assure that the audit of the Company’s financial statements has been carried out in accordance with the rules of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with generally accepted accounting principles, or that the accountants are in fact independent.
Nominating/Company Governance Committee. The Board of Trustees has appointed a Nominating/Company Governance Committee consisting of Messrs. Peter C. Brown, Connor and Suarez and Mses. Sterneck, Trimberger and Ziegler. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules.
The Nominating/Company Governance Committee carries out the responsibilities delegated by the Board relating to the Company’s corporate governance policies and trustee nominations process. The Nominating/Company Governance Committee is also specifically tasked under its committee charter with overseeing the Company’s corporate, environmental, social and sustainability responsibilities and strategies, including evaluating the impact of Company practices on communities and individuals, and developing and recommending to the Board for approval policies and procedures relating to the Company’s corporate social responsibility and sustainability activities.
The Nominating/Company Governance Committee will consider trustee candidates recommended by shareholders who comply with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions.” The Nominating/Company Governance Committee will evaluate nominees recommended in good faith by shareholders in the same manner and using the same criteria as applicable to the Nominating/Company Governance Committee’s own nominees, but may give greater weight to nominees recommended by holders of more than 5% of the Company’s outstanding common shares. In evaluating candidates for nomination to the Board, the Nominating/Company Governance Committee will review their backgrounds and areas of expertise, and may obtain the views of management, investment bankers and other interested parties. The Nominating/Company Governance Committee may engage third parties to assist in identifying and evaluating candidates. The Nominating/Company Governance Committee shall not be required to disclose the reason for accepting or rejecting any nominee.
The Nominating/Company Governance Committee has adopted guiding principles to provide direction for processes of Board development and succession, and clarity and transparency to our Board and shareholders regarding those processes. Board composition is guided by the following principles, which are focused on maintaining robust and effective governance:
•The Board should be composed of trustees who are highly engaged;
•In light of the rapidly changing environment in which we operate, the Board should include individuals with highly relevant professional experience;
•The Nominating/Company Governance Committee will reevaluate regularly those qualifications, attributes, skills and experiences that are beneficial to the Board based on our business characteristics and determine whether adjustments to the Board are indicated;
•Rather than setting specific limits for the overall length of time a trustee may serve, the Nominating/Company Governance Committee has established a culture of rotation, driven by open and honest individual evaluations, continuous assessments of the needs of the Board and clear communication of the Committee’s expectations; and
•After a trustee has served on the Board for 10 years, the Chairman of the Board and the Nominating/Company Governance Committee will review with the trustee a plan for future rotation, taking into account the qualifications, attributes, skills and experience such trustee possesses, the value of such trustee’s experience with, and understanding of, our history, policies and objectives, and other considerations determined to be beneficial to us.

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In nominating candidates for the Board, the Nominating/Company Governance Committee considers such factors as it deems appropriate, including a candidate’s judgment, skill, diversity, experience and commitment to good governance practices and the effective operation of the Board. The Nominating/Company Governance Committee may consider candidates recommended by management, but is not obligated to do so.
At a minimum, candidates for independent trustee, whether recommended by the Nominating/Company Governance Committee, shareholders or others, must meet the Company’s independence standards for trustees, be of high integrity and have sufficient business, industry, financial and/or professional qualifications, skills and experience to make a meaningful contribution to the Board. The Nominating/Company Governance Committee will endeavor to nominate candidates whose backgrounds and skills complement those of the other trustees and management and who have expertise, experience and/or relationships in one or more areas important to the Company’s business.
Mr. Connor serves as Chair of the Nominating/Company Governance Committee. The committee met three times in 2024.
Compensation and Human Capital Committee. The Board of Trustees has appointed a Compensation and Human Capital Committee, which we refer to in this Proxy Statement as the Compensation Committee, consisting of Messrs. William P. Brown, Case, Connor and Mses. Shanks, Sterneck and Ziegler. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. As required under our Company Governance Guidelines, members of the Compensation Committee each meet the definition of “non-employee director” under SEC Rule 16b-3. The primary responsibilities of the Compensation Committee are (1) to discharge the Board’s responsibilities to oversee the compensation of the Company’s CEO and other executive officers, (2) to review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement and determine whether to recommend to the Board that the CD&A be included in the proxy statement, (3) to provide the Compensation Committee Report for inclusion in the Company’s proxy statement that complies with the rules and regulations of the Securities and Exchange Commission, (4) to provide oversight and guidance with respect to the Company’s human capital management, including the attraction, motivation, development and retention of employees of the Company, and (5) to administer the Company’s equity incentive plans. The Compensation Committee may establish sub-committees consisting of one or more members to carry out duties that the Compensation Committee may assign. Ms. Sterneck serves as Chair of the Compensation Committee. The committee met six times in 2024.
Role of Compensation Consultants
To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Compensation Committee retained Ferguson Partners Consulting L.P. (“FPC”) to advise the committee with respect to its 2024 review of compensation levels for executive officers and trustees. In this role, our compensation consultant performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and trustee compensation, particularly analyses of the Company’s executive and trustee compensation in comparison to the benchmark companies. Representatives of our compensation consultant spoke with the Chair of the Compensation Committee, as well as with management, in preparing for committee meetings, attended committee meetings and met in executive session with the Compensation Committee without the presence of management.
Applicable SEC rules require companies to assess whether the work of any compensation consultant who has played any role in determining or recommending the amount or form of executive or director compensation raises any “conflicts of interest.” If so, the company must disclose in its proxy statement the nature of any such conflict of interest and how it is being addressed. The Compensation Committee reviewed the relationships among FPC and the Company’s trustees and executive officers in order to assess whether the work done by FPC raised any conflicts of interest. The Compensation Committee did not identify any such conflicts of interest in its inquiry of these parties as a part of this assessment. Under its charter, the Compensation Committee also has the authority to retain, approve fees for and terminate advisors, consultants and legal counsel as it deems necessary to assist in the fulfillment of its responsibilities. Prior to engaging any such advisor, consultant or legal counsel, the Compensation Committee considers the independence assessment of such advisor pursuant to

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applicable NYSE and SEC rules, but the committee retains discretion to engage any such advisor, without regard to its independence, after considering the findings in such assessment.
Trustee Attendance at Annual Meetings
Our trustees are expected to attend each annual meeting of shareholders, although conflict situations can arise from time to time. Each of our trustees attended the 2024 annual meeting.
Family Relationships
No family relationships exist between any of our trustees, nominees or executive officers.
Board Leadership Structure and Role in Risk Oversight
The Company believes that its Board is best characterized as independent. As noted above, a majority of the Board’s members are independent and unaffiliated, with our Chairman and Chief Executive Officer being the only trustee who is also a member of management. Mr. Silvers serves as executive Chairman and Chief Executive Officer and Ms. Shanks as Lead Independent Trustee. The Board believes that this structure is appropriate in light of Mr. Silvers’ unique knowledge, experience and relationship with the Board, the Company’s industry and the Company’s management. As executive Chairman, Mr. Silvers sets the Board agenda, leads the Board in oversight of the Company’s strategic planning and opportunities and identifies key risks and mitigation approaches for the Board’s review. As Lead Independent Trustee, Ms. Shanks retains significant authority, including providing input on behalf of the independent trustees on Board agendas, calling meetings of the independent trustees, setting agendas for executive sessions and leading performance evaluations of the Chief Executive Officer.
As described in detail above, there are three committees of the Board of Trustees: the Audit Committee, the Nominating/Company Governance Committee, and the Compensation Committee.
The Board of Trustees and its committees play an important risk oversight role at the Company. The entire Board reviews and determines the Company’s overall business strategy, the management of its balance sheet, and each year’s annual budget. The Board also reviews all material acquisition, investment and disposition transactions entered into by the Company and its subsidiaries. The Audit Committee of the Board is specifically charged with reviewing the Company’s financial risk exposures. Further, the Company’s independent auditors report directly to the Audit Committee.
The administration of the Board’s risk oversight role does not have any direct effect on the Board’s leadership structure. However, we believe that the Board’s structure, its committees, and the experience and diverse backgrounds of our trustees all help to ensure the integrity of the Company’s risk management and oversight.
Securities Trading Policy and Policy Against Hedging and Pledging
Our insider trading policy prohibits executive officers, trustees, certain employees with access to our material, non-public information and certain of their respective family members and controlled entities (“Covered Persons”) from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. This policy also prohibits Covered Persons from engaging in speculative hedging transactions in our securities and pledging our securities, including using such securities for margin loans. In addition, the policy requires the Company to comply with all applicable insider trading laws, rules, regulations and listing standards, including those governing its purchase, sale or other disposition of Company securities.
Delinquent Section 16(a) Reports
Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2024, all reports of ownership required under Section 16(a) of the Securities Exchange Act of 1934 for our trustees and executive officers and beneficial owners of more than 10 percent of our common stock have been timely filed, except that Gwendolyn Johnson failed to file one report relating to one transaction, but, however, did report the transaction in her year-end report on Form 5, which was timely filed.

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TRUSTEE COMPENSATION
During 2024, our non-employee trustees received the following compensation:
•On the date of the annual meeting of shareholders, an annual retainer of $70,000, which could be taken in the form of cash or in restricted share units (or a combination of cash and restricted share units) with restricted share units being valued at 150% of the portion of the cash retainer amount replaced with restricted share units. In 2024, each of the non-employee trustees elected to take this retainer in the form of restricted share units other than Mr. Peter C. Brown who elected to receive $25,000 of annual retainer in cash;
•On the date of the annual meeting of shareholders, equity awards valued at $130,000 in the form of restricted share units;
•On the date of the annual meeting of shareholders, the Lead Independent Trustee received an additional annual retainer of $30,000, and the Chairs of the Audit, Compensation, Finance and Nominating/Company Governance Committees received an additional annual retainer of $25,000, each of which could be taken in cash or in restricted share units (or a combination of cash and restricted share units) with restricted share units being valued at 150% of the cash retainer amount replaced with restricted share units. In 2024, each of the non-employee trustees elected to take these additional retainers in the form of restricted share units other than Ms. Sterneck who elected to receive the $25,000 additional annual retainer in cash;
•Each member of the Audit, Compensation and Nominating/Company Governance Committees (other than the Chairs) received additional annual cash retainers of $12,500, paid in equal quarterly installments and each member of the Finance Committee received additional prorated annual cash retainers of $6,250, paid in equal installments for the first and second quarters of 2024, for service on each such committee; and
•Reimbursement for any out-of-town travel expenses incurred in attending Board or committee meetings and other expenses incurred on behalf of the Company and reimbursement of up to $10,000 annually for continuing director education.
Each restricted share unit granted to the non-employee trustees initially represents one common share. The restricted share units vest upon the earlier of the day preceding the Company’s next annual meeting of shareholders or a change in control of the Company. Vested restricted share units entitle the holders thereof to receive one common share for each unit upon the date such holder is no longer a trustee or such other date or dates as specified by the trustee prior to the grant. All of the restricted share units granted to our non-employee trustees during 2024 were issued under our 2016 Equity Incentive Plan.
Employees of the Company or its affiliates who are trustees are not paid any additional compensation for their service on the Board. Therefore, Mr. Silvers, who served as trustee during 2024, is not listed in the Trustee Compensation table below. Mr. Suarez was appointed to the Board in January 2025 and, therefore, he is not listed in the Trustee Compensation table below.

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Trustee Compensation for Fiscal 2024
The following table contains information regarding the compensation earned by the non-employee members of the Board of Trustees during 2024:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Peter C. Brown	$88,750	$147,855	—	—	—	—	$236,605
William P. Brown(5)	57,413	121,517	—	—	—	—	178,930
John P. Case III	95,000	159,955	—	—	—	—	254,955
James B. Connor	120,000	172,055	—	—	—	—	292,055
Virginia E. Shanks	125,000	174,508	—	—	—	—	299,508
Robin P. Sterneck	120,000	159,955	—	—	—	—	279,955
Lisa G. Trimberger	113,750	172,055	—	—	—	—	285,805
Caixia Y. Ziegler	101,250	159,955	—	—	—	—	261,205
(1)Amounts include annual retainers for each trustee, additional annual retainers for each trustee serving as Chairman of the Board or as a Chair of committees of the Board and additional cash retainers for serving on Board committees. Each of the trustees (other than Mr. Peter C. Brown who elected to receive $25,000 of his annual retainer in cash and Ms. Sterneck who elected to receive $25,000 of her retainer as Chair of the Compensation Committee in cash) elected to receive all of their annual retainers and additional annual retainers for 2024 (and prorated retainers for Mr. William P. Brown as discussed in note 5) for serving as Chair of a committee in the form of restricted share units with an aggregate grant date fair value per trustee of $96,957 in the case of Ms. Shanks, $92,109 in the case of Mr. Connor and Ms. Trimberger, $67,870 in the case of Mses. Sterneck and Ziegler and Mr. Case, $51,558 in the case of Mr. William P. Brown, and $43,631 in the case of Mr. Peter C. Brown (in each case, excluding the incremental aggregate grant date fair value of restricted share units that a trustee, by accepting restricted share units instead of cash for their annual retainers and additional retainers, received in excess of the annual cash retainers that the trustee would have otherwise received in 2024, which are reported in the “Stock Awards” column). See note 2 below for a discussion of the method used in determining the aggregate grant date fair value of the restricted share units.
(2)Amounts reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 15 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.
(3)Amounts include: (i) restricted share unit awards granted to each trustee on the date of the Company’s 2024 annual meeting of shareholders with an aggregate grant date fair value per award of $126,026 (and prorated restricted share unit awards for Mr. William P. Brown as discussed in note 5); and (ii) the incremental aggregate grant date fair value of the restricted share units that a trustee, by accepting restricted share units instead of cash for all or a portion of their annual retainers and additional annual retainers, received in excess of the annual cash retainers that the trustee would have otherwise received in 2024, which was $48,482 in the case of Ms. Shanks, $46,030 in the case of Mr. Connor and Ms. Trimberger, $33,929 in the case of Mses. Sterneck and Ziegler and Mr. Case, $25,796 in the case of Mr. William P. Brown, and $21,829 in the case of Mr. Peter C. Brown. Nonvested restricted share units held by trustees and outstanding at December 31, 2024 include: (i) Mr. Peter C. Brown – 4,774; (ii) Mr. William P. Brown - 3,656 (iii) Mr. Case – 5,680; (iv) Mr. Connor – 6,586; (v) Ms. Shanks – 6,768; (vi) Ms. Sterneck – 5,680; (vii) Ms. Trimberger – 6,586; and (viii) Ms. Ziegler – 5,680.
(4)No trustees held any vested and unexercised or nonvested option awards at December 31, 2024.
(5)Mr. William P. Brown was appointed to the Board on September 6, 2024 and received prorated fees, retainers and restricted share unit awards for his service on the Board.

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EXECUTIVE OFFICERS
Here are our executive officers and some brief information about their backgrounds.

Gregory K. Silvers	Chairman, President and Chief Executive Officer	Age: 61
Mr. Silvers is our President and Chief Executive Officer and Chairman of our Board. His background is described in “Proposal No. 1: Election of Trustees.”
Mark A. Peterson	Executive Vice President, Chief Financial Officer and Treasurer	Age: 61

Mr. Peterson was appointed an Executive Vice President in May 2015. He previously served as a Senior Vice President from February 2012 until this appointment, and he served as a Vice President from 2004 until February 2012. Mr. Peterson has also served as our Chief Financial Officer and Treasurer since 2006. From 1998 to 2004, Mr. Peterson was with American Italian Pasta Company, a publicly traded manufacturing company, most recently serving as Vice President-Accounting and Finance. Mr. Peterson was Chief Financial Officer of J.C. Nichols Company, a real estate company headquartered in Kansas City, Missouri, from 1995 until its acquisition by Highwoods Properties, Inc. in 1998. Mr. Peterson is a C.P.A. and received a B.S. in Accounting, with highest honors, from the University of Illinois.

Gregory E. Zimmerman	Executive Vice President and Chief Investment Officer	Age: 63

Mr. Zimmerman was appointed as our Executive Vice President and Chief Investment Officer in April 2019. He previously served as Executive Vice President, Development of Washington Prime Group Inc., an owner and developer of shopping centers, from July 2015 until March 2019. Previously, Mr. Zimmerman served as Senior Vice President, Big Box, Theatre & Peripheral Development with Simon Property Group, Inc., a NYSE-listed real estate investment trust that invests in commercial property, from 2008 to 2015. He is a member of the National Eagle Scout Association and has served on numerous boards of directors through Boy Scouts of America and Dickinson College. He currently serves on the Board of Directors of Cardinal Properties for the Ball State University Foundation. Mr. Zimmerman holds a Juris Doctorate from the University of Pennsylvania Law School and a Bachelor of Arts in History from Dickinson College.

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Elizabeth A. Grace	Senior Vice President of Human Resources and Administration	Age: 70

Ms. Grace was appointed our Senior Vice President of Human Resources and Administration on January 3, 2022. From March 2018 until her appointment, she served as our Vice President of Human Resources and Administration. From 2006 until her appointment, Ms. Grace served as the Vice President of Human Resources at Beauty Brands, LLC, a privately held salon and spa superstore chain. Prior to that, Ms. Grace was with Applebee’s International, a then publicly traded restaurant chain, for seven years, during which time she served in a number of human resource positions within the corporate office, including the International Division. Ms. Grace received her bachelor of science from Auburn University.

Gwendolyn M. Johnson	Senior Vice President – Asset Management	Age: 53
Ms. Johnson was appointed as our Senior Vice President of Asset Management on February 21, 2023. From March 2020 until her appointment, she served as our Vice President of Asset Management. Prior to joining the Company in 2020, Ms. Johnson served as Managing Partner of Lane4 Property Group. Lane4 developed and revitalized commercial real estate in a variety of Midwestern markets during her 12 years with the firm. Earlier in her career, she served as a Real Estate Manager at CBRE and Associate Vice President and City Leader with Colliers Turley Martin Tucker. Ms. Johnson received her Bachelor of Arts from the University of Missouri.
Tonya L. Mater	Senior Vice President and Chief Accounting Officer	Age: 47

Ms. Mater was appointed as our Senior Vice President and Chief Accounting Officer on May 29, 2020. From September 9, 2015 until her appointment, Ms. Mater was our Vice President and Chief Accounting Officer. From 2012 to 2015, she served as our Vice President and our Controller, and from 2006 to 2012, she served as our Controller. From 2002 to 2006, she served in other capacities within our Accounting Department. Prior to joining the Company in 2002, Ms. Mater worked as an auditor with KPMG and Mayer Hoffman McCann P.C. from 2000 to 2002. Ms. Mater is a C.P.A and received a B.S. in Accounting from the University of Kansas.

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Brian A. Moriarty	Senior Vice President – Corporate Communications	Age: 63

Mr. Moriarty was appointed as our Senior Vice President-Corporate Communications on February 27, 2024. From June 2011 until his appointment, Mr. Moriarty served as Vice President-Corporate Communications. During his tenure as Vice President, he was a leading participant in the Company’s rebranding and strategic shift to its experiential focus. Prior to joining the Company in 2011, Mr. Moriarty held communications and marketing leadership positions at several publicly traded companies including H&R Block, American Century Mutual Funds and started the first decade of his career at Sprint Telecom. Mr. Moriarty received his B.S. degree from the University of Kansas.

Paul R. Turvey	Senior Vice President, General Counsel and Secretary	Age: 47

Mr. Turvey was appointed as our Senior Vice President, General Counsel and Secretary on March 1, 2024. Prior to that, Mr. Turvey served as our Senior Vice President and Associate General Counsel since February 21, 2023. From 2016 until February 21, 2023, Mr. Turvey served as our Vice President and Associate General Counsel. From 2013 to 2016, he served as our Associate General Counsel. Prior to joining the Company in 2013, Mr. Turvey was a partner at Dentons and was based in the firm’s Real Estate Group from 2004 to 2013. Mr. Turvey received his J.D. from the University of Kansas School of Law, and a B.S. in Business Administration and B.G.S. in Communication Studies, both from the University of Kansas.

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EXECUTIVE COMPENSATION
Proposal No. 2 – Advisory Vote to Approve NEO Compensation

What are you voting on?	As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in these proxy materials.
The Board recommends a vote FOR this proposal because it believes that our compensation program is effective in attracting and retaining quality executives by:
•Aligning our executives’ interests with those of our shareholders to maximize long-term value, and
•Motivating our executives to achieve, and rewarding them for, superior performance.
This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program on an annual basis.
At the Company’s prior annual meeting of shareholders held in May 2024, approximately 92.0% of the votes cast on the “say-on-pay” proposal were voted in favor of the proposal, demonstrating our shareholders’ support of the Company’s approach to executive compensation and consistent with our strong “say-on-pay” results over the last ten years.

Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve, on a non-binding advisory basis, this proposal.

Your Board recommends a vote “FOR” the approval of the “say-on-pay” advisory vote.

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Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For our 2024 fiscal year, which ended on December 31, 2024, our NEOs included the following individuals:

Officers	Title as of December 31, 2024

Gregory K. Silvers	Chairman, President and Chief Executive Officer

Mark A. Peterson	Executive Vice President, Chief Financial Officer and Treasurer

Gregory E. Zimmerman	Executive Vice President and Chief Investment Officer

Paul R. Turvey	Senior Vice President, General Counsel and Secretary

Tonya L. Mater	Senior Vice President and Chief Accounting Officer

In addition, we provide an overview of our executive compensation philosophy and the elements of our executive compensation program. We also explain how and why our Compensation Committee arrives at specific compensation policies and practices involving our NEOs.
The discussion below includes references to certain non-GAAP financial measures. For more information regarding these non-GAAP financial measures and for a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, see “Non-GAAP Financial Measures” on pages 50 through 55 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Compensation Philosophy
Our Compensation Committee has designed our executive compensation program to attract and retain quality executives by aligning our executives’ interests with those of our shareholders, motivating our executives to achieve superior performance, and rewarding them for such performance, with the overarching goal of maximizing long-term shareholder value. These key principles have remained consistent over time and are reflected in the specific goals of our executive compensation program:

Align our Executives’ Interests with our Shareholders’ Interests	Motivate and Reward Superior Performance
• Reward executives for performance on measures designed to preserve or increase shareholder value
•Use equity-based incentives to ensure that executives focus on business objectives that preserve and build shareholder value

•Create a balanced and competitive compensation program utilizing base salary, annual incentives, long-term equity-based incentive compensation, and other benefits
• Emphasize variable performance-based compensation

Our Compensation Committee generally uses the market median of our compensation peer group as an indicator of competitive market trends for setting opportunity levels for each element of our compensation program. Actual compensation may fluctuate above or below the median of our compensation peer group based on the executive’s experience level, the Company’s performance as measured against various metrics and the executive’s individual performance. Base salaries are established at levels intended to approximate the median of base salaries for comparable positions at our peer group companies. A substantial portion of our NEOs’ compensation is payable through our annual incentive program (the “AIP”) and our long-term incentive program (the “LTI”) and will vary depending on Company and personal performance. Compensation under our AIP and LTI is paid primarily through equity awards, all of which are considered at-risk, which means that our NEOs may not realize their total compensation.

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The AIP evaluates performance over a short-term based on the achievement of financial, operational and strategic performance metrics, which drive shareholder value. For 2024, these metrics were:
•Funds from operations ("FFO"), as adjusted, per Share
•Investment spending
•Personal performance
Performance bonuses awarded under the AIP are payable in cash, nonvested restricted common shares, or a combination of cash and nonvested restricted common shares, at the election of the executive. We incent executives to elect to receive AIP awards in nonvested restricted common shares by valuing the equity award at an amount equal to 150% of the cash amount the executive otherwise would have received, further aligning their interests with our shareholders. For 2024, our NEOs, other than Tonya Mater, elected to receive 100% of their bonuses in nonvested restricted common shares, and Ms. Mater elected to receive 25% of her bonus in cash.
A significant portion of the LTI awards are awarded based on the Company’s total shareholder return relative to comparable REITs over multiple years and growth in adjusted funds from operations per diluted share (“AFFO per Share”). In addition, a portion of the LTI awards are made in the form of nonvested restricted common shares to enhance our ability to recruit and retain executives. Both AIP and LTI equity awards vest annually over time (three years for AIP awards and four years for LTI restricted stock awards), which is intended to incent retention and stability among the Company’s executives. Beginning in 2024, the LTI was adjusted to increase the threshold required for the awards to be paid at target from the 50th percentile to the 55th percentile for the metrics based on the Company’s total shareholder return (“TSR”) compared to the TSR of the Company’s peer group and compared to the TSR of the MSCI US REIT Index.
The compensation of our NEOs in 2024 reflects our philosophy of aligning the interests of our executives and our shareholders. For our CEO, the specific components of total direct compensation (excluding perquisites and other personal benefits) for 2024 are illustrated by the chart below on the left. This chart shows that performance-based LTI awards comprised approximately 37% of his total direct compensation and performance-based AIP awards comprised approximately 35% of his total direct compensation, all of which was at-risk. The chart below on the right illustrates the specific components of our other NEOs’ average total direct compensation for 2024 (excluding perquisites and other personal benefits). The chart shows that performance-based LTI awards comprised approximately 28% of their total direct compensation and performance-based AIP equity awards comprised approximately 35% of their total direct compensation, all of which was at-risk. The components depicted below are more fully described beginning on page 40.

CEO Compensation Components
Compensation
Not At-Risk
28%
LTI - Performance
Share Units
AIP - Restricted Shares
Base Salary & Time-
Vested LTI
Compensation At-Risk
72%

NEO Compensation Components
Compensation Not At-Risk 37%
LTI - Performance Share Units
AIP - Restricted Shares
Base Salary & Time-Vested LTI
Compensation At-Risk 63%

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Share Ownership Guidelines
In order to further strengthen alignment between our NEOs' and trustees' interests and our shareholders' interests, in February of 2025 the Board of Trustees approved a significant increase to our share ownership guidelines for NEOs and trustees increasing the requirements by 50% to 500%. As a result, the Company believes that its share ownership guidelines are market leading relative to its peers. Effective February 24, 2025, each executive and trustee is required to have acquired, within four years of his or her becoming an executive or trustee, common shares or unvested restricted common shares having a market value in excess of the following:

	Prior Requirement	New Requirement
Trustees	4x current annual retainer	6x current annual retainer
CEO	5x current base salary	12x current base salary
CFO	3x current base salary	6x current base salary
Executive Vice Presidents	1x current base salary	6x current base salary
Senior Vice Presidents	1x current base salary	3x current base salary
Advisory Vote on Executive Compensation
Since our first “say-on-pay” vote in 2011, our shareholders have consistently indicated their strong support of our approach to executive compensation. Over the last 10 years, on average, approximately 92.2% of the votes cast were voted in favor of the “say-on-pay” proposals.

Historical Say-on-Pay Results
100.0%
95.0%
90.0%
85.0%
80.0%
75.0%
70.0%
65.0%
60.0%
94.7%
93.9%
94.8%
95.8%
94.3%
94.6%
92.4%
86.4%
80.7%
94.5%
92.0%
92.2%
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Average

In establishing 2024 compensation, the Compensation Committee considered the shareholder vote in 2023 on the compensation paid to NEOs, in which approximately 94.5% of the shares voted were in favor. The Compensation Committee viewed this vote as supportive of the Company's overall approach to executive

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compensation. At the 2024 shareholder meeting, approximately 92.0% of the shares voted in favor of compensation paid to the NEOs.
After evaluating our compensation programs, the Compensation Committee believes they are designed to align the executives’ interests with those of our shareholders because:
•AIP awards are eligible to be paid in stock, at a premium in lieu of cash, and historically substantially all of the AIP awards have been paid in the form of restricted stock, which vests equally over three years, placing that compensation at risk.
•The performance share unit awards under the LTI are tied, in part, to the Company’s TSR relative to its peers and an applicable benchmark. As a result, for the 2020-2022 period the NEOs did not receive an LTI award, because the Company underperformed relative to its peers and benchmarks, whereas for the 2021-2023 period, the NEOs received awards at the maximum level because the Company outperformed relative to its peers and benchmarks, and for the 2022-2024 period, the NEOs received awards at the maximum level because the Company’s performance exceeded the maximum thresholds in all metrics.
See “Long-Term Incentive Program – Performance Share Units.” The Compensation Committee expects to continue to consider future annual say-on-pay votes and investor feedback when making decisions regarding our executive compensation program, policies and practices.

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Key Features of our Executive Compensation Program
Our executive compensation program is designed to attract, reward, and retain executives who can lead the Company and continue our long-term track record of profitability, growth, and TSR, including share price appreciation and dividends. The following are the key features of our executive compensation program:

What We Do	What We Don’t Do
✓The majority of total compensation is at-risk and tied to performance (i.e., not guaranteed); fixed salaries comprise a modest portion of each NEO’s overall compensation opportunity
✓We enhance executive officer retention with time-based, multi-year vesting schedules for certain equity incentive awards
✓To set variable pay, we establish performance goals for management, assess performance against these goals and compare our performance on key metrics against other comparable triple-net lease REITs
✓Multi-year, long-term incentive equity awards use relative TSR as principal metrics
✓We have market leading share ownership guidelines relative to our peers for our executives and trustees
✓We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees
✓We incentivize executives to elect to receive AIP awards in the form of unvested, restricted common shares instead of cash by valuing the equity award at a premium, further aligning their interests with our shareholders
✓We maintain a compensation recovery policy (“clawback policy”) applicable to executive officer incentive compensation that complies with applicable NYSE listing standards

✗We do not provide our executives and will not provide any new executives with tax gross-ups with respect to payments made in connection with a change of control
✗We do not allow hedging or pledging of Company securities
✗We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; annual incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts
✗We do not allow for repricing of common share options
✗We do not provide excessive perquisites; our perquisites are market competitive to incent executive retention

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Executive Compensation Program Summary
The chart below summarizes the elements and objectives of our 2024 executive compensation program for our CEO and other NEOs.

Component	Purpose	Characteristics	Discussion
Base Salary	Compensates executives competitively relative to the market for their level of responsibility and experience.	Established at a level intended to approximate the median of base salaries provided by our peer group companies for comparable positions, responsibilities and experience.	Page 42
Annual Incentive Awards	Motivates and rewards short-term operational, financial and individual performance.	A variable cash component designed to tie directly to key annual performance drivers and personal performance, with an incentive to convert this award to unvested equity compensation.	Page 42
Long-Term Incentive Awards (includes restricted common shares and PSUs)	Encourages the creation of long-term shareholder value and rewards long-term performance through share-based incentives that vary based on share price and, in the case of performance share units (“PSUs”), on the achievement of predefined goals. Intended to reward performance over a multi-year period, link executives’ interests to those of our shareholders, and encourage retention through unvested equity grants that vest equally over four years.	Equity-based compensation focusing on total shareholder return relative to other REITs over multiple years, earnings growth as measured by our AFFO per Share over multiple years and executive retention.	Page 45
Health and Welfare Benefits	Offers market-competitive benefits, thus supporting our attraction and retention objectives.	Benefits for executives are generally the same as those available to all employees, including a 401(k) plan with matching Company contributions, health, disability and life insurance, except for a term life insurance benefit and executive physicals discussed below.	Page 49
Perquisites	Provides benefits that are market-competitive to support our attraction and retention objectives.	Perquisites are not a material component of our executive compensation program and are reviewed annually for reasonableness.	Page 50
Severance Benefits	Provides a severance benefit that is consistent with market practices and supports our attraction and retention objectives.	Under our severance plan, our CEO and the other NEOs are qualified for certain cash severance benefits that are triggered by permanent disability, termination without cause and termination by the executive for good reason.	Page 60
Approximately 88% of our CEO’s compensation and approximately 78% of our other NEOs’ executive compensation is variable pay under the AIP and LTI, which allows the Compensation Committee to reward good performance and penalize poor performance.
•The AIP evaluates performance over a short-term based on the achievement of financial, operational, and strategic performance metrics and the executive’s personal performance objectives. The performance metrics and personal objectives are established at the beginning of each year. For 2024, the Compensation Committee established performance metrics based on FFO, as adjusted, per Share, investment spending, and achievement of personal objectives, which are key factors driving the Company’s performance.

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•Performance bonuses awarded under the AIP are payable in cash, unvested restricted common shares, or a combination of cash and unvested restricted common shares, at the election of the executive. We incent executives to elect to receive AIP awards in unvested restricted common shares by valuing the equity award at an amount equal to 150% of the cash amount the executive otherwise would have received, further aligning their interests with our shareholders. With four exceptions, for the ten years prior to 2024, each of the NEOs elected to receive 100% of their AIP payments in unvested restricted common shares, demonstrating strong alignment between our executives’ interests and our shareholders’ interests.
•LTI awards are based primarily on measures of long-term shareholder return and earnings growth, which the Compensation Committee believes is the best method to align management’s incentives with the long-term interests of the Company’s shareholders. LTI awards are also made to incent executive retention.
•LTI awards are granted 2/3 in the form of PSUs which are earned based on the achievement of performance metrics tied to TSR and AFFO per Share over a three-year period, and 1/3 in the form of restricted shares which vest ratably over four years.
•This combination of performance-based grants and time-based equity awards was designed to establish a proper balance of short-term and long-term performance incentives with strong retention incentives.
•Time-based vesting of both AIP and a portion of the LTI equity awards (three years for AIP awards and four years for LTI restricted stock awards) is intended to incent retention and stability among the Company’s executives.
The following charts illustrate the alignment between the compensation paid to our NEOs and our shareholders’ interests. By design, a majority of each NEO’s compensation is payable in equity and at risk. Base salaries are paid in cash, while AIP awards are paid in cash, unvested restricted common shares, or a combination of both, at the executive’s election, and 100% of the LTI opportunities are payable in common shares. The charts on the left depict the allocation if the executives had elected to receive AIP award in cash, and the charts on the right show the actual allocation based on each executive’s election to receive his or her AIP payments in unvested restricted common shares in 2024.

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The variance between our CEO’s compensation and the compensation of the other NEOs reflects the difference in responsibilities and overall accountability to shareholders. Our CEO’s equity compensation is higher than that of the other NEOs because the CEO bears a higher level of responsibility for the Company’s performance, as he is directly responsible for leading the development and execution of the Company’s strategy and for selecting, retaining and managing the executive team.
2024 Results and Accomplishments
The following highlights our 2024 accomplishments that impacted our executive compensation decisions and policies related to executive compensation. For 2024, the Compensation Committee set the AIP metrics based on FFO, as adjusted, per Share, investment spending and personal performance, factors that drive our performance.
The following table compares the Company’s actual performance to the targeted level of each AIP performance measure for 2024:

2024 - Performance Measures(1)	Minimum	Target	Maximum	Actual	Performance Against Target
FFO, as adjusted, per Share	$4.76	$4.86	$4.96	$4.87	Between target and maximum
Investment spending	$200 million	$250 million	$300 million	$263.9 million	Between target and maximum
(1)A discussion of these performance measures is provided on pages 43 and 44.
Other significant accomplishments in 2024 include:
•The Company’s FFO, as adjusted, per Share was approximately $4.87.
•The Company increased its dividend by $0.12 per share on an annual basis

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•The Company concluded the year in a strong liquidity position with cash on hand of $22.1 million and a $175.0 million balance outstanding on its $1.0 billion unsecured revolving credit facility with leverage metrics in line with targeted levels.
•The Company maintained investment grade ratings on its public debt from all rating agencies.
•The Company invested $263.9 million, substantially in non-theatre assets.
•The Company completed dispositions totaling $74.4 million in net proceeds.
•The Company amended its revolving credit facility that among other things (i) extended the maturity date; (ii) generally reduced the interest rate payable on outstanding loans; (iii) eliminated the tangible net worth covenant; (iv) modified the secured debt to total assets financial covenant to permit increased secured debt if the Company so elects; and (v) modified and simplified the capitalization rates used to value assets under the facility.
Compensation Program Design and 2024 Compensation Decisions
Our Compensation Committee uses the elements of executive compensation described below to meet its compensation objectives for NEOs. The percentage of a NEO’s total compensation that is comprised of each of the compensation elements is not specifically determined, but instead, is a result of the targeted competitive positioning for each element (i.e., at approximately the market medians). For 2024, variable pay consisting of AIP and LTI awards, constituted approximately 88% of our executive compensation for our Chief Executive Officer, and for our other NEOs, an average of approximately 78%. This allows the Compensation Committee to reward good performance and penalize poor performance. Typically, LTI awards comprise a significant portion of a NEO’s total compensation. This is consistent with our Compensation Committee’s desire to reward long-term performance in a way that is aligned with our shareholders’ interests.
Base Salary. Generally, the Compensation Committee establishes base salary at a level intended to approximate the median of base salaries provided by peer group companies for comparable positions and responsibilities and experience. Setting base salaries at this level is intended to allow us to emphasize performance-based incentive compensation payable under our AIP and LTI. In setting base salary for 2024, the Committee recognized guidance from our compensation consultant regarding salary increases within the REIT industry. The Compensation Committee approved base salaries for 2024 to set compensation as follows:

	2024 Base Salary	Percentage Change from 2023
Gregory K. Silvers	$906,150	3.5%
Mark A. Peterson	$543,700	3.5%
Gregory E. Zimmerman	$495,750	3.5%
Paul R. Turvey	$360,000	n/a
Tonya L. Mater	$336,900	3.5%
Annual Incentive Program. At the beginning of each year, our Compensation Committee determines AIP opportunities based upon the Company’s overall objectives and the individual objectives of the executive as evaluated in terms of a variety of goals and metrics. In establishing performance metrics, our Compensation Committee strives to ensure that:
•Incentives are aligned with the strategic goals set by our Board,
•Targets are sufficiently ambitious so as to provide a meaningful incentive, and
•Bonus opportunities are consistent with the overall compensation program established by our Compensation Committee.

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The following table depicts the historical cash payout under our AlP as a percentage of target:
At the beginning of 2024, the Company identified three performance factors as key to furthering our strategic goals. As a result, the Compensation Committee decided to establish AIP metrics based on:
•FFO, as adjusted, per Share
•Investment spending, and
•Personal objectives for each executive.
Our Board of Trustees tracks FFO and growth in FFO, as adjusted, per Share on a regular basis, and, like many other REITs, considers growth in FFO, as adjusted, per Share to be one of the most important measures of Company performance. The National Association of Real Estate Investment Trusts developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies.
The Compensation Committee established performance metrics designed to incent our executives to maximize growth under these metrics believing they would be important drivers of shareholder value.
Our Compensation Committee believes that growth in investment spending is a significant driver of the long-term success of the Company and that achievement of the NEOs personal goals drives achievement of the Company’s goals.
As a result, in February 2024, our Compensation Committee established minimum, target and maximum AIP performance award opportunities for 2024 (stated as a percentage of annual base salary) that may be paid to each NEO. Those stated opportunities are shown below:

	Minimum	Target	Maximum
Gregory K. Silvers	75.0%	150.0%	300.0%
Mark A. Peterson	50.0%	100.0%	200.0%
Gregory E. Zimmerman	52.5%	105.0%	210.0%
Paul R. Turvey	27.5%	55.0%	110.0%
Tonya L. Mater	27.5%	55.0%	110.0%
The Compensation Committee put a 50% weighting on the FFO, as adjusted, per Share metric, a 30% weighting on the investment spending metric and a 20% weighting on the achievement of personal objectives of each executive.
The following graph depicts the breakdown of factors used by the Compensation Committee to determine AIP:

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For the year ended December 31, 2024, FFO, as adjusted, per Share, was $4.87, which was between the target and maximum levels.
For the year ended December 31, 2024, our investment spending was $263.9 million, which was between the target and maximum levels.
Our Compensation Committee concluded that the NEOs performed well against their stated personal goals. Like the financial metrics, each NEO had distinct goals and in evaluating the achievement of the NEOs’ personal goals, the Compensation Committee noted the NEOs’ achievements in the following areas:
•Achieved FFO, as adjusted, per Share of approximately $4.87 per diluted share.
•Concluded the year in a strong liquidity position with cash on hand of $22.1 million and a $175.0 million balance outstanding on our $1.0 billion unsecured revolving credit facility with leverage metrics in line with targeted levels.
•Amended our revolving credit facility that among other things (i) extended the maturity date; (ii) generally reduced the interest rate payable on outstanding loans; (iii) eliminated the tangible net worth covenant; (iv) modified the secured debt to total assets financial covenant to permit increased secured debt if the Company so elects; and (v) modified and simplified the capitalization rates used to value assets under the facility.
•Maintained investment grade ratings on our public debt from all rating agencies.
•Constructive approach to relationships with tenants, business partners and employees resulting in long lasting partnerships and loyal employees.
•Successful transition of general counsel role.
If results for a performance metric exceed the minimum, but are less than target, or exceed target but are less than maximum, the award will be determined on a sliding scale based upon the percentage such excess represents of the difference between minimum and target, or target and maximum, as the case may be. As a

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result of the performance described above, in February 2025, our Compensation Committee approved the following bonuses under our AIP for our NEOs for 2024:

	Percent of Base Salary	Cash Amount	Value of Unvested Restricted Shares Granted In Lieu of Cash Payment(1)
Gregory K. Silvers	189.5%	$1,717,245	$2,575,867
Mark A. Peterson	129.3%	$703,222	$1,054,832
Gregory E. Zimmerman	135.8%	$673,263	$1,009,895
Paul R. Turvey	72.2%	$260,053	$390,080
Tonya L. Mater	71.1%	$239,661	$269,618
(1)Number of unvested restricted shares determined based upon a $44.45 share price, which was the volume weighted average closing price on the five trading days ending on, and the five trading days after, December 31, 2024.
Performance bonuses awarded under the AIP are payable in cash, unvested restricted common shares or a combination of cash and unvested restricted common shares, at the election of the executive. Executives electing to receive unvested restricted common shares as payment of their annual incentive receive an award having a value equal to 150% of the cash amount they otherwise would have received. Our Compensation Committee believes that allowing executives to receive all, or a portion of their annual incentive, in the form of unvested restricted common shares provides an additional opportunity to increase their ownership levels in the Company and aligns executives’ long-term interests with our shareholders’ interests in value creation. At the beginning of 2024, each of the NEOs, other than Ms. Mater, elected to receive 100% of any performance bonus in the form of unvested restricted common shares that vest at the rate of 33 1/3% per year during a three-year period. Ms. Mater elected to receive 25% of her performance bonus in the form of cash. For purposes of determining the total number of unvested restricted common shares awarded under the AIP, unvested restricted common shares were valued on the date the award was granted in the first quarter of 2025, using the volume weighted average of the closing price on ten trading days, consisting of the five trading days ending on, and the five trading days after, December 31, 2024, which was $44.45.
Long-Term Incentive Program
Our LTI is designed to align our executives’ and our shareholders’ interests of creating long-term value and to motivate our executives to achieve superior performance by taking into account multiple performance metrics on a forward-looking basis. The restricted common shares and PSUs granted under the LTI are issued under the Company’s 2016 Equity Incentive Plan.
The objectives of the LTI are to:
•Reward achievement over a three-year period,
•Align the interests of our NEOs and shareholders by focusing on metrics that drive shareholder value, and
•Incent retention through multi-year vesting and award opportunities.
Under the LTI, awards are made in the form of:
•Time-vested restricted shares, and
•PSUs.

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The following table describes the design features and purposes of the time-vested restricted share grants and the PSU awards:

Award	Design Feature	Purpose
Restricted Shares	Vest annually over a four-year period, subject to the NEO’s continued employment.(1)	Talent retention and align the interests of our executives with the interests of our shareholders.
PSUs
Earned based on the achievement of multi-year performance targets established by the Compensation Committee. NEOs are issued actual common shares at the end of the three-year performance period, subject to the NEO’s continued employment.(1)
Incentivize our NEOs based on long-term performance and shareholder value creation, talent retention, and align the interests of our executives with the interests of our shareholders.
(1)Subject to our Employee Severance Plan, discussed below.
Grant of Share Awards in 2024
Our Compensation Committee sets opportunities under our LTI using target equity award values which are based on a percentage of each executive’s base salary. Target equity award values are set the beginning of each year at the same time as the AIP bonuses are determined.
One-third of the target equity award value is granted in the form of time-vested restricted shares and two-thirds of the target equity award value is granted in the form of PSUs. The number of restricted shares and PSUs granted is determined using the volume-weighted average price of our common shares based on the last 30 trading days prior to the date of the award ($43.82 for 2024 LTI incentive awards). For the three-year period beginning on January 1, 2024, our Compensation Committee established the following target LTI award values and number of restricted shares and PSUs for our NEOs:

	LTI Award Value - Time-Based Restricted Shares (as a % of Salary)	Number of Restricted Shares (1/3 of the Target LTI Award Value)	LTI Award - Performance Share Units Award Value (as a % of Salary)	Target Number of PSUs (2/3 of the Target LTI Award Value)
Gregory K. Silvers	133.2%	27,544	306.8%	63,443
Mark A. Peterson	76.6%	9,504	176.4%	21,887
Gregory E. Zimmerman	74.9%	8,474	172.6%	19,527
Paul R. Turvey	21.6%	1,775	49.9%	4,099
Tonya L. Mater	26.6%	2,045	61.4%	4,721
Restricted Shares
The restricted shares granted under the LTI vest ratably over a four-year period, subject to the NEO’s continued employment with the Company. The Compensation Committee believes that this longer vesting period supports retention and share ownership, further aligning the NEO's interests with those of our shareholders. Prior to vesting, the NEOs are entitled to receive all dividends on the restricted shares and to vote the shares. All restrictions will lapse and the shares will become fully vested upon the NEO’s death or disability and in accordance with our Employee Severance Plan.
Performance Share Units
PSUs represent the right to earn, on a one-for-one basis, actual common shares of the Company at the end of the three-year performance period established by the LTI. At the beginning of each three-year performance period, the Compensation Committee grants each NEO a target number of PSUs. The actual number of common shares issued with respect to a PSU award is based upon the target number of PSUs established at the beginning of the performance period multiplied by a “payout percentage” described below. PSUs earn dividend equivalent rights payable in additional common shares only to the extent actual common shares of the Company are earned at the end of the three-year performance period.

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At the beginning of 2024, our Compensation Committee identified three performance factors that would determine the PSU opportunities:
•Our TSR vs. TSR of Triple Net Peer Group;
•Our TSR vs. TSR of the MSCI US REIT Index; and
•Our Compound Annual Growth Rate of AFFO per Share for the three-year performance period.
Our Compensation Committee put a 52.2% weighting on our TSR vs. the TSR of the triple net peer group, a 26.1% weighting on our TSR vs. the TSR of the MSCI US REIT Index and a 21.7% weighting on our compound annual growth rate of AFFO per share for the three-year performance period. The financial performance components are measured over a three-year period beginning on January 1, 2024. To the extent performance goals are achieved, actual common shares of the Company will be issued, on a one-for-one basis with each PSU, at the end of the 2024-2026 performance period. The Compensation Committee believes using forward-looking, multi-year performance periods will measure the success of our strategic initiatives designed to enhance shareholder value.
Beginning with the 2024-2026 performance period, the Compensation Committee determined to set the target payout for the metrics based on our TSR vs. the TSR of the triple net peer group and our TSR vs. the TSR of the MSCI US REIT Index at the 55th percentile rather than the 50th percentile to only reward executives at target when the Company outperformed the median of its peers.
The first performance metric measures our annualized TSR (annualized return assuming annual compounding and reinvestment of dividends) relative to a triple-net peer group. The following table shows the payout percentage for the 2024 PSU awards at various levels of relative and absolute shareholder return. The number of actual common shares issued at the end of the performance period will equal the target number of PSUs (set forth above) multiplied by 52.2% multiplied by the payout percentage set forth below.

2024-2026 Relative Total Shareholder Return vs. Triple-Net Peer Group
Performance Level		Payout Percentage
Outperformance	At least 75th percentile and at least 10% Absolute Annualized TSR	217.0%
Maximum	At least 75th percentile	167.0%
Target	At least 55th percentile	100.0%
Minimum	At least 30th percentile	50.0%
The second performance factor measures our annualized TSR (annualized return assuming annual compounding and reinvestment of dividends) relative to the MSCI US REIT Index. The following table shows the payout percentage for the 2024 PSU awards at various levels of relative and absolute shareholder return. The number of actual common shares issued at the end of the performance period will equal the target number of PSUs (set forth above) multiplied by 26.1% multiplied by the payout percentage set forth below.

2024-2026 Relative Total Shareholder Return vs. MSCI US REIT Index
Performance Level		Payout Percentage
Outperformance	At least 75th percentile and at least 10% Absolute Annualized TSR	217.0%
Maximum	At least 75th percentile	167.0%
Target	At least 55th percentile	100.0%
Minimum	At least 30th percentile	50.0%
For purposes of the two relative TSR comparisons, the Compensation Committee selected to compare our TSR against a group of triple-net lease REITs with which we most directly compete for business and/or capital (see

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the table below) and to compare our TSR against the index that management believes is most relevant to measure our performance (the MSCI US REIT Index).

2024-2026 Triple-Net Peer Group
Agree Realty Corporation	NNN REIT, Inc.
Broadstone Net Lease, Inc.	Realty Income Corporation
Four Corners Property Trust, Inc.	Safehold Inc.
Gaming & Leisure Properties, Inc.	VICI Properties Inc.
Getty Realty Corp.	W.P. Carey Inc.
LXP Industrial Trust
The final financial metric measures the average annual growth in our AFFO per Share.
The number of actual common shares issued at the end of the performance period will equal the target number of PSUs (set forth above) multiplied by 21.7% multiplied by the payout percentage set forth below. The Compensation Committee included AFFO per Share growth because it impacts our ability to pay dividends, which is a key driver of our stock price and TSR.

2024-2026 AFFO per Share Growth
Performance Level	Compound Annual Growth Rate of AFFO per Share for the Performance Period	Payout Percentage
Maximum	6.0%	200.0%
Target	4.0%	100.0%
Minimum	2.0%	50.0%
If results for a performance metric exceed the minimum, but are less than target, or exceed target, but are less than maximum, the applicable Payout Percentage will be determined on a sliding scale based upon the percentage such excess represents of the difference between minimum and target, or target and maximum, as the case may be. The applicable Payout Percentage will be 0% if the applicable performance metric is below the minimum.
PSUs were first awarded to our NEOs in February 2020, covering a three-year performance period that ended on December 31, 2022. The PSUs awarded in 2020 used the same three performance factors that were used for the 2021-2023 awards and the 2022-2024 awards. Shortly after the 2020 awards were granted, the COVID-19 pandemic reached North America and severely impacted experiential real estate properties, given that such properties involve congregate social activity and discretionary consumer spending. During the pandemic, our share price significantly declined and we were required to pause our dividend payments, causing our TSR to decline more than most of the members of the Triple Net Peer Group and the MSCI US REIT Index. In addition, our AFFO per Share Growth was negative during the performance period. As a result, the PSUs for the three-year performance period ended on December 31, 2022 did not achieve the minimum performance level of any of the three performance metrics resulting in no payout under this portion of the LTI.
This contrasts with the PSUs that were awarded to our NEOs in February 2021 and February 2022, covering a three-year performance period that ended on December 31, 2023 and December 31, 2024, respectively. The PSUs awarded in 2021 and 2022 used the same three performance factors that were used for the 2020 awards. As social activity and discretionary consumer spending normalized after the initial impacts of the COVID-19 pandemic, our share price substantially improved and we resumed our dividend payments, causing our TSR to increase more than most of the members of the Triple Net Peer Group and the MSCI US REIT Index. In addition, our AFFO per Share growth saw significant improvement during the performance period as our customers were able to reopen and capitalize on strong demand for experience-based services. As a result, the PSUs for the three-year performance period ended on December 31, 2023 achieved the maximum or outperformance level for each of the three performance metrics. Similarly, the PSUs for the three-year performance period ended on December 31, 2024 achieved the maximum level because the Company's performance exceeded the maximum thresholds in all metrics.

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We believe our NEOs failure to receive any share awards for the 2020-2022 performance period when the Company underperformed relative to its peers and applicable benchmark and failed to achieve the AFFO per Share growth metric, and their receipt of a maximum or outperformance number of shares for the 2021-2023 performance period when the Company outperformed relative to its peers and applicable benchmark and achieved significant AFFO per Share growth, and their receipt of a maximum number of shares for the 2022-2024 performance period when the PSUs for the 2022-2024 performance period achieved the maximum level because the Company's performance exceeded the maximum thresholds in all metrics, demonstrates that our LTI aligns NEO compensation with total shareholder returns. See “Summary Compensation Table” on page 54.
Payout on PSUs for
2020-2022, 2021-2023 and 2022-2024 Performance Period

	PSUs Granted for 2020 – 2022 Performance Period	Actual Shares of Common Stock Received for 2020 – 2022 Performance Period	PSUs Granted for 2021 – 2023 Performance Period	Actual Shares of Common Stock Received for 2021 – 2023 Performance Period	PSUs Granted for 2022 – 2024 Performance Period	Actual Shares of Common Stock Received for 2022 – 2024 Performance Period
CEO	28,391	—	51,623	147,586	50,026	126,235
Other NEOs (average)	7,795	—	12,704	36,319	12,124	30,594
Beginning in 2024, the LTI was adjusted to increase the threshold required for the awards to be paid at target from the 50th percentile to the 55th percentile for the metrics based on the Company’s TSR compared to the TSR of the Company’s peer group and the TSR of the MSCI US REIT Index.
Health and Welfare Benefits. We provide certain health and welfare benefits to the NEOs, including employer matching contributions to our 401(k) plan, health and welfare benefit programs and life insurance, which are generally the same as such benefits provided to all other full-time employees, except the Company provides NEOs with a term life insurance benefit in connection with their severance upon death and executive physicals, as discussed below.

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Perquisites and Other Personal Benefits. We offer the following reasonable personal benefits and perquisites to the currently employed NEOs:
•Vehicles. We have acquired vehicles that the NEOs are entitled to use. Each of those NEOs is taxed for personal use of the vehicles.
•Term Life Insurance. Under our Company’s insurance benefit plan, our Company pays the premium for term life insurance for the benefit of each NEO payable upon the NEO’s severance upon death.
•Executive Health Program. The Compensation Committee requires that each NEO obtain an annual physical from their personal physician or pursuant to an executive health program and NEOs are reimbursed for travel (within the United States) to obtain the physical and any uninsured expenses for medically necessary tests.
Chief Executive Compensation. In early 2025, the Compensation Committee conducted a formal evaluation of Mr. Silvers, including reviewing Mr. Silvers’ self-evaluation, and surveying the current members of the Board. Our Compensation Committee took into account our overall performance and Mr. Silvers’ achievements during 2024, as well as the compensation of CEOs at our peer group companies. Mr. Silvers’ compensation also reflects his role as an inspirational and principled leader who has built a culture of empowering team members to drive strong financial results and his accomplishments in furthering the Company's strategic plan and shareholder engagement. In 2024, the Compensation Committee increased his base salary by 3.5% recognizing guidance from our compensation consultant regarding salary increases within the REIT industry. Based on his individual performance evaluation and the performance of the Company in 2024, the Compensation Committee established a bonus under the AIP at 189.5% of his base salary. Mr. Silvers elected to take payment of the AIP bonus in the form of unvested restricted common shares valued at 150% of the bonus. Based on the LTI, the Compensation Committee awarded Mr. Silvers’ restricted common shares and PSUs valued at his target level. The PSUs granted in 2024 are subject to performance metrics calculated over a period of three years ending December 31, 2026. Based upon its review of the various factors described above, the Compensation Committee believes Mr. Silvers’ compensation is reasonable and not excessive.
Roles of the Compensation Committee, Executive Officers, and Compensation Consultant in Determining Executive Compensation
Our Compensation Committee meets at the beginning of each year to make decisions regarding our NEOs’ compensation. When making these decisions, our Compensation Committee considers the performance of our Company and of each NEO, available compensation information of our peer group and the actual compensation provided to each NEO for each of the last three fiscal years. Based upon the review of this information, together with recommendations provided by our Chief Executive Officer (with respect to other NEOs), our Compensation Committee sets, for each of the NEOs, the base salary for the new fiscal year, determines the AIP awards for the most recently completed year, sets AIP opportunities for the new fiscal year and sets the LTI award opportunity for the next three-year period.
In addition to the input of the Chief Executive Officer, other executives attend meetings of our Compensation Committee from time to time and provide historical and prospective breakdowns of primary compensation components for each NEO, and additional context with respect to Company performance. Our Compensation Committee makes the final determinations on all elements of each NEO’s compensation. Our CEO does not play a role in determining his own compensation, other than discussing his annual performance with the Compensation Committee and sharing his accomplishments and proposed objectives with the Compensation Committee.
Our Compensation Committee establishes formulaic performance targets with respect to incentive compensation under our AIP and LTI, provided that a portion of each executive’s AIP award is calculated based on a subjective assessment of personal performance. The Compensation Committee does not intend to make upward or downward adjustments to the formulaic awards under the AIP. The Compensation Committee does not have any ability to exercise discretion to increase or reduce an indicated award under the LTI.
The Compensation Committee has retained Ferguson Partners Consulting L.P. (“FPC”) to advise the Compensation Committee with respect to its review of compensation levels for our NEOs. The Compensation Committee has determined that FPC is independent under our NYSE listing requirements.

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Benchmarking to Peer Group
As part of its process of evaluating our executive compensation program, our Compensation Committee reviews peer comparison data to ensure that our executive compensation is competitive within the marketplace. FPC compares our executive’s compensation to that of our peers based both on the executive’s role (e.g., CEO, CFO, etc.) and rank in terms of aggregate compensation (e.g., highest compensated, second highest, etc.) The Compensation Committee reviews data based on the executive’s role and rank because it believes these comparisons provide it with the information it needs to ensure that the Company’s compensation program is fair and competitive.
Management assisted FPC and the Compensation Committee in the process, providing additional REIT industry insight. The Compensation Committee reviews the peer group used on an annual basis. The following table provides the names and key information for each company in the peer group:
Peer Group

Name	Property Focus	Headquarters	Number of Employees(1)	Implied Market Capitalization As of December 31, 2024 (in millions)(1)	Total Capitalization As of December 31, 2024 (in millions)(1)
Agree Realty Corporation	Other Retail	Royal Oak, MI	75	$7,580.2	$10,561.6
Broadstone Net Lease, Inc.	Diversified	Victor, NY	73	3,128.7	5,052.0
CareTrust REIT, Inc.	Health Care	San Clemente, CA	21	5,058.2	5,476.1
Essential Properties Realty Trust	Other Retail	Princeton, NJ	48	5,883.5	8,010.5
Four Corners Property Trust, Inc.	Other Retail	Mill Valley, CA	536	2,712.4	3,854.4
Gaming and Leisure Properties, Inc.	Casino	Wyomissing, PA	19	13,612.3	21,653.9
LXP Industrial Trust	Industrial	New York, NY	59	2,391.3	4,097.7
NNN REIT, Inc.	Other Retail	Orlando, FL	83	7,661.0	12,034.8
Omega Healthcare Investors, Inc.	Health Care	Hunt Valley, MD	60	10,864.0	15,733.2
Sabra Health Care REIT, Inc.	Health Care	Irvine, CA	50	4,115.0	6,540.9
STAG Industrial, Inc.	Industrial	Boston, MA	91	6,435.6	9,501.6
W.P. Carey Inc.	Diversified	New York, NY	203	11,922.9	20,109.6
Median			67	$6,159.6	$8,756.1
Average			110	6,780.4	10,218.9
EPR Properties	Specialty	Kansas City, MO	55	3,353.6	6,797.4
Relative Percentile Rank			38%-ile	31%-ile	46%-ile
(1)Source: S&P Global Market Intelligence.
FPC’s benchmarking review was based on information disclosed in the peer companies’ 2023 proxy statements, which reported data with respect to fiscal 2022 (the latest year for which comprehensive data was publicly available at the time of the benchmarking analysis), as well as other publicly available information. FPC also reviewed the 2023 NAREIT Compensation Survey (which FPC conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPC for additional context. FPC’s review compared our executive pay practices to compensation practices for executives in comparable positions at peer companies and advised the Compensation Committee on several aspects of compensation including base salaries, target incentive pay, and pay mix. All of these aspects of FPC’s analyses informed the Committee’s decisions regarding executive pay going into 2024.

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Share Ownership Guidelines
The Compensation Committee has adopted share ownership guidelines applicable to the executives and trustees of the Company. In 2025, the Board of Trustees approved a significant increase to these share ownership guidelines increasing the requirements by 50% to 500%. As a result, the Company believes that its share ownership guidelines are market leading relative to its peers. Effective February 24, 2025, each executive and trustee is required to have acquired, within four years of his or her becoming an executive or trustee, common shares or unvested restricted common shares having a market value in excess of the following:

	Prior Requirement	New Requirement
Trustees	4x current annual retainer	6x current annual retainer
CEO	5x current base salary	12x current base salary
CFO	3x current base salary	6x current base salary
Executive Vice Presidents	1x current base salary	6x current base salary
Senior Vice Presidents	1x current base salary	3x current base salary
Compensation Recovery Policy
As part of the Company’s pay for performance philosophy, the Company has adopted a policy providing for recovery of erroneously awarded incentive-based compensation in the event of a restatement of the Company’s financial statements (the “Clawback Policy”). The Clawback Policy was adopted, effective as of October 2, 2023, to comply with the listing standards adopted by the NYSE regarding compensation recovery, and the full policy is disclosed as an exhibit to our 2024 Annual Report on Form 10-K.
Assessment of Compensation-Related Risks
The Compensation Committee does not believe that any of the Company’s compensation programs expose the Company to excessive risk and instead believes that all of the programs encourage behavior that supports sustainable value creation for stakeholders by appropriately balancing risk and reward. During the compensation setting process each year, the Compensation Committee considers the Company’s compensation policies and practices to determine whether, in its judgment, the compensation programs encourage risk-taking behavior likely to have a material adverse effect on the Company.
The Company’s compensation programs have three common elements: base salary, potential AIP awards, and potential LTI awards. For our executives, AIP awards are determined based upon the achievement of both individual and Company performance metrics. For all other employees (other than individuals who originate investments for the Company (“producers”)), AIP awards are determined based upon personal performance ratings and achievement of personal performance goals and are then adjusted, in the discretion of management, based on the Company’s overall performance. For producers, AIP awards are determined solely on the Company’s investment spending and the LTI awards are determined using the same methodology as non-executive employees.
Based on its review, the Compensation Committee believes the investment spending metric, which is utilized in determining both the executives’ and the producers’ compensation, could encourage excessive risk-taking behavior because individual employee actions could directly impact this metric. This risk, however, is mitigated by several factors, as discussed below.
The Compensation Committee believes that the following factors decrease the likelihood of an individual engaging in excessive risk-taking behavior to increase their compensation:
•The 2024 executive compensation program uses a balanced mix of performance metrics, including FFO, as adjusted, per Share, AFFO per Share, investment spending, relative TSR, and personal performance metrics for each executive, to avoid excessive weight on any single performance metric.
•The compensation programs provide a balanced mix of cash and equity and both annual and long-term incentives.

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•The Company has a multi-level approval process for investments (including acquisition and disposition opportunities) that mitigates the risk of using investment spending as a performance metric in its compensation programs. First, the Company’s underwriting team analyzes all investment opportunities. The underwriting team is not compensated based on investment spending and does not report to the production team. Once approved by underwriting, the Company’s senior management reviews investment opportunities, and if approved by management, such opportunities are presented to and approved by the Investment Committee, which consists of each of the NEOs, with transactions in excess of $85 million requiring the additional approval of the Board of Trustees.
•All shares awarded under the AIP and time-based equity awards under the LTI are payable in the form of unvested restricted shares that continue to be at-risk for three years (for AIP awards) and four years (for LTI awards) after they are earned. Specifically, the Company incents individuals to elect to receive AIP awards in unvested restricted common shares by valuing the equity award at an amount equal to 150% of the cash amount the individuals otherwise would have received.
•Our insider trading policy prohibits all employees (including officers) and trustees and certain of their respective family members and controlled entities from engaging in transactions in our securities that are speculative in nature, including, but not limited to prohibiting “short selling,” purchasing options, taking out margin loans against stock options, hedging or engaging in any other type of speculative arrangement that has a similar economic effect without the full risk or benefit of ownership, and transacting in the securities of any entity with which the Company is discussing significant business matters.
•Maximum payout levels for awards under the AIP and LTI are capped.
•Executive officers are subject to share ownership and retention guidelines.
•FPC, the Compensation Committee’s independent compensation consultant, assists with the review of the executive compensation policies and practices.

Grant Practices Regarding Equity
The Compensation Committee approves and grants annual equity awards at approximately the same time every year. In certain circumstances, including the hiring or promotion of an officer, the Compensation Committee may approve grants to be effective at other times.
The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards granted at the start of the new fiscal year to incentivize delivering on the Company's strategic objectives for the new fiscal year. The Company has not timed the disclosure of material nonpublic information to affect the value of compensation. Any coordination between a grant and the release of information that could be expected to affect such grant's value is precluded by the predetermined schedule.
We do not currently grant stock options as part of our equity compensation programs. If stock options were to be granted in the future to employees, including executive officers, or non-employee trustees, the Company would not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common shares. In addition, we generally do not grant stock options (i) during trading blackout periods established under our insider trading policy, or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to other types of equity awards that do not include an exercise price related to the market price of our common shares on the date of grant.
During fiscal year 2024, (i) none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

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Summary Compensation Table
The following table contains information on the compensation earned by our named executive officers in 2024, which we collectively refer to in this Proxy Statement as our “NEOs.” For additional information regarding this compensation, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

Name & Principal Position	Year	Salary	Bonus (1)	Share Awards (2)(3)	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation(4)	Total

Gregory K. Silvers	2024	$906,150	$1,717,245	$5,188,161	$—	$—	$—	$113,535	$7,925,091
Chairman, President and Chief Executive Officer	2023	875,500	2,234,823	5,451,878	—	—	—	110,058	8,672,259
	2022	850,000	1,791,534	6,051,051	—	—	—	82,406	8,774,991

Mark A. Peterson	2024	543,700	703,222	1,866,860	—	—	—	80,272	3,194,054
Executive Vice President, Chief Financial Officer and Treasurer	2023	525,300	888,676	1,916,975	—	—	—	76,268	3,407,219
	2022	510,000	796,238	2,212,081	—	—	—	55,264	3,573,583

Gregory E. Zimmerman	2024	495,750	673,263	1,697,193	—	—	—	82,346	2,948,552
Executive Vice President, and Chief Investment Officer	2023	478,950	855,806	1,729,086	—	—	—	67,637	3,131,479
	2022	465,000	580,785	1,738,279	—	—	—	58,098	2,842,162

Paul R. Turvey	2024	360,000	260,053	609,210	—	—	—	49,986	1,279,249
Senior Vice President, General Counsel and Secretary

Tonya L. Mater	2024	336,900	239,661	421,967	—	—	—	46,912	1,045,440
Senior Vice President and Chief Accounting Officer	2023	325,480	302,847	354,552	—	—	—	49,059	1,031,938
	2022	316,000	271,345	546,394	—	—	—	38,877	1,172,616

(1)Amounts reflect performance bonuses earned by each executive under the AIP. Performance bonuses under the annual incentive program are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of the executive. Executives that elect to receive their performance bonuses in the form of nonvested restricted common shares receive an award of nonvested restricted common shares having a value equal to 150% of the cash amount they otherwise would have received. In each of 2024, 2023 and 2022, the executives elected to receive their performance bonuses payable in that year in the form of nonvested restricted common shares other than Ms. Mater who elected to receive $59,915 and $302,847 of her performance bonuses in cash for 2024 and 2023, respectively, and Mr. Zimmerman who elected to receive $85,000 of his performance bonus in cash for 2022. See note 2 below for a discussion of the method used in determining the aggregate grant date fair value of the nonvested restricted common shares.
(2)Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 15 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.
(3)Amounts include: (i) the aggregate grant date fair value of nonvested restricted performance share units issued pursuant to the LTI; (ii) the aggregate grant date fair value of nonvested restricted common shares issued pursuant to the LTI; and (iii) the incremental aggregate grant date fair value of nonvested restricted common shares issued pursuant to the AIP that the executive, by accepting nonvested restricted common shares instead of cash, received in excess of the cash amount that the executive would have otherwise received. In 2024, the incremental aggregate grant date fair value of

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nonvested restricted common shares issued pursuant to the AIP to Messrs. Silvers, Peterson, Zimmerman and Turvey and Ms. Mater was $1,192,425, $488,312, $467,508, $180,590 and $198,617, respectively. In 2024, Ms. Mater elected to receive $59,915 of her performance bonus in cash.
(4)The following table sets forth all other compensation for 2024, including amounts relating to personal use of company vehicles, the Company’s matching contributions under the Company’s 401(k) plan, amounts payable by the Company with respect to term life insurance premiums (and related tax gross-up payments), dividends paid on nonvested restricted shares that were not factored into the grant date fair value of such awards and payments for executive medical examinations.

Name	Personal Use of Company Vehicles	401(k) Matching Contributions	Term Life Insurance Premiums and Related Tax Gross-Up	Dividends	Executive Wealth and Financial Advice	Executive Medical Examinations	Total of All Other Compensation
Gregory K. Silvers	$16,873	$30,500	$17,612	$26,696	$9,973	$11,881	$113,535
Mark A. Peterson	10,828	30,500	8,780	10,217	9,551	10,396	80,272
Gregory E. Zimmerman	8,926	30,500	11,854	9,653	9,973	11,440	82,346
Paul R. Turvey	10,685	23,000	3,252	3,114	9,935	—	49,986
Tonya L. Mater	14,944	23,000	1,885	562	6,521	—	46,912

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Grants of Plan-Based Awards in Fiscal 2024
The following table provides information about grants of plan-based awards under equity incentive plans to the NEOs in 2024. These grants were made under the 2016 Equity Incentive Plan pursuant to the AIP and the LTI. Grants were in the form of nonvested restricted common share awards and nonvested performance share units. For additional information regarding these awards, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant date Fair Value of Stock and Option Awards(3)

Name	Grant Date	Thres- hold	Target	Maxi- mum	Thres- hold(#)	Target(#)	Maxi- mum(#)
Gregory K. Silvers
2024 LTI	2/26/2024	—	—	—	31,722	63,443	135,331	—	—	$—	$2,839,715
2024 LTI	2/26/2024	—	—	—	—	—	—	27,544	—	—	1,156,022
2024 AI	2/26/2024	—	—	—	—	—	—	69,534	—	—	2,918,342
Mark A. Peterson
2024 LTI	2/26/2024	—	—	—	10,944	21,887	46,687	—	—	—	979,666
2024 LTI	2/26/2024	—	—	—	—	—	—	9,504	—	—	398,883
2024 AI	2/26/2024	—	—	—	—	—	—	27,650	—	—	1,160,471
Gregory E. Zimmerman
2024 LTI	2/26/2024	—	—	—	9,764	19,527	41,653	—	—	—	874,031
2024 LTI	2/26/2024	—	—	—	—	—	—	8,474	—	—	355,654
2024 AI	2/26/2024	—	—	—	—	—	—	26,672	—	—	1,119,424
Paul R. Turvey
2024 LTI	2/26/2024	—	—	—	2,050	4,099	8,744	—	—	—	183,473
2024 LTI	2/26/2024	—	—	—	—	—	—	5,841	—	—	245,147
2024 LTI	2/26/2024	—	—	—	—	—	—	5,481	—	—	230,038
Tonya L. Mater
2024 LTI	2/26/2024	—	—	—	2,361	4,721	10,070	—	—	—	211,268
2024 LTI	2/26/2024	—	—	—	—	—	—	2,045	—	—	85,829
2024 AI	2/26/2024	—	—	—	—	—	—	—	—	—	—
(1)The column includes nonvested restricted performance share units issued pursuant to the LTI for the 2024 performance period. The nonvested performance share units issued pursuant to the LTI vest on the third anniversary of the grant date, subject to the attainment of certain performance conditions. Actual shares delivered are subject to performance conditions and dividends and therefore may vary from the threshold, target and maximum amounts reported here. See the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding these awards and the LTI.
(2)The column includes: (1) nonvested restricted common shares issued pursuant to the LTI relating to the 2024 performance period; and (2) nonvested restricted common shares issued pursuant to the AIP (with respect to elections to receive the award in restricted common shares) relating to the 2023 performance period (but issued in 2024). The nonvested restricted common shares issued pursuant to the AIP vest at the rate of 33 1/3% per year for three years and the nonvested restricted common shares issued pursuant to the LTI vest at the rate of 25% per year for four years. See the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding these awards and the AIP and LTI.
(3)Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 15 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

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Outstanding Equity Awards at 2024 Fiscal Year-End
The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1)
Gregory K. Silvers	21,588	—	—	$61.79	2/20/2025	—	$—	—	$—
	—	—	—	—	—	202,331	8,959,217	170,081	7,531,187
Mark A. Peterson	8,401	—	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	80,592	3,568,614	58,677	2,598,218
Gregory E. Zimmerman	—	—	—	—	—	66,969	2,965,387	52,342	2,317,704
Paul R. Turvey	1,718	—	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	23,934	1,059,798	4,099	181,504
Tonya L. Mater	1,201	—	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	14,824	656,407	12,649	560,098
(1)The market value of the restricted common share awards and restricted performance share awards is based on the closing market price of the Company’s common shares as of December 31, 2024 (the last trading day in the 2024 fiscal year), which was $44.28 per share.
(2)The number of restricted performance share awards included in this column is based on achieving target performance.
(3)The following table provides information regarding restricted common share awards granted to the NEOs under AIP and LTI and vest according to the following schedule.

	January 1, 2025		January 1, 2026		January 1, 2027		January 1, 2028
	AIP	LTI	AIP	LTI	AIP	LTI	AIP	LTI
Gregory K. Silvers	64,268	26,668	47,154	20,215	23,178	13,962	n/a	6,886
Mark A. Peterson	28,071	9,265	19,873	6,974	9,216	4,817	n/a	2,376
Gregory E. Zimmerman	21,583	8,367	15,511	6,220	8,875	4,295	n/a	2,118
Paul R. Turvey	3,404	5,426	3,348	4,604	1,827	3,866	n/a	1,459
Tonya L. Mater	6,175	1,968	3,631	1,502	n/a	1,037	n/a	511
(4)    The following table provides information regarding restricted and unearned performance share awards granted to the NEOs and vest according to the following schedule.

	January 1, 2025 (a)	January 1, 2026 (b)	January 1, 2027 (b)
Gregory K. Silvers	50,026	56,612	63,443
Mark A. Peterson	17,259	19,531	21,887
Gregory E. Zimmerman	15,394	17,421	19,527
Paul R. Turvey	n/a	n/a	4,099
Tonya L. Mater	3,719	4,209	4,721
(a)     The performance share awards vested on January 1, 2025 and were settled with a payout percentage of 200%, 200% and 200% for TSR relative to Triple Net Peer Group, TSR relative to MSCI US REIT Index and compound annual growth rate of AFFO per share for the three year performance period, respectively.
(b)    The performance share awards will vest on January 1, 2026 and January 1, 2027 subject to the achievement of performance goals.

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Option Exercises and Stock Vested in Fiscal 2024
The following table provides information regarding option exercises by our NEOs and restricted common shares held by our NEOs which vested during 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(1)
Gregory K. Silvers	—	$—	229,048	$10,273,840
Mark A. Peterson	—	—	87,569	3,950,415
Gregory E. Zimmerman	—	—	75,446	3,381,397
Paul R. Turvey	—	—	6,012	291,281
Tonya L. Mater	—	—	20,994	957,799
(1)The “value realized” on exercise of an option award is the difference between the per share closing market price of the Company’s common shares on the date of exercise and the exercise price of the option. The “value realized” on vesting of a restricted common share award is the closing market price of the Company’s common shares as of the vesting date of the award.
(2)On January 1, 2024, Messrs. Silvers, Peterson, Zimmerman and Turvey and Ms. Mater surrendered 37,121, 16,065, 12,075, 2,003 and 5,372 shares, respectively, to pay for tax withholding on the vesting of restricted common share awards. Additionally, on February 26, 2024, Messrs. Silvers, Peterson and Zimmerman and Ms. Mater surrendered 66,931, 23,651, 22,167 and 4,824 shares, respectively, to pay for tax withholding on the vesting of restricted performance share awards.

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Potential Payments Upon Termination or Change of Control
The following table provides information regarding potential payments upon termination of our NEOs or a change of control as of December 31, 2024. These payments are provided for pursuant to the Company’s Severance Plan, equity plans and award agreements as described below.

						Six Months Before or One Year After Change in Control
Name	Benefit	Voluntary Termination	Death	Disability	Termination w/o Cause or for Good Reason	No Termination	Termination w/o Cause or for Good Reason

Gregory K. Silvers	Cash Severance(1)	$—	$—	$—	$5,908,158	$—	$8,173,533
	Term Life Insurance Proceeds(2)	—	2,500,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	8,959,217	8,959,217	8,959,217	8,959,217	8,959,217
	Accelerated Vesting of Restricted Performance Share Units(3)	—	7,531,187	7,531,187	7,531,187	7,531,187	7,531,187

Mark A. Peterson	Cash Severance(1)	—	—	—	$2,742,120	—	$3,285,820
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	3,568,614	3,568,614	3,568,614	3,568,614	3,568,614
	Accelerated Vesting of Restricted Performance Share Units(3)	—	2,598,218	2,598,218	2,598,218	2,598,218	2,598,218

Gregory E. Zimmerman	Cash Severance(1)	—	—	—	$2,561,747	—	$3,069,891
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	2,965,387	2,965,387	2,965,387	2,965,387	2,965,387
	Accelerated Vesting of Restricted Performance Share Units(3)	—	2,317,704	2,317,704	2,317,704	2,317,704	2,317,704

Paul R. Turvey	Cash Severance(1)	—	—	—	$1,337,620	—	$1,337,620
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	1,059,798	1,059,798	1,059,798	1,059,798	1,059,798
	Accelerated Vesting of Restricted Performance Share Units(3)	—	181,504	181,504	181,504	181,504	181,504

Tonya L. Mater	Cash Severance(1)	—	—	—	$1,253,305	—	$1,253,305
	Term Life Insurance Proceeds(2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	656,407	656,407	656,407	656,407	656,407
	Accelerated Vesting of Restricted Performance Share Units(3)	—	560,098	560,098	560,098	560,098	560,098
(1)Represents cash severance payments under the Company’s Severance Plan as described below under “Severance Plan and Award Agreements.” Amounts representing the Company’s direct payment to insurers of the Company-paid portion of the annual premium cost to cover the NEO and

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their eligible dependents, if any, under the Company’s health, vision and dental plans are calculated based on the applicable premium as in effect at December 31, 2024.
(2)Represents payment of the proceeds from the NEO’s term life insurance policy payable by the insurer.
(3)Based on the closing market price of the Company’s common shares as of December 31, 2024 (the last trading day in the 2024 fiscal year), which was $44.28 per share. Amounts shown for accelerated vesting of restricted performance share units assume achievement of an “at target” level of performance.
Severance Plan and Award Agreements
Our NEOs are entitled to certain severance benefits under the Company’s Severance Plan, which provides benefits for all full-time employees of the Company. Under the Company’s Severance Plan, each of our NEOs would be entitled to receive certain severance benefits upon a “qualifying termination.” The Company’s Severance Plan defines a “qualifying termination” to mean an involuntary termination of the executive’s employment with the Company without “cause” or with “good reason” and other than as a result of the executive’s death or a “qualifying departure” (as such terms are defined in the Company’s Severance Plan). Upon a “qualifying termination,” each of our NEOs would be entitled to a cash severance payment equal to the sum of:
•24x the executive’s “monthly base compensation” (defined to mean 1/12th of the sum of (1) the executive’s annual base salary or wage in effect at the time of a Qualifying Termination and (2) the amount of the executive’s annual incentive bonus opportunity (not including for this purpose any incentive bonus opportunity under any Company long-term incentive plan) for the year in which the Qualifying Termination occurs, assuming an “at target” level of performance (paid in cash, in lieu of an equity award);
•18x the executive’s “monthly welfare compensation” (defined to mean 1/12th of the amount equal to one-half (1/2) of the Company-paid portion of the annual premium cost to cover the Eligible Employee and his or her eligible dependents, if any, under the Company’s health, vision and dental plans in effect as of the date of the Qualifying Termination). Such calculation will include the Company-paid portion of the cost of the premiums for coverage of the Eligible Employee’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company at the time of the Qualifying Termination. Any payment of Monthly Welfare Compensation shall (1) only be provided to the extent the Eligible Employee has elected to receive COBRA continuation coverage, (2) be considered a subsidy to the Eligible Employee’s COBRA payment obligations and (3) run concurrently with the Company’s obligation to provide COBRA continuation coverage;
•Any earned and accrued, but not yet paid, base salary through the executive’s termination date;
•An amount determined in accordance with the Company’s vacation policy for all earned and accrued, but not yet used, credited vacation;
•The pro rata portion of the annual incentive bonus that the executive would have received under the Company’s annual incentive program for the performance year during which his or her termination occurs if the executive had remained employed through the end of such performance year and assuming achievement of an “at target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award), plus, if the executive’s termination prior to the Company’s determination and payment of the annual incentive bonus for the performance year immediately prior to the year during which his or her termination occurs, the annual incentive bonus that the executive would have received under the Company’s annual incentive program for such performance assuming achievement of an “at target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award); and
•Except as otherwise provided in the documents evidencing or effecting an award or grant under the Company’s long-term incentive plan, a pro rata portion of the amount of the long term incentive plan award that the executive would have received under the Company’s long term incentive plan for the

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performance year during which his or her termination occurs if the executive had remained employed through the end of such performance year and assuming achievement of an “at target” level of performance, plus, if the executive’s termination occurs prior to the Company’s determination and payment of the long term incentive plan award for the performance year immediately prior to the year during which his or her termination, the long term incentive plan award that the executive would have received under the Company’s long term incentive plan for such performance assuming achievement of an “at target” level of performance. This provision of the Severance Plan is designed to address the Company’s long-term incentive plan to the extent that awards are based on past performance. In 2020, the Company’s long-term incentive plan was redesigned to include restricted performance shares awards that are determined based on future performance and vest according to the terms of the applicable performance share award agreements. However, if an executive’s termination occurs in a performance year prior to the grant in that year of restricted shares and restricted performance share units under the long-term incentive plan, this provision will apply.
In addition, if any of Messrs. Silvers, Peterson or Zimmerman experiences a “qualifying termination” either during the six-month period immediately preceding a “change in control” or during the one-year period following a “change in control,” Mr. Silvers would be entitled to an additional cash severance payment of 12x his “monthly base compensation” and Messrs. Peterson and Zimmerman would be entitled to an additional cash compensation of 6x his “monthly base compensation.”
The Company’s Severance Plan defines “change in control” to have the same meaning as provided in the 2016 Equity Incentive Plan (as described below). Amounts payable under the Company’s Severance Plan in connection with a “change in control” are subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.
In addition, the Company’s Severance Plan would provide our NEOs with 12 months of outplacement services upon a “qualifying termination.”
The Company’s Severance Plan also provides that upon a “qualifying termination,” all unvested or unexercisable equity awards held by our NEOs will immediately vest and all of share options will remain exercisable until the earlier of the fifth anniversary date of the termination or the expiration date of the option.
The Company’s obligation to provide the severance benefits described above to our NEOs under the Company’s Severance Plan is subject to our NEOs providing a release of all claims and complying with applicable non-competition, non-solicitation, confidentiality and other post-employment restrictive covenants included in the Company’s Severance Plan.
The Company’s Severance Plan defines “cause” to mean (i) the executive’s willful and continued failure or refusal to perform his or her duties with the Company (other than as a result of disability or incapacity due to mental or physical illness), subject to a 30 day cure period, (ii) the willful engagement by the executive which is materially and demonstrably injurious to the Company, or (iii) the executive’s indictment of, or plea of nolo contendere with respect to, a felony, or conviction of, or plea of nolo contendere with respect to, any other crime involving theft or, in the sole discretion of the Company, moral turpitude.
The Company’s Severance Plan defines “good reason” to mean any of the following, unless consented to by the executive and subject to a 30-day cure period: (i) the assignment of duties to the executive materially and adversely inconsistent with such executive’s current position; (ii) a reduction of the executive’s base compensation or eligible bonus opportunity under the Company’s annual incentive program or the executive’s discontinued eligibility for long-term incentive awards under the Company’s long-term incentive plan, if, in the aggregate, results in a material reduction in the executive’s total direct compensation; or (iii) any requirement that the executive be based at any office outside of a 50-mile radius of his or her assigned primary work location with the Company without the executive’s consent.
As of December 31, 2024, our NEOs held unvested option, restricted share and restricted performance share awards under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan that were subject to accelerated vesting provisions upon a change in control of the Company or certain events of the executive’s termination of service. Under the 2016 Equity Incentive Plan and 2007 Equity Incentive Plan and related award agreements, in the event of a NEO’s death or disability all of the executive’s unvested option awards immediately vest and become exercisable and all restrictions applicable to the executive’s unvested restricted share and restricted performance share awards lapse and such awards become fully vested. The 2016 Equity Incentive Plan and 2007 Equity Incentive Plan also provide that, upon a “change in control” of the Company, all

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awards outstanding under the plan will become fully exercisable, fully vested or fully payable, as applicable, and all restrictions and conditions on such awards will be deemed satisfied. Under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan, a “change in control” is deemed to have occurred if:
•Incumbent trustees (defined as trustees of the Company on the effective date of the 2016 Equity Incentive Plan or the 2007 Equity Incentive Plan, as applicable, or any trustees who are subsequently elected with the approval of at least two-thirds of the incumbent trustees then on the Board) cease for any reason to constitute at least a majority of the Board;
•Any person or group becomes the beneficial owner of 25% or more of our voting securities, other than (i) an acquisition by an underwriter in an offering of shares by the Company, (ii) a transaction in which more than 50% of the voting securities of the surviving corporation is represented by the holders of our voting securities prior to the transaction, no person or group would become the beneficial owner of 25% or more of the voting securities of the surviving corporation entitled to elect directors (and no current beneficial owner of 25% or more of the Company’s voting securities would increase its percentage of ownership as a result of the transaction), and at least a majority of the directors of the surviving corporation were incumbent trustees of the Company (a “non-qualifying transaction”), or (iii) an acquisition of shares directly from the Company in a transaction approved by a majority of the incumbent trustees;
•The consummation of a merger, consolidation, acquisition, sale of all or substantially all of the Company’s assets or properties or similar transaction that requires the approval of our shareholders, other than a non-qualifying transaction (a “business combination”);
•The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
•Any transaction or series of transactions which results in the Company being “closely held” within the meaning of the REIT provisions of the Internal Revenue Code and with respect to which the Board has either waived or failed to enforce the “Excess Share” provisions of our amended and restated declaration of trust.
Under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan, a “change in control” will not be deemed to occur solely because a “person” or “group” acquires beneficial ownership of more than 25% of our voting securities as a result of any acquisition of our voting securities by the Company, but if after that acquisition by the Company the “person” or “group” becomes the beneficial owner of any additional such voting securities, a “change in control” will be deemed to occur unless otherwise exempted as set forth above.
Compensation Committee Interlocks and Insider Participation
None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Messrs. Connor and William P. Brown and Mses. Shanks, Sterneck and Ziegler): (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers, during the last completed fiscal year, served as: (i) a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) a member of the compensation committee of another entity, one of whose executive officers served as the Company’s trustee.
CEO Pay Ratio
Set forth below for 2024 is a comparison of (i) the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries (except the Chief Executive Officer of the Company) and (ii) the annual total compensation of the Chief Executive Officer. The information is provided pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. The median of the annual total compensation and the pay ratio described below are reasonable estimates calculated by the Company in a manner consistent with Item 402(u).

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We estimate that the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries (except our Chief Executive Officer) was approximately $281,958 for 2024. The annual total compensation of Mr. Silvers, our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $7,925,091 for 2024. Based on this information, we estimate that the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 28 to 1 for 2024.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we used the following methodology and made the following material assumptions, adjustments, and estimates:
•We determined that, as of December 31, 2024, our employee population consisted of approximately 55 individuals, all of whom are located in the United States. This population consisted of our full-time and part-time employees.
•To identify the “median employee” from our employee population, we compared the amount of gross earnings before pre-tax deductions of our employees (other than our Chief Executive Officer) who were employed by us on December 31, 2024, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2024. We used gross earnings before pre-tax deductions as a compensation measure because we believe that it reasonably reflects the total annual compensation of our employees and can be consistently applied to all of our employees included in the calculation. For purposes of identifying the median employee, we annualized the base salaries of full-time employees who were employed by us on December 31, 2024, but did not work for us for the entire fiscal year. The resulting total gross earnings before pre-tax deductions for all employees (other than our Chief Executive Officer) were sorted from high to low, and the median employee was identified.
•Once we identified our median employee, we included the elements of such employee’s compensation for 2024 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included in this Proxy Statement, which was calculated in accordance with the same requirements of Item 402(c)(2)(x) of Regulation S-K.

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”
The disclosure in the Pay Versus Performance Table illustrates the impact of the COVID-19 pandemic, and the recovery of experiential real estate from the severe impact of the pandemic, on our performance-based variable compensation. For 2020, we disclosed in the Summary Compensation Table that our CEO received total compensation of $5,771,358. This amount included restricted shares taken in lieu of cash bonus under our AIP and awards of restricted shares and performance share units under our LTI. Shortly after those awards were granted, the COVID-19 pandemic reached North America and severely impacted experiential real estate properties that involve congregate social activity and discretionary consumer spending. During the pandemic, our share price significantly declined and we were required to pause our dividend payments, causing our TSR to decline more than most of the members of the Triple Net Peer Group and the MSCI US REIT Index. This resulted in significant decline in value of the restricted shares and performance share units granted to our CEO and other executives. For 2020, the amount disclosed in the Pay Versus Performance Table as Compensation Actually Paid to our CEO was $530,734. The Pay Versus Performance Table and the accompanying charts demonstrate the strong connection between executive compensation and our performance as measured by financial results or relative shareholder return. The impact of the COVID-19 pandemic challenged most of our customers, particularly in the theatre industry. Most customers have seen significant improvement since the pandemic and are meeting their obligations to us. As a result, our financial performance improved in 2021 through 2024 and our TSR increased more than most of the members of the Triple Net Peer Group and the MSCI US REIT Index. We believe that our compensation program is effectively designed to align executive compensation to our overall performance.
PSUs were first awarded to executive officers in February 2020, covering a three-year performance period that ended on December 31, 2022. Under our Long-Term Incentive Plan, each year additional PSUs are awarded covering three-year performance periods. The PSUs awarded in 2020, 2021, 2022, 2023 and 2024 use three performance factors: (1) Annualized TSR Percentile Rank for the Performance Period Versus Triple Net Peer Group, (2) Annualized TSR Percentile Rank for the Performance Period Versus MSCI US REIT Index, and (3) Compound Annual Growth Rate in AFFO per Share. As a result of the pandemic, the first award of PSUs by the Company for the three-year performance period ended on December 31,2022 did not achieve the minimum performance level of any of the performance metrics resulting in no payout under this portion of the LTI. We believe this result is consistent with our intention that the PSUs align executive compensation with total shareholder returns. The amount of share awards disclosed in our Summary Compensation Table for 2020 includes $1.9 million of grant date fair value for PSUs awarded to our CEO, and $1.8 million of grant date fair value for PSUs awarded to our other NEOs, which expired without any payout. See “Summary Compensation Table” on page 54.
During the three-year performance period ended on December 31, 2024 applicable to the third award of PSUs by the Company made in 2022, our customers had generally experienced a recovery from the pandemic and our financial results and TSR performance improved. Each of our three performance metrics during this period exceeded the maximum performance level. Our Annualized TSR Percentile Rank for the Performance Period Versus Triple Net Peer Group and Annualized TSR Percentile Rank for the Performance Period Versus MSCI US REIT Index were at the 91st percentile and 77th percentile, respectively. Our Compound Annual Growth Rate in AFFO per Share during such period was 14.2%. We believe this result is consistent with our intention that the PSUs align executive compensation with total shareholder returns. See “Summary Compensation Table” on page 54.

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Pay Versus Performance Table
The following table provides information with respect to pay versus performance that depicts the relationship between compensation “actually paid” to the CEO and other NEOs and “financial performance” over the last five fiscal years 2024, 2023, 2022, 2021 and 2020.

Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Value of Initial Fixed $100 Investment Based In:		Net Income (Loss) (thousands)(7)	FFOAA per Share(8)
					Total Shareholder Return(5)	MSCI U.S. REIT Index Total Shareholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$7,925,901	$7,876,685	$2,116,824	$1,941,672	$84.46	$123.47	$146,066	$4.87
2023	$8,672,259	$17,228,110	$2,450,984	$4,648,694	$85.53	$113.54	$173,046	$5.18
2022	$8,774,991	$4,664,073	$2,527,273	$1,517,018	$61.61	$99.82	$176,229	$4.69
2021	$8,282,052	$9,975,044	$2,451,044	$2,905,837	$72.15	$132.23	$98,606	$3.09
2020	$5,776,558	$530,734	$2,226,819	$994,796	$47.91	$92.43	$(131,728)	$1.43
(1)The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Silvers for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Silvers, in each applicable year, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts reported do not reflect the actual amount of compensation earned by or paid to Mr. Silvers during the applicable year. Refer to the table below entitled “Calculation of Compensation Actually Paid” for the adjustments made to the amount of Mr. Silver’s total compensation reported to determine the compensation actually paid for each year, as computed in accordance with the requirements of Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the amount of Mr. Silver’s total compensation reported in the “Total” column of the Summary Compensation Table:

Year	Reported Summary Compensation Table Total for CEO	Reported Value of Share Awards(a) (b)	Reported Value of Bonus(c)	Fair Value of Share Awards Granted During Covered Fiscal Year that are Outstanding and Unvested	Year over Year Change in Fair Value of Share Awards Granted in Prior Years that are Outstanding and Unvested	Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Compensation Actually Paid to CEO

2024	$7,925,901	$(5,188,161)	$(1,717,245)	$6,485,846	$(284,567)	$654,911	$7,876,685
2023	$8,672,259	$(5,451,878)	$(2,234,823)	$10,092,478	$5,569,561	$580,513	$17,228,110
2022	$8,774,991	$(6,051,051)	$(1,791,534)	$5,731,821	$(2,487,303)	$487,149	$4,664,073
2021	$8,282,052	$(5,777,134)	$(1,641,847)	$7,445,994	$1,475,225	$190,754	$9,975,044
2020	$5,776,558	$(3,906,842)	$(986,164)	$2,686,933	$(3,300,025)	$260,274	$530,734
(a)Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 15 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the CEO.
(b)Amounts include: (i) the aggregate grant date fair value of nonvested restricted performance share units issued pursuant to the LTI; (ii) the aggregate grant date fair value of nonvested restricted common shares issued pursuant to the LTI; and (iii) the incremental aggregate grant date fair value of nonvested restricted common shares issued pursuant to the AIP that the CEO, by accepting nonvested restricted common shares instead of cash, received in excess of the cash amount that the executive would have otherwise received.

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(c)Amounts reflect performance bonuses earned by the CEO under the AIP. Performance bonuses under the AIP are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of executive. Executives that elect to receive their performance bonuses in the form of nonvested restricted common shares receive an award of nonvested restricted common shares having a value equal to 150% of the cash amount they otherwise would have received.
(3)The dollar amounts reported in column (d) represent the average of the amounts reported in the “Total” column of the Summary Compensation Table during each year with respect to the Company’s named executive officers as a group, excluding Mr. Silvers (the “Non-CEO NEOs”). The names of each of the Non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Peterson, Zimmerman, Turvey and Ms. Mater; (ii) 2023, 2022 and 2021, Messrs. Peterson, Zimmerman and Craig Evans and Ms. Mater; and (ii) for 2020, Messrs. Peterson, Zimmerman, Evans and Michael Hirons.
(4)The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Non-CEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-CEO NEOs during the applicable year. Refer to the table below entitled “Calculation of Compensation Actually Paid” for the adjustments made to average total compensation of the Non-CEO NEOs to determine the average compensation actually paid for each year, as computed in accordance with the requirements of Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-CEO NEOs for each year to determine the average compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non-CEO NEOs	Reported Value of Share Awards (a) (b)	Reported Value of Bonus (c)	Average Fair Value of Share Awards Granted During Covered Fiscal Year that are Outstanding and Unvested	Average Year over Year Change in Fair Value of Share Awards Granted in Prior Years that are Outstanding and Unvested	Average Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Compensation Actually Paid to Non-CEO NEOs
2024	$2,116,824	$(1,148,808)	$(469,050)	$1,380,804	$(85,015)	$146,917	$1,941,672
2023	$2,450,984	$(1,291,168)	$(656,460)	$2,574,265	$1,405,786	$165,287	$4,648,694
2022	$2,527,273	$(1,507,623)	$(541,676)	$1,546,377	$(651,324)	$143,991	$1,517,018
2021	$2,451,044	$(1,479,221)	$(529,793)	$1,996,722	$411,753	$55,332	$2,905,837
2020	$2,226,819	$(1,082,684)	$(280,129)	$832,414	$(782,576)	$80,952	$994,796
(a)Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 15 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the Non-CEO NEOs.
(b)Amounts include: (i) the aggregate grant date fair value of nonvested restricted performance share units issued pursuant to the LTI; (ii) the aggregate grant date fair value of nonvested restricted common shares issued pursuant to the LTI; and (iii) the incremental aggregate grant date fair value of nonvested restricted common shares issued pursuant to the AIP that the executive, by accepting nonvested restricted common shares instead of cash, received in excess of the cash amount that the executive would have otherwise received.
(c)Amounts reflect performance bonuses earned by the Non-CEO NEOs under the AIP. Performance bonuses under the AIP are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of executive. Executives that elect to receive their performance bonuses in the form of nonvested restricted common shares receive an award of nonvested restricted common

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shares having a value equal to 150% of the cash amount they otherwise would have received.
(5)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the MSCI U.S. REIT Index.
(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)FFOAA per Share is defined as in “Non-GAAP Financial Measures” on pages 50 through 55 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that FFOAA per Share is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.
Financial Performance Measures
As described in more detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay for performance philosophy. The metrics that the Company uses for both AIP and LTI awards are selected to support achievement of our business strategy without encouraging excessive risk-taking. Pay for performance is one of the primary objectives of our compensation program. The most important financial measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•AFFO per Share
•FFOAA per Share
•TSR of the Triple Net Peer Group
•TSR of the MSCI US REIT Index
Analysis of Pay Versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay for performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table above. Further, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing a graphical description below of the following “Pay vs. Performance” relationships over each of the years shown in the Pay versus Performance Table:
•CEO and average Non-CEO NEO compensation “actually paid” versus the Company’s cumulative Total Shareholder Return (TSR)
•CEO and average Non-CEO NEO compensation “actually paid” versus the Company’s net income
•CEO and average Non-CEO NEO compensation “actually paid” versus the Company’s FFOAA per Share (Company selected measure)
•The Company’s TSR versus the cumulative TSR of the MSCI US REIT Index

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EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding securities to be issued upon the exercise of outstanding options, warrants and rights and securities available for issuance under the Company’s equity compensation plans as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	102,849	(2)	$62.26	(3)	904,048	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	102,849		$62.26		904,048
(1)All grants of equity awards were issued under the Company’s 2007 Equity Incentive Plan prior to May 12, 2016, and under the Company’s 2016 Equity Incentive Plan on and after May 12, 2016. The Company’s 2016 Equity Incentive Plan replaced the Company’s 2007 Equity Incentive Plan. Each of the plans was approved by the Company’s shareholders.
(2)This number includes: (i) 44,720 common shares issuable upon the exercise of options granted under the Company’s 2007 Equity Incentive Plan; (ii) 12,719 common shares issuable upon the exercise of options granted under the Company’s 2016 Equity Incentive Plan; and (iii) 45,410 common shares subject to vested restricted share units granted to non-employee trustees under the Company’s 2007 Equity Incentive Plan and the Company’s 2016 Equity Incentive Plan for which the non-employee trustees have elected to defer receipt until a later date.
(3)The 45,410 common shares subject to vested restricted share units granted to non-employee trustees under the Company’s 2007 Equity Incentive Plan and the Company’s 2016 Equity Incentive Plan for which the non-employee trustees have elected to defer receipt until a later date are excluded from the weighted average price calculation.
(4)This number represents shares available for issuance under the Company’s 2016 Equity Incentive Plan. Upon shareholder approval of the Company’s 2016 Equity Incentive Plan, no further awards were permitted to be made under the Company’s 2007 Equity Incentive Plan.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Trustees has reviewed and discussed the information provided in “Compensation Discussion and Analysis” with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the “Compensation Discussion and Analysis” be included in this proxy statement.
By the Compensation Committee:
Robin P. Sterneck, Chair
William P. Brown
John P. Case III
James B. Connor
Virginia E. Shanks
Caixia Y. Ziegler

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AUDIT COMMITTEE REPORT
In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s 2024 audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the SEC and NYSE. This included a discussion of the firm’s judgments regarding the quality, not just the acceptability, of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the rules of the NYSE and the PCAOB. In addition, the Audit Committee received from the firm the written disclosures and confirmation from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from management and the Company.
The Audit Committee discussed with management and the firm the overall scope and plans for the audit of the consolidated financial statements. The Audit Committee meets periodically with management and the independent registered public accounting firm to discuss the results of their audits, the Company’s disclosure controls and procedures, internal control over financial reporting and internal audit function, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board approved, that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
By the Audit Committee:
Lisa G. Trimberger, Chair
Peter C. Brown
William P. Brown
John P. Case III
Virginia E. Shanks
John Peter Suarez

This Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

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TRANSACTIONS BETWEEN THE COMPANY AND
TRUSTEES, OFFICERS OR THEIR AFFILIATES
The Company has established Company Governance Guidelines and Independence Standards for Trustees which cover (generally and specifically) the types of related party transactions addressed by SEC and NYSE rules. The Board is responsible for evaluating these standards and ensuring compliance with these guidelines and they also apply, to the extent applicable, these standards and guidelines to executive officers in a manner to satisfy Item 404 of Regulation S-K. Although the application of these specific standards and policies to executive officers is not expressly provided in a formal written policy, the Company’s Code of Ethics and Business Conduct provides that employees (including executive officers) and trustees of the Company should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, a conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board, and any such waiver will be disclosed as required by law or regulation and the rules of the NYSE.
The Company does not have a formal written policy specifically for security holders covered by Item 404(a) of Regulation S-K. However, the Board applies the general standards and guidelines set forth in the guidelines and standards discussed above for purposes of determining transactions requiring disclosure under Item 404(a) of Regulation S-K. There have been no transactions with related persons since the beginning of fiscal 2024 reportable pursuant to applicable SEC rules.

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Proposal No. 3 – Amendments to the Company's 2016 Equity Incentive Plan, Including an Increase to the Number of Authorized Shares Issuable Under the Plan

What are you voting on?	We are asking our shareholders to approve amendments to the Company's 2016 Equity Incentive Plan, including an increase to the number of authorized shares issuable under the plan.
Summary of the Proposed Amendment

On February 24, 2025, our Board adopted, subject to the approval of our shareholders, amendments to the Company’s 2016 Equity Incentive Plan to: (i) increase the number of authorized shares issuable under the plan from 3,950,000 shares to 5,950,000 shares; and (ii) extend the term of the plan from May 28, 2031 to May 6, 2035. We believe that the 2016 Equity Incentive Plan continues to be an important component of our executive compensation program and that the Company’s long-term success is dependent upon our ability to attract, retain and motivate employees and non-employee trustees of high caliber and potential. We believe that increased ownership of our common shares by executives, key employees and non-employee trustees increases shareholder value by more closely aligning the interests of those individuals with the interests of our shareholders, encouraging greater focus on the Company’s long-term growth and profitability and the performance of the Company’s common shares.

If approved by shareholders, the amendments to the 2016 Equity Incentive Plan will be effected through an amendment and restatement of the plan effective as of May 6, 2025. A copy of the amended and restated 2016 Equity Incentive Plan (the “Amended and Restated 2016 Equity Incentive Plan”) is attached as Appendix A to this Proxy Statement.

Generally, the proposed Amended and Restated 2016 Equity Incentive Plan is the same as last approved by our shareholders on May 28, 2021, except for: (i) a proposed increase in the number of authorized shares to be issued under the plan from 3,950,000 shares to 5,950,000 shares; and (ii) an extension of the term of the plan from May 28, 2031 to May 6, 2035. As of February 28, 2025, there were 354,935 of our common shares remaining available for the grant of equity awards under the plan. If the Amended and Restated 2016 Equity Incentive Plan is approved by our shareholders, the maximum number of common shares available for issuance under the plan will be 2,000,000 shares, plus any common shares remaining available for the grant of equity awards under the plan prior to the approval of the Amended and Restated 2016 Equity Incentive Plan (354,935 common shares at February 28, 2025), in each case, subject to certain adjustments as discussed below. If the Amended and Restated 2016 Equity Incentive Plan is not approved, the share reserve will not be increased and we may continue to grant awards under the 2016 Equity Incentive Plan, subject to its terms and conditions.

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Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve this proposal.

Your Board recommends a vote “FOR” approval of the amendments to the Company's 2016 Equity Incentive Plan, including an increase to the number of authorized shares issuable under the plan.
Key Features of the Amended and Restated 2016 Equity Incentive Plan

We believe that the Amended and Restated 2016 Equity Incentive Plan contains a number of features that reflect compensation and governance best practices, with some of the key features as follows:

•Limitations on Individual Grants. The maximum number of shares with respect to which an award or awards may be granted to any participant in any one taxable year of the Company may not exceed 500,000 shares, subject to certain adjustments discussed below.
•Limitation on Terms of Share Options and Share Appreciation Rights. The maximum term of each share option and share appreciation right is ten years.
•No Repricings or Replacement of Share Options or Share Appreciation Rights. Without shareholder approval, we may not amend any share option or share appreciation right to reduce the exercise price or replace any share option or share appreciation right with cash or any other award when the price per share of the share option or share appreciation rights exceeds the fair market value of the underlying shares, in each case except with respect to any Substitute Award (as defined in “Description of the Amended and Restated 2016 Equity Incentive Plan—Shares Subject to the Plan” below).
•No In-the-Money Share Option or Share Appreciation Right Grants. Share options and share appreciation rights may not be granted with an exercise or base price less than the fair market value of our common shares on the date of grant.
•Limitation on Share Counting. Shares previously subject to awards under the Amended and Restated 2016 Equity Incentive Plan that are used to satisfy the exercise price or tax withholding obligations with respect to such awards or any shares covered by share appreciation rights that were not issued upon the settlement of such awards may not be reissued pursuant to future awards under the Amended and Restated 2016 Equity Incentive Plan.
•Independent Administration. The Compensation Committee, which consists of non-employee trustees, administers the Amended and Restated 2016 Equity Incentive Plan.
•Clawback Right. The Amended and Restated 2016 Equity Incentive Plan provides that any award granted under the plan may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any other compensation clawback policy adopted by the Compensation Committee requiring the Company to be able to recoup compensation paid to its executives under certain circumstances.
•Non-Employee Trustee Sublimit. The Amended and Restated 2016 Equity Incentive Plan includes a sublimit under which the maximum number of shares with respect to which certain awards that may be granted to any non-employee trustee in any one calendar year of the Company (excluding awards made at the election of the non-employee trustee in lieu of all or a portion of annual and committee cash retainers pursuant to the plan) may not exceed 20,000 shares, subject to certain adjustments discussed below.

Background and Determination of Share Amounts

The following factors, among others, were taken into account by our Board in approving the proposed Amended and Restated 2016 Equity Incentive Plan:

•Our award grant history under our equity incentive plans;

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•Our historical burn rate under our equity plans;
•The number of shares remaining available under the 2016 Equity Incentive Plan (prior to the proposed amendment and restatement) for future awards;
•The number of outstanding unvested and unexercised equity awards; and
•Potential dilution resulting from the proposed increase in shares available under the proposed Amended and Restated 2016 Equity Incentive Plan.

In setting the number of proposed shares issuable under the Amended and Restated 2016 Equity Incentive Plan, our Board also considered the following annual share usage under our equity compensation program for fiscal 2022 through 2024 as follows:

	Fiscal 2022	Fiscal 2023	Fiscal 2024	Average
Options Granted	—	—	—	—
Restricted Common Shares, Restricted Performance Share Units and Restricted Share Units Granted - Full Value Awards at 1.5:1	383,295	507,180	642,373	510,949
Total Shares Granted	383,295	507,180	642,373	510,949
Basic Weighted Average Common Shares Outstanding	74,967,304	75,259,936	75,636,179	75,287,806
Burn Rate - Annual Share Usage (1)	0.51%	0.67%	0.60%	0.59%

(1)    Represents Total Shares Granted divided by Basic Weighted Average Common Shares Outstanding.

The historical amounts shown above are not necessarily indicative of the shares that might be awarded in 2025 and beyond. If we continue making equity awards consistent with our practices over the past three years as set forth above, we estimate that the shares available for future awards, consisting of the increase of 2,000,000 shares to the share reserve if the Amended and Restated 2016 Equity Incentive Plan is approved, plus the shares remaining available for issuance under the 2016 Equity Incentive Plan (354,935 common shares at February 24, 2025), will be sufficient for awards for at least five years. While we believe this estimate is reasonable, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual share usage are changes in market grant values, changes in the number of recipients, changes in our common share price, payout levels of performance-based awards, changes in the structure of our long-term incentive plan and forfeitures of outstanding awards.

As of February 24, 2025, we had approximately 1,033,818 common shares subject to outstanding equity awards. The 1,033,818 shares are comprised of 1,021,099 shares subject to full value awards (632,433 restricted common shares, 341,692 restricted performance share units and 46,974 restricted share units) plus 12,719 shares subject to outstanding share options. The 1,033,818 shares comprised 1.4% of the Company’s basic weighted average common shares outstanding at February 24, 2025. The 2,000,000 new shares proposed to be added in the Amended and Restated 2016 Equity Incentive Plan share reserve would increase the fully diluted overhang percentage by an additional 3.0% to approximately 4.3% at February 24, 2025 (including the 354,935 remaining shares authorized for issuance under the 2016 Equity Incentive Plan at February 24, 2025).

Additional information in respect of price, term and overhang by equity grant award type currently outstanding, as of February 24, 2025, is included in the following table:

	Options	Restricted Common Shares, Restricted Performance Share Units and Restricted Share Units
Weighted Average Exercise Price/Grant Date Fair Value	$63.93	$49.69
Weighted Average Remaining Recognition Period	3.9 years	1.7 years
Overhang of Currently Outstanding Awards	—%	1.4%
In its determination to recommend that the Board approve the proposed Amended and Restated 2016 Equity Incentive Plan, the Compensation Committee reviewed the analysis prepared by FPC, its independent compensation consultant, which included the foregoing burn rate, dilution and overhang metrics, as well as peer

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group market practices and trends, and the cost of the additional shares being added under the Amended and Restated 2016 Equity Incentive Plan. FPC’s analysis, which is based on generally accepted evaluation methodologies used by proxy advisory firms, concluded that the number of shares available for issuance under the Amended and Restated 2016 Equity Incentive Plan, including the proposed share increase, is well within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

In light of the factors described above, and the ability to continue to grant equity compensation, which is vital to our ability to continue to attract, retain and motivate employees and non-employee trustees of high caliber and potential, the Board has determined that the size of the share reserve under the Amended and Restated 2016 Equity Incentive Plan is reasonable and appropriate at this time.

Description of the Amended and Restated 2016 Equity Incentive Plan
The following is a brief description of the Amended and Restated 2016 Equity Incentive Plan. A copy of the Amended and Restated 2016 Equity Incentive Plan is attached as Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the Amended and Restated 2016 Equity Incentive Plan.

Plan Purpose
The purpose of the Amended and Restated 2016 Equity Incentive Plan is to encourage employees of the Company and its affiliates and subsidiaries, and non-employee trustees of the Company, to acquire or increase a proprietary and vested interest in the growth and performance of the Company. The Amended and Restated 2016 Equity Incentive Plan also is designed to assist the Company in attracting and retaining employees, non-employee trustees and consultants by providing them with the opportunity to participate in the success and profitability of our Company. Equity-based awards also are intended to further align the interests of award recipients with the interests of our shareholders.

Plan Administration
The Amended and Restated 2016 Equity Incentive Plan may be administered by our Board or a committee consisting of two or more trustees, as our Board may determine, referred to in this proposal as the “Committee.” The Compensation Committee of our Board will initially serve as the Committee. All members of the Committee are “non-employee directors” as defined by the SEC rules under the Exchange Act. The Committee will have the sole discretion to administer and interpret the Amended and Restated 2016 Equity Incentive Plan and determine who will be granted awards under the plan, the size and types of such awards and the terms and conditions of such awards.

Eligible Participants
The eligible participants in the Amended and Restated 2016 Equity Incentive Plan are all employees of the Company, its affiliates and its subsidiaries, and any non-employee trustee of the Company or consultant of the Company who, in the judgment of the Committee, have performed, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. As of February 24, 2025, there were 54 non-employee trustees, officers and employees of our Company, its affiliates and its subsidiaries, including all of our executive officers and trustees, who would be eligible to receive awards under the Amended and Restated 2016 Equity Incentive Plan.

Shares Subject to the Plan
If the proposed Amended and Restated 2016 Equity Incentive Plan is approved by the Company’s shareholders, the maximum number of common shares reserved for issuance under the Amended and Restated 2016 Equity Incentive Plan will be increased from 3,950,000 shares to 5,950,000 shares, subject to certain adjustments discussed below. As of February 24, 2025, 354,935 shares remained available for issuance under the 2016 Equity Incentive Plan under the existing share reserve. Awards granted under the Amended and Restated 2016 Equity Incentive Plan (referred to in this proposal as, collectively, the “Awards”), may be in the form of share options, share appreciation rights, restricted common shares, restricted share units, performance shares, performance units, bonus shares, deferred shares or other share-based awards. Except for certain

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share counting rules applicable with respect to incentive share options, shares previously subject to Awards which are forfeited, expire or are canceled may be reissued pursuant to future Awards under the Amended and Restated 2016 Equity Incentive Plan. Awards may be granted by the Committee in replacement of share and share-based awards (“Substitute Awards”) held by current and former employees or non-employee directors or trustees of another business that is acquired by the Company as agreed to by the parties to such transaction, and such Substitute Awards will not count against the maximum number of shares available for issuance under the Amended and Restated 2016 Equity Incentive Plan.

Share Options. A share option is the right to purchase our common shares at a future date at a specified price per share which we refer to as the “option price.” An option may either be an incentive share option or a nonqualified share option. Incentive share options are taxed differently from nonqualified share options, and are subject to more restrictive terms. Incentive share options may only be granted to employees of the Company or a subsidiary. Both incentive share options and nonqualified share options may be granted under the Amended and Restated 2016 Equity Incentive Plan. The per-share exercise price of an option is set by the Committee and may not be less than the fair market value of a share of our common shares on the date of grant, except for share options issued in connection with a Substitute Award. Options granted under the Amended and Restated 2016 Equity Incentive Plan are exercisable at the times and on the terms established by the Committee. The maximum term of an option is ten years from the date of grant. The grant and the terms of incentive share options will be restricted to the extent required by the Code. The option price must be paid in full in cash or by check or, in the Committee’s sole discretion, by any other method permitted by the Committee, including by the tender of previously acquired common shares or a net reduction in the number of shares issued upon exercise. The Amended and Restated 2016 Equity Incentive Plan prohibits the repricing of outstanding options (except for certain adjustments described below) and the payment of dividend equivalents on outstanding options.

Share Appreciation Rights. A share appreciation right or “SAR” is the right to receive payment of an amount equal to the excess of the fair market value of a share of common shares on the date of exercise of the share appreciation right over the grant price of the share appreciation right. When a plan participant exercises a SAR, that participant will receive an amount equal to the value of the share appreciation for the number of SARs exercised, payable in cash, common shares or combination thereof, in the discretion of the Committee. The Committee has complete discretion to determine the number of SARs granted to any participant and the terms and conditions pertaining to such SARs. The grant price will be at least equal to the fair market value of a share of our common shares on the date of grant, except for SARs issued in connection with a Substitute Award. The maximum term of a share appreciation right will be ten years and may be determined by reference to the participant’s death, disability, voluntary resignation, cessation as a trustee, or termination of employment. The Amended and Restated 2016 Equity Incentive Plan prohibits the repricing of outstanding SARs (except for certain adjustments described below) and the payment of dividend equivalents on outstanding SARs.

Restricted Common Shares and Restricted Share Unit Grants. The Amended and Restated 2016 Equity Incentive Plan permits grants of restricted common shares or restricted share units. Restricted common shares and restricted share units may be issued or transferred for consideration or for no consideration, as determined by the Committee. The Committee may establish conditions under which restrictions on restricted common shares or restricted share units lapse over a period of time or according to such other criteria as the Committee deems appropriate, including the achievement of specific performance goals. Upon vesting, restricted share units are payable in cash, common shares or a combination thereof. Unless the Committee determines otherwise, during the period of time in which the restricted common shares are restricted, the participant to whom the shares have been granted will have the right to vote the shares and will have the right to receive any dividends paid on such shares, subject to any restrictions deemed appropriate by the Committee. Under the Amended and Restated 2016 Equity Incentive Plan, a participant to whom restricted share units have been granted will not have any voting rights, and the Committee may determine whether the participant will be entitled to receive dividend equivalent payments.

Performance Shares, Performance Units, Bonus Shares and Deferred Shares. The Amended and Restated 2016 Equity Incentive Plan permits the grant of performance shares, performance units, bonus shares and deferred shares. Performance shares and performance units are bonuses payable in cash, common shares or a combination thereof. Each performance unit and performance share will represent the right of the participant to receive an amount based on the value of the performance unit/share, if performance goals established by the Committee are met. Bonus shares are shares awarded to a participant without cost and without restriction in

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recognition of past performance or as an incentive to become an employee of the Company or any of its subsidiaries, in such amounts and subject to such terms as established by the Committee. Deferred shares are shares awarded to a participant on a deferred basis, in such amounts and subject to such terms as established by the Committee. Deferred shares may be awarded in lieu of or in substitution for any other compensation which a participant may be eligible to receive from the Company or any of its subsidiaries.

Performance Awards
Awards subject to performance goals as discussed below (referred to in this proposal as, collectively, the “Performance Awards”) may be granted to participants in the Amended and Restated 2016 Equity Incentive Plan. Performance Awards will have a value based on such measurements or criteria as the Committee determines pursuant to the plan. When Performance Awards are granted, the Committee will establish a performance period during which performance will be measured. At the end of each performance period, the Committee will determine to what extent the performance goals and other conditions of the Performance Awards are met.

Performance Goals
Performance Awards may be made subject to the attainment of performance goals relating to one or more business criteria as selected by the Committee in its sole discretion. The Board or Committee may elect to grant Awards under the plan even if all or less than all of the compensation resulting from the exercise, vesting or settlement of such Awards is non-deductible under Code Section 162(m).

Clawback Policy
The Amended and Restated 2016 Equity Incentive Plan provides that any Award granted under the plan may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to recoup compensation paid to its executives under certain circumstances.

Individual Maximum Amounts
Under the Amended and Restated 2016 Equity Incentive Plan, the maximum number of shares with respect to which an Award or Awards may be granted to any participant in any one taxable year of the Company may not exceed 500,000 shares, subject to certain adjustments discussed below.

Non-Employee Trustee Sublimit
The Amended and Restated 2016 Equity Incentive Plan includes a sublimit under which the maximum number of shares with respect to which certain Awards that may be granted to any non-employee trustee in any one calendar year of the Company (excluding awards made at the election of the non-employee trustee in lieu of all or a portion of annual and committee cash retainers pursuant to the plan) may not exceed 20,000 shares, subject to certain adjustments discussed below.

Transfer Restrictions
Awards under the Amended and Restated 2016 Equity Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and generally are exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Committee may permit awards to be transferred to certain persons or entities, including members of the recipient’s immediate family and charitable institutions.

Changes in Capital or Corporate Structure
Under the Amended and Restated 2016 Equity Incentive Plan, if, without the receipt of consideration by the Company, there is any change in the number or kind of our common shares outstanding by reason of a share dividend or any other distribution upon the shares payable in shares, or through a share split, spin-off, extraordinary cash dividend, subdivision, consolidation, combination, reclassification or recapitalization or any similar corporate event or transaction, the maximum number of our common shares available for grants, the

2025 Proxy Statement	Page 79

maximum number of our common shares that any individual participating in the plan may be granted in any year, the number and kind of shares covered by outstanding grants, the numbers, rights and privileges and kinds of shares that may be issued under the plan or particular forms of Awards and the exercise prices of outstanding share options and SARs shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of our issued common shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such grants. Any fractional shares resulting from such adjustment will be eliminated. Adjustments determined by the Committee are final, binding and conclusive.

Under the Amended and Restated 2016 Equity Incentive Plan, if the Company undergoes a “change in control,” each outstanding Award that is assumed or for which an equivalent option or right is substituted by the successor corporation or a corporate parent or subsidiary of the successor corporation, will remain in effect and be subject to its original terms (as modified to reflect the assumption or substitution). In the event that the successor corporation does not assume or substitute for the Award, the Award will, without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of the change of control. Under the Amended and Restated 2016 Equity Incentive Plan, a “change in control” is deemed to have occurred if:
•Incumbent trustees (defined as the trustees of the Company on the effective date of the Amended and Restated 2016 Equity Incentive Plan, plus trustees who are subsequently elected or nominated with the approval of two-thirds of the incumbent trustees then on the Board) cease for any reason to constitute a majority of the Board;
•Any person becomes the beneficial owner of 25% or more of our voting securities, other than an acquisition by an underwriter in an offering of shares by the Company, a “non-qualifying transaction” (as that term is defined in the Amended and Restated 2016 Equity Incentive Plan) or the acquisition of our voting securities directly from the Company in a transaction approved by a majority of the incumbent trustees;
•A merger, consolidation, acquisition, sale of all or substantially all of the Company’s assets or properties or similar transaction that requires the approval of our shareholders, other than a “non-qualifying transaction” (as that term is defined in the Amended and Restated 2016 Equity Incentive Plan), is consummated;
•A complete plan of liquidation or dissolution of the Company is consummated;
•The acquisition of direct or indirect control of the Company by any person; or
•Any transaction or series of transactions resulting in the Company being “closely held” within the meaning of the REIT provisions of the Code and with respect to which the Board has either waived or failed to enforce the “excess share” provisions of our amended and restated declaration of trust.

In addition, if there is a corporate merger (other than one in which outstanding Awards are assumed or for which equivalent options or rights are substituted by the successor corporation or a corporate parent or subsidiary of the successor corporation as described above) or if certain other corporate transactions occur in which a “change in control” does not occur, the Committee or the board of directors of any corporation assuming the obligations of the Company, may, in its sole discretion:
•Allow the Award to continue with any necessary adjustments to reflect the corporate transaction;
•Cancel the Award in exchange for a payment equal to the fair market value of the shares underlying the Award or, in the case of a share option or SAR, an amount equal to the greater of the spread between the current share value and the Award’s exercise price or the fair value of the share option or SAR;
•Modify the terms and conditions for the exercise of, or settlement of, outstanding Awards;
•Purchase outstanding Awards at, generally, the then current value of the Award;
•Provide that share options or SARs must be exercised in connection with the closing of such transactions, and that if not so exercised such share options or SARs will expire; or
•Cause any Award then outstanding to be assumed or exchanged for new awards of equivalent economic value.

2025 Proxy Statement	Page 80

Employee Retirement Income Security Act of 1974
The Amended and Restated 2016 Equity Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Amendment, Modification and Termination
Except as specifically provided for in the Amended and Restated 2016 Equity Incentive Plan, the Committee or our Board may amend or terminate the Amended and Restated 2016 Equity Incentive Plan at any time without obtaining the approval of our shareholders, unless shareholder approval is required to enable the Company to satisfy any applicable statutory or regulatory requirements, to comply with the requirements for listing on any exchange where the Company’s shares are listed, or if the Company, on advice of counsel, determines that shareholder approval is otherwise necessary or desirable. The Amended and Restated 2016 Equity Incentive Plan will expire on May 26, 2035 (extended from May 28, 2031 under the current 2016 Equity Incentive Plan) unless the Amended and Restated 2016 Equity Incentive Plan is extended with the approval of the shareholders and our Board. The Company reserves the right to amend, change or terminate the Amended and Restated 2016 Equity Incentive Plan, in whole or in part, as permitted under the plan, at any time for any reason.

U.S. Federal Income Tax Consequences
The following is a brief description of the U.S. federal income tax treatment that will generally apply to Awards under the Amended and Restated 2016 Equity Incentive Plan based on current U.S. federal income tax rules. Other tax consequences of the Amended and Restated 2016 Equity Incentive Plan (including U.S. federal estate and gift tax consequences and all state, local and foreign tax consequences) are not disclosed. This brief description is based on U.S. federal income tax laws in effect as of the date hereof. The description does not constitute tax advice and does not address possible state, local or foreign tax consequences.

Share Options. The grant of a share option will have no immediate tax consequences for the grantee or the Company. Upon exercising a non-qualified share option, the recipient will recognize ordinary income in an amount equal to the difference between the fair market value on the date of exercise of the shares acquired on exercise and the aggregate share option exercise price, and the Company will be entitled to a deduction (subject to the limitations of Code Section 162(m)) in the same amount. In general, if applicable holding period requirements are satisfied, the recipient will have no taxable income upon the exercise of an incentive share option (except that the alternative minimum tax may apply), and the Company will have no deduction. Upon a disposition of shares acquired through the exercise of a share option, the difference in the amount received on the disposition over the participant’s tax basis in the disposed shares will be taxed as a capital gain or loss, either short-term or long-term, depending on how long the shares were held and whether the shares were acquired by exercising an incentive share option or a non-qualified share option. Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired on exercise of a share option, except that the Company may be entitled to a deduction (subject to the limitations of Code Section 162(m)) upon disposition of shares acquired on exercise of an incentive share option before the applicable holding period has been satisfied.

Under current rulings of the Internal Revenue Service, a recipient who pays the exercise price for a share option with the Company’s shares does not recognize gain or loss with respect to the disposition of the shares transferred in payment of the share option price. However, the recipient will recognize ordinary income upon the exercise of a non-qualified share option in the manner discussed above. The recipient’s basis in a number of acquired shares equal to the number surrendered will be the same as the recipient’s basis in the surrendered shares, and the recipient’s basis in any additional share option shares will be equal to the amount of income the recipient recognizes upon the exercise of the share option.

Share Appreciation Rights. A SAR recipient will not recognize taxable income upon the grant or vesting of a SAR. Upon the exercise of a SAR, a recipient generally will recognize as compensation, and taxable as ordinary income, the amount of property (cash or shares) paid, which will generally be equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR. Subject to the limitations of Code Section 162(m), the Company will be entitled to a deduction equal to the same amount of ordinary income recognized by the SAR recipient in connection with the SAR exercise.

2025 Proxy Statement	Page 81

Restricted Common Shares. Generally, no taxes are due when an Award of restricted common shares is made, but the Award becomes taxable when it vests or becomes transferable, unless the recipient elects, under Code Section 83(b) within 30 days of receiving the grant, to be taxed in the year the restricted common share Award is granted. Income tax is paid on the value of the shares at ordinary rates when the Award vests or becomes transferable (or, if a Code Section 83(b) election is made, at the time of grant), and then at long- or short-term capital gains rates when the shares are sold. The Company is entitled to a tax deduction (subject to the limitations of Code Section 162(m)) at the time and in the amount the recipient recognizes as income. Generally, the only type of Award for which a recipient will be eligible to make a Code Section 83(b) election is a restricted common share Award.

Restricted Share Units, Performance Shares, Bonus Shares, Performance Units, Deferred Shares and Other Share-Based Awards. Generally, no income is recognized nor is there any tax due when an Award of restricted share units, performance shares, performance units, bonus shares, deferred shares or other share-based award is made. Upon the issuance of a share pursuant to a restricted share unit, performance share, performance unit, bonus share, deferred share or other share-based award, the recipient recognizes ordinary income in an amount equal to the value of the shares delivered in satisfaction of the Award. The Company is entitled to a tax deduction (subject to the limitations of Code Section 162(m)) at the time and in the amount the recipient recognizes as income. While the Company considers the deductibility of Awards as one factor in determining executive compensation, the Company also considers other factors in approving compensation and retains the flexibility to grant Awards, such as service-based restricted common shares, that it determines to be consistent with the Company’s goals for its executive compensation program even if the Award is potentially not deductible by the Company for tax purposes. Rules relating to the timing of payment of deferred compensation under Code Section 409A may be applicable to restricted share units, performance shares, performance units and deferred shares and any violation of Code Section 409A could trigger interest and penalties applicable to the recipient.

New Plan Benefits
We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the Amended and Restated 2016 Equity Incentive Plan because the grant of awards and terms of such awards are to be determined in the sole discretion of the Committee. However, current benefits granted to our non-employee trustees, named executive officers and all other employees would not have increased if they had been made under the Amended and Restated 2016 Equity Incentive Plan. Grants of equity awards in fiscal year 2024 to our named executive officers are shown in the Grants of Plan-Based Awards table in this Proxy Statement.

The closing price of our common shares on the NYSE on March 12, 2025 was $51.52 per share

Equity Compensation Plan Information
A table setting forth information with respect to the Company’s common shares that may be issued under the Company’s equity compensation plans is provided on page 70.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of our common shares under the Amended and Restated 2016 Equity Incentive Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended and Restated 2016 Equity Incentive Plan by our shareholders.

2025 Proxy Statement	Page 82

Proposal No. 4 – Ratification of Appointment of Independent Registered Public Accounting Firm

What are you voting on?	We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2025.
At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2025. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will be available to make a statement and respond to appropriate questions about their services. Neither the trustees, nor the nominees for trustee have a personal interest in the approval of this proposal.

Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve this proposal.

Your Board recommends a vote “FOR” ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2025.
Fees Paid to the Independent Registered Public Accounting Firm
The following table sets forth the fees billed or expected to be billed to the Company by KPMG LLP for services rendered for the years ended December 31, 2024 and December 31, 2023.

	2024	2023
Audit Fees(1)	$1,048,175	$1,354,200
Audit-Related Fees	—	—
Tax Fees(2)	464,324	551,747
All Other Fees	—	—
Total	$1,512,499	$1,905,947
(1)Audit fees relate to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting, the review of quarterly condensed consolidated financial statements included in the Company’s Form 10-Q reports, consents, comfort letters and audit services provided in connection with other statutory and regulatory filings.
(2)Tax fees relate to professional services rendered in connection with tax preparation and compliance, tax consulting and advice and tax planning, including REIT tax compliance, and U.S. and Canadian tax compliance, as well as fees for tax advisory, planning or consulting services for certain nonrecurring capital structure events. Tax fees for the year ended December 31, 2024 include $294,332 for tax return preparation and compliance and $169,992 for tax consulting. Accordingly, the Company’s audit and tax return preparation and compliance fees for fiscal 2024 totaled $1,342,507, or 88.8% of total fees, and non-audit fees for fiscal 2024 totaled $169,992, or 11.2% of total fees. Tax fees for the year ended December 31, 2023 include $319,510 for tax return preparation and compliance and $232,237 for tax consulting. Accordingly, the Company’s audit and tax return

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preparation and compliance fees for fiscal 2023 totaled $1,673,710, or 87.8% of total fees, and non-audit fees for fiscal 2023 totaled $232,237, or 12.2% of total fees.
Pre-Approval Policies
The Audit Committee has adopted policies which require that the provision of services by the independent registered public accounting firm, and the fees therefore, be pre-approved by the Audit Committee. The policies are more particularly described in the section of this Proxy Statement titled “Company Governance – Audit Committee.” The services provided by KPMG LLP in 2024 and 2023 were pre-approved by the audit committee in accordance with those policies.
The Audit Committee considered whether KPMG LLP’s provision of tax services in 2024 and 2023 was compatible with maintaining its independence from management and the Company, and determined that the provision of those services was compatible with its independence.

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SHARE OWNERSHIP
Share Ownership of Trustees and Management
The following table shows as of March 12, 2025, the number of our shares beneficially owned by each of our trustees, the nominees for trustee and our named executive officers, and by all of the trustees and executive officers as a group. All information regarding beneficial ownership was furnished by the trustees, nominees and executive officers listed below. Unless otherwise indicated, each of our trustees and executive officers listed below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the mailing address for each of our trustees and executive officers listed below is EPR Properties, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106.

Title of Class	Name of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Shares Outstanding(2)
Common Shares	Gregory K. Silvers(3)	904,688	1.19%
Common Shares	Mark A. Peterson(4)	283,572	*
Common Shares	Gregory E. Zimmerman(5)	179,421	*
Common Shares	Tonya L. Mater(6)	49,947	*
Common Shares	Robin P. Sterneck(7)	47,495	*
Common Shares	Paul R. Turvey(8)	39,907	*
Common Shares	Virginia E. Shanks(9)	37,310	*
Common Shares	James B. Connor(10)	35,633	*
Common Shares	Peter C. Brown(11)	27,675	*
Common Shares	Caixia Y. Ziegler(12)	17,833	*
Common Shares	Lisa G. Trimberger(13)	16,219	*
Common Shares	John P. Case III(14)	12,849	*
Common Shares	William P. Brown(15)	3,656	*
Common Shares	John Peter Suarez(16)	1,564	*
Common Shares	All trustees, nominees and executive officers as a group (17 persons)(15)	1,756,590	2.31%
* Less than 1 percent.
(1)Includes common shares which the named individuals hold and have the right to acquire within 60 days after March 12, 2025 under existing options and common shares issuable to the named individuals upon settlement of restricted share units that settle (or can settle) within 60 days after March 12, 2025. Also includes nonvested restricted common shares which the named individuals hold because the individuals have voting rights with respect to such shares.
(2)Applicable percentages are based on 76,064,573 of our common shares outstanding as of March 12, 2025, adjusted as required by the rules promulgated by the SEC.
(3)Amount includes 61,554 common shares indirectly held in a trust and 195,708 nonvested restricted common shares.
(4)Amount includes 207,488 common shares indirectly held in a trust with Mr. Peterson’s spouse and 76,084 nonvested restricted common shares.
(5)Amount includes 111,571 common shares held indirectly in a trust and 67,850 nonvested restricted common shares.
(6)Amount includes 14,705 nonvested restricted common shares.
(7)Amount includes 41,787 common shares issuable upon settlement of restricted share units.

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(8)Amount includes 27,753 nonvested restricted common shares.
(9)Amount includes 13,112 common shares issuable upon settlement of restricted share units.
(10)Amount includes 35,633 common shares issuable upon settlement of restricted share units.
(11)Amount includes 4,774 common shares issuable upon settlement of restricted share units.
(12)Amount includes 8,589 common shares issuable upon settlement of restricted share units.
(13)Amount includes 6,586 common shares issuable upon settlement of restricted share units.
(14)Amount includes 12,849 common shares issuable upon settlement of restricted share units.
(15)Amount includes 3,656 common shares issuable upon settlement of restricted share units.
(16)Amount includes 1,564 common shares issuable upon settlement of restricted share units.
(17)Shares held by all trustees, nominees and executive officers as a group reported in the table include 128,550 common shares issuable to the individuals upon settlement of restricted share units and 382,100 nonvested restricted common shares.

2025 Proxy Statement	Page 86

Principal Shareholders
The following table shows as of March 12, 2025, the number of our common shares beneficially owned by each person or group that we know beneficially owns more than 5% of our common shares. Except as stated below, we know of no single person or group that is the beneficial owner of more than 5% of our common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,257,272(2)	14.8%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	9,854,780(3)	13.0%
State Street Corporation 1 Congress Street Suite 1 Boston, MA 02114	4,221,973(4)	5.6%
(1)Applicable percentages are based on 76,064,573 of our common shares outstanding as of March 12, 2025, adjusted as required by the rules promulgated by the SEC.
(2)Based solely on disclosures made by The Vanguard Group, Inc. (“Vanguard”) in a report on Schedule 13G/A filed with the SEC on February 13, 2024. In the Schedule 13G/A filed by Vanguard, Vanguard reports having sole dispositive power over 11,088,294 common shares, shared voting power over 87,756 common shares and shared dispositive power over 168,978 common shares. Additionally, the Schedule 13G/A filed by Vanguard reports that Vanguard is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.
(3)Based solely on disclosures made by BlackRock, Inc. (“BlackRock”) in a report on Schedule 13G/A filed with the SEC on January 23, 2024. In the Schedule 13G/A filed by BlackRock, BlackRock reports having sole voting power over 8,990,031 common shares and sole dispositive power over 9,854,780 common shares. Additionally, the Schedule 13G/A filed by BlackRock reports that BlackRock is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.
(4)Based solely on disclosures made by State Street Corporation (“State Street”) in a report on Schedule 13G/A filed with the SEC on January 30, 2024. In the Schedule 13G filed by State Street, State Street reports having shared voting power over 3,286,314 common shares and shared dispositive power over 4,214,273 common shares. Additionally, the Schedule 13G filed by State Street reports that State Street is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.

2025 Proxy Statement	Page 87

SHAREHOLDER PROPOSALS, TRUSTEE NOMINATIONS
AND RELATED BYLAW PROVISIONS
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?
You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than November 27, 2025. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
Secretary
EPR Properties
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company’s Bylaws and give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary:
•Not earlier than the close of business on February 5, 2026; and
•Not later than the close of business on March 7, 2026.
If the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.
How may I recommend or nominate individuals to serve as trustees?
You may propose trustee candidates for consideration by the Board’s Nominating/Company Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary at the address of our principal executive offices set forth above.
The Company’s Bylaws permit shareholders to nominate trustees for election at an annual shareholder meeting. To nominate a trustee, the shareholder must deliver the information required by the Company’s Bylaws. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b), including providing the information required under that rule unless such information has been provided in a preliminary or definitive proxy statement previously filed by the shareholder.
What is the deadline to propose or nominate individuals to serve as trustees?
A shareholder may send a proposed trustee’s candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.
To nominate an individual for election at the next annual shareholder meeting, the shareholder must give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on February 5, 2026 and the close of business on March 7, 2026, unless the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year, then notice of a shareholder nomination must be received no earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than the Company’s nominees at the next annual shareholder meeting must provide notice to the Secretary at the address set forth above no later than March 7, 2026, unless the date of the next annual shareholder meeting is changed by more than 30 days from May 6, 2026, then such notice must be

2025 Proxy Statement	Page 88

provided by the later of 60 days prior to the date of the next annual shareholder meeting or the 10th day following the day on which the Company publicly announces the date of the next annual shareholder meeting. In order to comply with Rule 14a-19, the notice must be postmarked or transmitted electronically on or before the applicable deadline. The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under the Company’s Bylaws as described above.
How may I obtain a copy of the Company’s Bylaw provisions regarding shareholder proposals and trustee nominations?
You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating trustee candidates. The Company’s Bylaws also are available on the Company’s website at www.eprkc.com.
Must the Board of Trustees approve my proposal?
Our Declaration of Trust provides that the submission of any action to the shareholders for their consideration must first be approved by the Board of Trustees.

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OTHER MATTERS
As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the shareholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board of Trustees, or the judgment of the proxy holders if no recommendation is made.

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MISCELLANEOUS
Proxy Solicitation
The Company has made these proxy materials available to shareholders in connection with our Board of Trustees’ solicitation of proxies for use at the Annual Meeting. We will bear all costs of the solicitation. After the initial mailing of the Notice, proxies may be solicited by mail, telephone, telegram, facsimile, e-mail or personally by trustees, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Notice to the beneficial owners of shares held of record by them, forward printed proxy materials by mail to such beneficial owners who specifically request them and obtain such beneficial owners’ voting instructions, and their reasonable out-of-pocket expenses, together with those of our transfer agent, will be paid by us.
Annual Report
We refer you to our Annual Report, containing consolidated financial statements for the year ended December 31, 2024, filed with the SEC. Alternatively, you may access our Annual Report on our website at www.eprkc.com. You must not regard the Annual Report as additional proxy solicitation material.
We will provide without charge, upon written request to the Secretary of the Company at the address listed on the cover page of this proxy statement, a copy of our annual report on Form 10-K, including the consolidated financial statements and financial statement schedules, filed with the Securities and Exchange Commission for the year ended December 31, 2024.
BY ORDER OF THE BOARD OF TRUSTEES

2025 Proxy Statement	Page 91

EPR Properties®

The Diversified Experiential REIT℠

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00am, Central Time, on May 6, 2025.

Online
Go to www.envisionreports.com/EPR or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EPR

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

2025 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Trustees unanimously recommends a vote FOR the election of all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Trustees:

	For	Against	Abstain
01 - Peter C. Brown	☐	☐	☐
02 - William P. Brown	☐	☐	☐
03 - John P. Case III	☐	☐	☐
04 - James B. Connor	☐	☐	☐
05 - Virginia E. Shanks	☐	☐	☐
06 - Gregory K. Silvers	☐	☐	☐
07 - Robin P. Sterneck	☐	☐	☐
08 - John Peter Suarez	☐	☐	☐
09 - Lisa G. Trimberger	☐	☐	☐
10 - Caixa Y. Ziegler	☐	☐	☐

5. To act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

043MAB

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/EPR

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at **www.envisionreports.com/EPR**

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — EPR Properties

This proxy is being solicited on behalf of the Board of Trustees for the Annual Meeting of Shareholders on May 6, 2025.

As a shareholder of EPR Properties (the "Company"), I appoint Gregory K. Silvers, Mark A. Peterson and Paul R. Turvey as my attorneys-in-fact and proxies (with full power of substitution), and authorize each of them to represent me at the Annual Meeting of Shareholders of the Company to be held at the Company's offices at 909 Walnut Street, Suite 200, Kansas City, MO 64106, on May 6, 2025 at 11:00 a.m. (Central Time), and at any adjournment or postponement of the meeting, and to vote the common shares of beneficial interest in the Company held by me as designated on the reverse side. This proxy revokes all prior proxies given by me.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no choice is indicated on the proxy, the persons named as proxies intend to vote FOR the election of all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. If any other matters come before the meeting, the persons named as proxies will vote in their discretion.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

C Non-Voting Items

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Appendix A

EPR PROPERTIES

2016 EQUITY INCENTIVE PLAN

(As amended and restated effective May 6, 2025)

A-1

Page
i

(continued)
Page
ii

(continued)
Page

18.3 Rule 16b-3	29
18.4 Governing Law	30

iii

EPR PROPERTIES
2016 EQUITY INCENTIVE PLAN

(As amended and restated effective May 6, 2025)

INTRODUCTION
1.1Establishment. EPR Properties, a Maryland real estate investment trust (the "Company"), hereby amends and restates the EPR Properties 2016 Equity Incentive Plan (the "Plan"). The Plan was originally approved by the Company's Board on March 24, 2016, and the Plan was subsequently approved by the Company's shareholders on May 12, 2016. The Company's Board approved an amendment and restatement of the Plan on March 22, 2021, which was subsequently approved by the Company's shareholders on May 28, 2021 and became effective on the same date with respect to grants of Awards made on or after such date. The Company's Board approved this amendment and restatement to the Plan on February 25, 2025, which amended and restated Plan will become effective with respect to grants of Awards made on or after the Effective Date. Since May 12, 2016, no new equity awards have been granted under the Company's 2007 Equity Incentive Plan (the "Prior Plan") or any other Company, shareholder-approved equity incentive plan and all equity awards granted under the Prior Plan before May 12, 2016 shall remain subject to the terms of the Prior Plan.
1.2Purpose. The purpose of this Plan is to encourage employees of the Company and its affiliates and subsidiaries, and non-employee trustees of the Company to acquire or increase a proprietary and vested interest in the growth and performance of the Company. The Plan also is designed to assist the Company in attracting and retaining employees, non-employee trustees and consultants by providing them with the opportunity to participate in the success and profitability of the Company.
1.3Duration. The Plan, as amended and restated herein, shall apply as of the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 15 hereof, until all Shares subject to the Plan shall have been issued, delivered, purchased or acquired according to the Plan's provisions. Unless the Plan shall be reapproved by the shareholders of the Company and the Board renews the continuation of the Plan, no Awards shall be issued pursuant to the Plan after the tenth (10th) anniversary of the Effective Date. The amendment and restatement of the Plan shall not, unless otherwise expressly provided, adversely affect any Former Plan Awards. The termination or expiration of the Plan shall not adversely affect any Awards outstanding on the date of termination or expiration.
SECTION 2DEFINITIONS
2.1Definitions. The following terms shall have the meanings set forth below.
"1933 Act" means the Securities Act of 1933.
"1934 Act" means the Securities Exchange Act of 1934.
"Affiliate" of the Company means any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the Company.

"Award" means a grant made under this Plan in any form, which may include but is not limited to, Options, Dividend Equivalents, Restricted Shares, Restricted Shares Units, Bonus Shares, Deferred Shares, Other Share-Based Awards, Performance Shares, Share Appreciation Rights and Performance Units.
"Award Agreement" means a written or electronic agreement or instrument between the Company and a Holder which evidences an Award and sets forth such applicable terms, conditions, and limitations (including treatment as a Performance Award) as the Committee establishes for the Award.
"Beneficiary" means the person, persons, trust or trusts which have been designated by a Holder in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Holder, or, if there is no designated beneficiary or surviving designated beneficiary, the Person or Persons entitled by will or the laws of descent and distribution to receive such benefits.
"Board" means the Board of Trustees of the Company.
"Bonus Shares" means Shares that are awarded to a Participant without cost and without restriction in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise) or as an incentive to become an employee of the Company or a Subsidiary.
"Cause" means, unless otherwise defined in an Award Agreement or otherwise defined in a Participant's employment agreement (in which case such definition will apply) any of the following:
(i)Participant's conviction of, plea of guilty to, or plea of nolo contendere to a felony or other crime that involves fraud or dishonesty;
(ii)Any willful action or omission by a Participant which would constitute grounds for immediate dismissal under the employment policies of the Company by which Participant is employed, including intoxication with alcohol or illegal drugs while on the premises of the Company, or violation of sexual harassment laws or the internal sexual harassment policy of the Company by which Participant is employed;
(iii)Participant's habitual neglect of duties, including repeated absences from work without reasonable excuse; or
(iv)Participant's willful and intentional material misconduct in the performance of his duties that results in financial detriment to the Company;
provided, however, that for purposes of clauses (ii), (iii) and (iv), "Cause" shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Participant in good faith to have been in or not opposed to the interest of the Company (without intent of the Participant to gain, directly or indirectly, a profit to which the Participant was not legally entitled). A Participant who agrees to resign from his affiliation with the Company in lieu of being terminated for Cause may be deemed, in the sole discretion of the Committee, to have been terminated for Cause for purposes of this Plan.

"Change in Control" means the first to occur of the following events:
(v)Incumbent Trustees cease for any reason to constitute at least a majority of the Board.
(vi)Any "person" (as defined in Section 3(a)(9) of the 1934 Act and as used in Sections 13(d)(3) and 14(d)(2) of the 1934 Act) or "group" (within the contemplation of Section 13(d)(3) of the 1934 Act and Rule 13d-5 thereunder) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) or controls the voting power, directly or indirectly, of shares of the Company representing 25% or more of the Company Voting Securities, other than (1) an acquisition of Company Voting Securities by an underwriter pursuant to an offering of shares by the Company, (2) a Non-Qualifying Transaction, or (3) an acquisition of Company Voting Securities directly from the Company which is approved by a majority of the Incumbent Trustees.
(vii)A Business Combination, other than a Non-Qualifying Transaction, is consummated.
(viii)The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
(ix)The acquisition of direct or indirect Control of the Company by any "person" or "group."
(x)Any transaction or series of transactions which results in the Company being "closely held" within the meaning of the REIT provisions of the Code, after any applicable grace period, and with respect to which the Board has either waived or failed to enforce the "Excess Share" provisions of the Company's Amended and Restated Declaration of Trust.
For purposes of this Change in Control definition:
A."Company Voting Securities" shall mean the outstanding shares of the Company eligible to vote in the election of trustees of the Company.
B."Company 25% Shareholder" shall mean any "person" or "group" which beneficially owns or has voting control of 25% or more of the Company Voting Securities.
C."Business Combination" shall mean a merger, consolidation, acquisition, sale of all or substantially all of the Company's assets or properties, statutory share exchange or similar transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders, whether for the transaction itself or the issuance or exchange of securities in the transaction.
D."Incumbent Trustees" shall mean (1) the trustees of the Company as of the Effective Date or (2) any trustee elected subsequent to the Effective Date whose election or nomination was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by specific vote or approval of a proxy statement of the Company in which such person is named as a nominee for trustee).

E."Parent Corporation" shall mean the ultimate parent entity that directly or indirectly has beneficial ownership or voting control of a majority of the outstanding voting securities eligible to elect directors or trustees of a Surviving Corporation.
F."Surviving Corporation" shall mean the entity resulting from a Business Combination.
G."Non-Qualifying Transaction" shall mean a Business Combination in which all of the following criteria are met: (1) more than 50% of the total voting power of the Surviving Corporation or, if applicable, the Parent Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, is represented by shares into which the Company Voting Securities were converted pursuant to the Business Combination and held in substantially the same proportion as the Company Voting Securities were held immediately prior to the Business Combination), (2) no "person" or "group" (other than a Company 25% Shareholder or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) would become the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and no Company 25% Shareholder would increase its percentage of such total voting power as a result of the transaction, and (3) at least a majority of the members of the board of directors or similar governing body of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Trustees at the time of the Board's approval of the Business Combination.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any "person" or "group" acquires beneficial ownership or voting control of more than 25% of the Company Voting Securities as a result of any acquisition of Company Voting Securities by the Company, but if after that acquisition by the Company the "person" or "group" becomes the beneficial owner or obtains voting control of any additional Company Voting Securities, a Change in Control shall be deemed to occur unless otherwise exempted as set forth above.
"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
"Committee" means (i) the Board, or (ii) one or more committees of the Board to whom the Board has delegated all or part of its authority under this Plan. Initially, the Committee shall be the Compensation and Human Capital Committee of the Board which is delegated all of the Board's authority under this Plan as contemplated by clause (ii) above.
"Company" means EPR Properties, a Maryland real estate investment trust, and any successor thereto.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

"Date of Grant" or "Grant Date" means, with respect to any Award, the date as of which such Award is granted under the Plan.
"Deferred Shares" means Shares that are awarded to a Participant on a deferred basis pursuant to Section 9.4.
"Disabled" or "Disability" means an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan. Notwithstanding the above, with respect to an Incentive Share Option and the period of time following a separation from service in which a Holder may exercise such Incentive Share Option, "disabled" shall have the same meaning as defined in section 22(e)(3) of the Code.
"Dividend Equivalents" has the meaning ascribed in Section 4.6.
"Effective Date" means May 6, 2025.
"Eligible Employees" means all Employees (including officers and trustees who are also Employees) of the Company or an Affiliate upon whose judgment, initiative and efforts the Company depends, or will depend, for the successful conduct of the Company's business.
"Employee" means a common law employee of the Company or an Affiliate.
"Executive Officer" means (i) each of the Chief Executive Officer, Chief Financial Officer and president of the Company, any vice president of the Company, including any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company, (ii) Executive Officers (as defined in part (i) of this definition) of subsidiaries of the Company who perform policy making functions for the Company, and (iii) any Person designated or identified by the Board as being an Executive Officer for purposes of the 1933 Act or the 1934 Act, including any Person designated or identified by the Board as being a Section 16 Person.
"Fair Market Value" means, as of any date, the value of a Share determined in good faith, from time to time, by the Committee in its sole discretion, and for this purpose the Committee may adopt such formulas as in its opinion shall reflect the true fair market value of such Share from time to time and may rely on such independent advice with respect to such fair market value as the Committee shall deem appropriate. In the event that the Shares of the Company are traded on a national securities exchange, the Committee may determine that the Fair Market Value of the Share shall be based upon the closing price on the trading day before, the trading day of, or the first trading day after the applicable date, or any other reasonable method using actual transactions in such Shares as reported by such market and consistently applied.
"Holder" means a Participant, Beneficiary or Permitted Transferee who is in possession of an Award Agreement representing an Award that (i) in the case of a Participant has been granted to such individual, (ii) in the case of a Beneficiary has been transferred to such person under the laws of descent and distribution, or (iii) in the case of a Permitted Transferee, has been transferred to such person as permitted by the Committee, and, with respect to all of the above clauses (i), (ii) and (iii), such Award Agreement has not expired, been canceled, or been terminated. "Incentive Share Option" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.
"Nonqualified Share Option" means any Option to purchase Shares that is not an Incentive Share Option.
"Option" means a right to purchase Shares at a stated price for a specified period of time. Such definition includes both Nonqualified Share Options and Incentive Share Options.
"Optionee" shall have the meaning as set forth in Section 6.2. For the avoidance of any doubt, in situations where the Option has been transferred to a Permitted Transferee or passed to a Beneficiary in accordance with the laws of descent and distribution, the Optionee will not be the same person as the Holder of the Option.
"Option Agreement" or "Option Award Agreement" means a written agreement or instrument between the Company and a Holder evidencing an Option.
"Option Exercise Price" means the price at which Shares subject to an Option may be purchased, determined in accordance with Section 6.2(b).
"Other Share-Based Award" means any award of Shares or payment of cash that is valued in whole or in part by reference to, or is otherwise based on, Shares, other property, or achievement of performance metrics or measures.
"Participant" means a Service Provider of the Company designated by the Committee from time to time during the term of the Plan to receive one or more Awards under the Plan.
"Performance Award" means any Award that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals (as described in Section 10) to a Participant pursuant to Section 10.
"Performance Period" means the period of time as specified by the Committee during which any performance goals are to be measured.
"Performance Shares" means an Award made pursuant to Section 9 which entitles a Holder to receive Shares, their cash equivalent, or a combination thereof based on the achievement of performance targets during a Performance Period.
"Performance Units" means an Award made pursuant to Section 9 which entitles a Holder to receive cash, Shares or a combination thereof based on the achievement of performance goals during a Performance Period.
"Permitted Transferee" has the meaning ascribed in Section 12.3.
"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof.

"Plan" means the EPR Properties 2016 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
"Restricted Shares" means Shares granted under Section 8 that are subject to those restrictions set forth therein and the Award Agreement.
"Restricted Shares Unit" means an Award granted under Section 8 evidencing the Holder's right to receive a Share (or, at the Committee's discretion, a cash payment equal to the Fair Market Value of a Share) at some future date and that is subject those restrictions set forth therein and the Award Agreement.
"Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act.
"SAR" or "Share Appreciation Right" means an Award that is designated as a SAR pursuant to Section 7.
"SAR Holder" shall have the meaning as set forth in Section 7.2.
"Section 16 Person" means a Person who is subject to obligations under Section 16 of the 1934 Act with respect to transactions involving equity securities of the Company.
"Service Provider" means an Eligible Employee, a non-employee trustee of the Company or consultant of the Company. Solely for purposes of Substitute Awards, the term Service Provider includes any current or former Employee or non-employee director or trustee of an Acquired Entity (as defined in the definition of Substitute Awards) who holds Acquired Entity Awards (as defined in the definition of Substitute Awards) immediately prior to the Acquisition Date (as defined in the definition of Substitute Awards).
"Shares" means the common shares, par value $.01 per share, of beneficial interest in the Company.
"Subsidiary" means (i) in the case of an Incentive Share Option a "subsidiary corporation," whether now or hereafter existing, as defined in section 424(f) of the Code, and (ii) in the case of any other type of Award, in addition to a subsidiary corporation as defined in clause (i), a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests.
"Substitute Award" means an Award granted under the Plan in substitution for shares or share-based awards ("Acquired Entity Awards") held by current and former employees or former non-employee directors or trustees of another corporation or entity who become Service Providers as the result of a merger or consolidation of the employing corporation or other entity (the "Acquired Entity") with the Company, a Subsidiary, or an Affiliate, or the acquisition by the Company, a Subsidiary, or an Affiliate, of property or stock of, or other ownership interest in, the Acquired Entity immediately prior to such merger, consolidation, or acquisition ("Acquisition Date") as agreed to by the parties to such corporate transaction and as may be set forth in the definitive purchase agreement. The limitations of Section 4.1 and Section 5.5 on the number of Shares reserved or available for grants, and the limitations under Sections 6.2 and 7.1 with respect to the Option Exercise Prices and SAR exercise prices, shall not apply to Substitute Awards. Any issuance of a Substitute Award which relates to an Option or an SAR shall be completed in conformity with the rules under Section 409A of the Code ("Code Section 409A") relating to the substitutions and assumptions of stock rights by reason of a corporate transaction.

"Vested Option" means any Option, or portion thereof, which is exercisable by the Holder. Vested Options remain exercisable only for that period of time as provided for under this Plan and any applicable Option Award Agreement. Once a Vested Option is no longer exercisable after otherwise having been exercisable, the Option shall become null and void.
2.2General Interpretive Principles. (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections are references to the Sections of this Plan unless otherwise specified; (iii) the word "including" and words of similar import when used in this Plan shall mean "including, without limitation," unless otherwise specified; and (iv) any reference to any U.S. federal, state, or local statute or law shall be deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.
SECTION 3PLAN ADMINISTRATION
3.1Composition of Committee. The Plan shall be administered by the Committee. To the extent the Board considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the Committee shall consist of two or more trustees of the Company, all of whom qualify as "non-employee directors" within the meaning of Rule 16b-3.
3.2Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:
(a)select the Service Providers to whom Awards may from time to time be granted hereunder;
(b)determine the type or types of Awards to be granted to eligible Service Providers;
(c)determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;
(d)determine the terms and conditions of any Award, including any vesting, payment, settlement, cancellation, exercise, forfeiture or surrender terms of any Award;
(e)determine whether, and to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property;
(f)determine, as to all or part of any Award as to any Participant, at the time the Award is granted or anytime thereafter, that the exercisability, vesting, payment, or settlement of an Award shall be accelerated upon a Participant's death, disability, retirement, Change in Control, termination of employment following a Change in Control, or other special circumstance determined by the Committee;
(g)to determine that Awards shall continue to become exercisable, vested, settled, or paid in full or in installments after termination of employment, to extend the period for exercise of Options or SARs following termination of employment (but not beyond ten (10) years from the Grant Date of the Option or SAR) or to provide that any Restricted Share Award, Restricted Share Unit Award, Performance Unit Award, Performance Share Award, or Other Share-Based Award shall in whole or in part not be forfeited upon Participant's death, disability, retirement, Change in Control, termination of employment following a Change in Control, or other special circumstance determined by the Committee, provided the Committee shall consider potential tax consequences in making any such determinations or taking any such actions;
(h)if a Participant is promoted, demoted, or transferred to a different business unit of the Company during a Performance Period, make adjustments to any performance goals, the applicable Performance Period, or eliminate or cancel the Award, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate in order to make the outstanding Award appropriate and comparable to the initial Award;
(i)determine whether, and to what extent, and under what circumstance Awards may be canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;
(j)correct any defect, supply an omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any instrument or Award Agreement relating to the Plan or any Award hereunder;
(k)grant Awards in replacement of Awards previously granted under this Plan or any other compensation plan of the Company, provided that any such replacement grant that would be considered a repricing shall be subject to shareholder approval;
(l)cause the forfeiture of any Award or recover any Shares, cash, or other property attributable to an Award for violations of and in accordance with any Company ethics policy or pursuant to any Company compensation clawback policy, in each case, in effect at the time the Award was granted or as adopted or amended thereafter;
(m)with the consent of the Holder, amend any Award Agreement at any time; provided that the consent of the Holder shall not be required for any amendment (i) that, in the Committee's determination, does not materially adversely affect the rights of the Holder, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;
(n)modify and amend the Plan, establish, amend, suspend, or waive such rules, regulations and procedures of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(o)make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3Committee Delegation. The Committee may delegate to any member of the Board or committee of Board members such of its powers as it deems appropriate, including the power to subdelegate, except that, pursuant to such delegation or subdelegation, only a member of the Board (or a committee thereof) may grant Awards from time to time to specified categories of Service Providers in amounts and on terms to be specified by the Board or the Committee; provided that no such grants shall be made other than by the Board or the Committee to individuals who are then Section 16 Persons. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.
3.4Determination Under the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, adjustments, interpretations, and other decisions under or with respect to the Plan, any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Participant, any Holder, and any shareholder. No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as trustees, be fully protected by the Company with respect to any such action, determination or interpretation.
SECTION 4SHARES SUBJECT TO THE PLAN
4.1Number of Shares. Subject to adjustment as provided in Section 4.3 and subject to the maximum amount of Shares that may be granted to an individual in a single calendar year as set forth in Sections 5.5 or 5.6, no more than a total of Five Million Nine Hundred Fifty Thousand (5,950,000) Shares (the "Maximum Share Limit"), are authorized for issuance under this Plan in accordance with its provisions and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Any Share required to satisfy Substitute Awards shall not count against the Maximum Share Limit. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Shares may be divided among the various Plan components as the Committee shall determine; provided, however, the maximum number of Shares that may be issued pursuant to Incentive Share Options (other than Shares issued under an Incentive Share Option which was a Substitute Award) shall be the Maximum Share Limit. Subject to Section 4.2 below, Shares that are subject to an underlying Award and Shares that are issued pursuant to the exercise of an Award shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Awards are outstanding retain as authorized and unissued Shares, or as treasury Shares, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.
4.2Unused and Forfeited Shares. Any Shares that are subject to an Award under this Plan that are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Award that expires or is terminated for any reason, shall again be available for grant under the Plan. Even if an SAR is settled in Shares, the entire number of Shares subject to the SAR (and not just the Shares delivered in settlement of an SAR) shall cease to be available for grant under the Plan. Shares subject to an Award granted hereunder that are withheld or applied as payment in connection with the exercise of an Award (including the withholding of Shares on the exercise of an Option that is settled in Shares) or the withholding or payment of taxes related thereto, shall also count against the Maximum Share Limit and no longer be available for grant under the Plan. Shares used for full or partial payment of the purchase price of the Shares with respect to which an Option is exercised, and any Shares retained by the Company pursuant to Section 16.2 shall be considered as having been granted for purposes of determining whether the Maximum Share Limit provided for in Section 4.1 has been reached.

4.3Adjustments in Authorized Shares. If, without the receipt of consideration therefor by the Company, the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares such as, but not limited to, the payment of a share dividend or any other distribution upon such Shares payable in Shares, or through a share split, spin-off, extraordinary cash dividend, subdivision, consolidation, combination, reclassification or recapitalization involving the Shares, or any similar corporate event or transaction, such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then in relation to the Shares that are affected by one or more of the above events, (i) the numbers, rights and privileges, and kinds of Shares that may be issued under this Plan or under particular forms of Awards, (ii) the number and kind of Shares subject to outstanding Awards, and (iii) the Option Exercise Price or SAR exercise price applicable to outstanding Awards, shall be increased, decreased or changed in like manner, as if the Shares underlying the Award had been issued and outstanding, fully paid and nonassessable at the time of such occurrence. The manner in which Awards are adjusted pursuant to this Section 4.3 is to be determined by the Board or the Committee; provided that all adjustments must be determined by the Board or Committee in good faith, and must be effectuated so as to preserve the value that any Participant has in outstanding Awards as of the time of the event giving rise to any potential dilution or enlargement of rights.
4.4General Adjustment Rules.
(a)If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, such fractional Share shall be rounded to the nearest whole Share and fractional Shares shall not be issued.
(b)In the case of any such substitution or adjustment affecting an Option (including a Nonqualified Share Option) or an SAR, such substitution or adjustment shall be made in a manner that is in accordance with the substitution and assumption rules set forth in Treasury Regulations 1.424-1 and the applicable guidance relating to Code section 409A.
4.5Reservation of Rights. Except as provided in this Section 4, a Participant shall have no rights by reason of (i) any subdivision or consolidation of Shares of any class, (ii) the payment of any dividend, or (iii) any other increase or decrease in the number of shares of any class. Any issuance by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to any Award (including the Option Exercise Price or SAR exercise price of Shares subject to an Option or an SAR). The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.
4.6Dividend Equivalents. Subject to the provisions of the Plan and to the extent expressly provided in the applicable Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, shares, or other property in lieu of dividends on Shares ("Dividend Equivalents") with respect to the number of Shares covered by the Award, as determined by the Committee in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.
4.7Clawback Policy. Any Award granted under the Plan may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to its executives under certain circumstances. Any Participant or Holder receiving an Award acknowledges that the Award may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd Frank or as set forth in an Award Agreement.
SECTION 5PARTICIPATION
5.1Basis of Grant. Participants in the Plan shall be those Service Providers, who, in the judgment of the Committee, have performed, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives.
5.2Types of Grants; Limits. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee or its designee, and receipt of one such Award shall not result in the automatic receipt of any other Award. Written notice shall be given to such Person, specifying the terms, conditions, right and duties related to such Award. Under no circumstance shall Incentive Share Options be granted to (i) non-employee trustees, or (ii) any person not permitted to receive Incentive Share Options under the Code.
5.3Award Agreements. Each Participant shall enter into an Award Agreement(s) with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying the applicable Award terms, conditions, rights and duties. Unless otherwise explicitly stated in the Award Agreement, Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement(s) with the Participant. Unless provided for in a particular Award Agreement that the terms of the Plan are being superseded, in the event of any inconsistency between the provisions of the Plan and any such Award Agreement(s) entered into hereunder, the provisions of the Plan shall govern.
5.4Restrictive Covenants. The Committee may, in its sole and absolute discretion, place certain restrictive covenants in an Award Agreement requiring the Participant to agree to refrain from certain actions. Such Restrictive Covenants, if contained in the Award Agreement, will be binding on the Participant.
5.5Maximum Annual Award. The maximum number of Shares with respect to which an Award or Awards (including any Options, SARs, Restricted Shares, Restricted Share Units, Bonus Shares, Performance Shares, Other Share-Based Awards or Performance Units (or any other Award which is denominated in Shares) may be granted to any Participant in any one taxable year of the Company (the "Maximum Annual Participant Award") shall not exceed Five Hundred Thousand (500,000) Shares (subject to adjustment pursuant to Sections 4.3 and 4.4).

5.6Non-Employee Trustee Sublimit. Subject to adjustment as provided in Section 4.3, notwithstanding any of the foregoing, no non-employee trustee may be granted Awards of Options, SARs, Restricted Shares, Restricted Share Units, Bonus Shares, Performance Shares, or Performance Units (or any other Award which is denominated in Shares) with respect to a number of Shares in any one (1) calendar year which, when added to the Shares subject to any other Award denominated in Shares granted to such non-employee trustee in the same calendar year, shall exceed Twenty Thousand (20,000) Shares; provided, however, for purposes of the foregoing limitation, (a) any Deferred Shares shall count against the limit only during the calendar year in which such Shares are initially deferred and not in the calendar year in which the Deferred Shares are ultimately issued and (b) no Shares under any Award or portion thereof which is made pursuant to an election made by a Non-Employee Trustee to receive his or her Non-Employee Trustee compensation in the form of an Award under the Plan rather than in cash shall count against the limit in this Section 5.6.
SECTION 6SHARE OPTIONS
6.1Grant of Options. A Participant may be granted one or more Options. The Committee in its sole discretion shall designate whether an Option is an Incentive Share Option or a Nonqualified Share Option. The Committee may grant both an Incentive Share Option and a Nonqualified Share Option to the same Participant at the same time or at different times. Incentive Share Options and Nonqualified Share Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.
6.2Option Agreements. Each Option granted under the Plan shall be evidenced by an Option Award Agreement which shall be entered into by the Company and the Participant to whom the Option is granted (the "Optionee"), and which shall contain, or be subject to, the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Committee may consider appropriate in each case.
(a)Number of Shares. Each Option Award Agreement shall state that it covers a specified number of Shares, as determined by the Committee. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Share Options are exercisable for the first time by any Optionee during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under section 422(d) of the Code, such Options in excess of such limit shall be treated as Nonqualified Share Options. The foregoing shall be applied by taking Options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any Share shall be determined as of the time the Option with respect to such Share is granted. In the event the foregoing results in a portion of an Option designated as an Incentive Share Option exceeding the $100,000 limitation, only such excess shall be treated as a Nonqualified Share Option.
(b)Price. Each Option Award Agreement shall state the Option Exercise Price at which each Share covered by an Option may be purchased. Such Option Exercise Price shall be determined in each case by the Committee, but, except with respect to an Option issued in connection with a Substitute Award, in no event shall the Option Exercise Price for each Share covered by an Option be less than the Fair Market Value of the Share on the Option's Grant Date, as determined by the Committee; provided, however, that the Option Exercise Price for each Share covered by an Incentive Share Option granted to an Eligible Employee who then owns Shares possessing more than 10% of the total combined voting power of all classes of Shares of the Company or any parent or Subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Share subject to the Incentive Share Option on the Option's Grant Date.
(c)Duration of Options. Each Option Award Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Holder (the "Option Period"). The Option Period must expire, in all cases, not more than ten years from the Option's Grant Date; provided, however, that the Option Period of an Incentive Share Option granted to an Eligible Employee who then owns Shares possessing more than 10% of the total combined voting power of all classes of Shares of the Company must expire not more than five years from the Option's Grant Date. Each Option Award Agreement shall also state the periods of time, if any, as determined by the Committee, when incremental portions of each Option shall become exercisable. If any Option or portion thereof is not exercised during its Option Period, such unexercised portion shall be deemed to have been forfeited and have no further force or effect.
(d)Post-Service Option Exercise Rules.
(i)Each Option Agreement shall state the period of time, if any, determined by the Committee, within which the Vested Option may be exercised after an Optionee ceases to be a Service Provider and may provide for different periods of time depending upon whether such cessation as a Service Provider was on account of the Participant's death, Disability, voluntary resignation, retirement, cessation as a trustee, or the Company having terminated such Optionee's employment with or without Cause or for any other stated reason.
(ii)In the case of a Participant that is an Employee, a termination of service shall not occur if the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, as long as the Employee's right to reemployment with the Company or an Affiliate is provided either by statute or by contract.
(iii)In the case of a Participant that is both an Employee and a trustee, a Participant's cessation as an Employee but continuation as a trustee of the Company will not constitute a termination of service under the Plan. Unless an Option Agreement provides otherwise, a Participant's change in status from serving as an employee and/or trustee will not be considered a termination of the Participant serving as a Service Provider for purposes of any Option expiration period under the Plan.
(iv)If, within the period of time specified in the Option Award Agreement following the Option Holder's termination of employment, an Option Holder is prohibited by law or a Company's insider trading policy from exercising any Nonqualified Share Option, the period of time during which such Option may be exercised will automatically be extended until the thirtieth (30th) day following the date the prohibition is lifted. Notwithstanding the immediately preceding sentence, in no event shall the Option exercise period be extended beyond the tenth (10th) anniversary of the Option's Grant Date.

(e)Transferability. Except to the extent permitted by the Committee pursuant to 12.3, Options shall not be transferable by the Optionee except by will or pursuant to the laws of descent and distribution. Each Vested Option shall be exercisable during the Optionee's lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative. Shares issuable pursuant to any Option shall be delivered only to or for the account of the Optionee, or in the event of Disability or incapacity, to his or her guardian or legal representative.
(f)Exercise, Payments, etc.
(i)Unless otherwise provided in the Option Award Agreement, each Vested Option may be exercised by delivery to the Corporate Secretary of the Company, or his or her designee(s), a written notice specifying the number of Shares with respect to which such Option is exercised and payment of the Option Exercise Price. Such notice shall be in a form satisfactory to the Committee or its designee and shall specify the particular Vested Option that is being exercised and the number of Shares with respect to which the Vested Option is being exercised. The exercise of the Vested Option shall be deemed effective upon receipt of such notice by the Corporate Secretary, or his or her designee(s), and payment to the Company. The purchase of such Shares shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Shares shall be paid in full by any of the methods or any combination of the methods set forth in clause (ii) below.
(ii)The Option Exercise Price may be paid by cash or certified bank check, and, in the Committee's sole discretion, by any other additional method permitted by the Committee including the following additional methods:
A.By delivery to the Company Shares then owned by the Holder, the Fair Market Value of which equals the purchase price of the Shares purchased pursuant to the Vested Option, properly endorsed for transfer to the Company; provided, however, that Shares used for this purpose must have been held by the Holder for such minimum period of time as may be established from time to time by the Committee; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Options shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the Shares used as payment of the Option Exercise Price;
In lieu of actually surrendering to the Company the Shares then owned by the Holder, the Committee may, in its discretion permit the Holder to submit to the Company a statement affirming ownership by the Holder of such number of Shares and request that such Shares, although not actually surrendered, be deemed to have been surrendered by the Holder as payment of the exercise price;
B.For any Nonqualified Share Option, by a "net exercise" arrangement pursuant to which the Company will not require a payment of the Option Exercise Price but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that has a fair market value on the date of exercise that does not exceed the aggregate Option Exercise Price. With respect to any remaining balance of the aggregate option price, the Company will accept a cash payment from the Holder;
C.For any Holder other than an Executive Officer or except as otherwise prohibited by the Committee, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or
D.Any combination of the methods of consideration payment provided in this clause (ii).
(iii)The Company may not guarantee a third-party loan obtained by a Holder to pay any portion of the entire Option Exercise Price of the Shares.
(g)Date of Grant. Unless otherwise specified in the Option Award Agreement, an option shall be considered as having been granted on the date specified in the grant resolution of the Committee.
(h)Withholding.
(A)Nonqualified Share Options. Upon any exercise of a Nonqualified Share Option, the Optionee shall make appropriate arrangements with the Company to provide for the minimum amount of additional withholding required by applicable federal and state income tax and payroll laws, including payment of such taxes through delivery of Shares or by withholding Shares to be issued under the Option, as provided in Section 16 hereof.
(B)Incentive Share Options. In the event that an Optionee makes a disposition (as defined in Code section 424(c)) of any Shares acquired pursuant to the exercise of an Incentive Share Option prior to the later of (i) the expiration of two years from the date on which the Incentive Share Option was granted or (ii) the expiration of one year from the date on which the Option was exercised, the Participant shall send written or electronic notice to the Company at its principal office (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Optionee shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable Federal and state income tax laws.
(i)Adjustment of Options. Subject to the limitations set forth below and those contained in Section 4, Section 6 and Section 15, the Committee may make any adjustment in the Option Exercise Price, the number of Shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution, or regrant may result in terms and conditions (including Option Exercise Price, number of Shares covered, vesting schedule, or exercise period) that differ from the terms and conditions of the original Option; provided, however, except as permitted under Section 11, the Committee may not, without shareholder approval (i) amend an Option to reduce its Option Exercise Price, (ii) cancel an Option and regrant an Option with an Option Exercise Price lower than the original Option Exercise Price of the cancelled Option, (iii) cancel an Option in exchange for cash or another Award, or (iv) take any other action (whether in the form of an amendment, cancellation, or replacement grant) that has the effect of "repricing" an Option, as defined under the rules of the established stock exchange or quotation system on which the Shares are then listed or traded if such Exchange's or quotation system's rules define what constitutes a repricing. Other than with respect to a modification that a reasonable person would not find to be a material adverse change in an Optionee's rights under an Option, the Committee also may not adversely affect the rights of any Optionee to previously granted Options without the consent of such Optionee. If such action is affected by the amendment, the effective date of such amendment shall be the date of the original grant. Any adjustment, modification, extension, or renewal of an Option shall be effected such that the Option is either exempt from, or is compliant with, Code Section 409A.
(j)Modification, Extension, and Assumption of Options. Within the limitations of the Plan and Code Section 409A, the Committee may modify, extend, or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options or a different type of award for the same or a different number of Shares and at the same or a different Option Exercise Price (if applicable). The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee's rights or increase the Optionee's obligations under such Option.
6.3Shareholder Privileges. No Holder shall have any rights as a shareholder with respect to any Shares covered by an Option until the Holder becomes the holder of record of such Shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Holder becomes the holder of record of such Shares, except as provided in Section 4.
SECTION 7SHARE APPRECIATION RIGHTS
7.1Grant of SARs. Subject to the terms and conditions of this Plan, an SAR may be granted to a Participant at any time and from time to time as shall be determined by the Committee in its sole discretion.
(a)Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, subject to the limitations imposed in this Plan and by applicable law.
(b)Exercise Price and Other Terms. Except with respect to SARs issued in connection with a Substitute Award, all SARs shall be granted with an exercise price no less than the Fair Market Value of the underlying Shares on the SARs' Date of Grant. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under this Plan.
(c)Duration of SARs. Each SAR Award Agreement shall state the period of time, determined by the Committee, within which the SARs may be exercised by the

Holder (the "SAR Period"). The SAR Period must expire, in all cases, not more than ten (10) years from the SAR Grant Date.
7.2SAR Award Agreement. Each SAR granted under the Plan shall be evidenced by a written or electronic SAR Award Agreement which shall be entered into by the Company and the Participant to whom the SAR is granted (the "SAR Holder"), and which shall specify the exercise price per share, the terms of the SAR, the conditions of exercise, and such other terms and conditions as the Committee in its sole discretion shall determine.
7.3Exercise of SARs. SARs shall be exercisable on such terms and conditions as the Committee in its sole discretion shall determine.
7.4Expiration of SARs. Each SAR Award Agreement shall expire on the earlier of (i) the tenth (10th) anniversary of the SAR's Date of Grant, or (ii) after the period of time, if any, determined by the Committee, within which the SAR may be exercised after an SAR Holder ceases to be a Service Provider. The SAR Award Agreement may provide for different periods of time following an SAR Holder's cessation as a Service Provider during which the SAR may be exercised depending upon whether such cessation as a Service Provider was on account of the Participant's death, Disability, voluntary resignation, cessation as a trustee, or the Company having terminated such SAR Holder's employment with or without Cause.
7.5Adjustment of SARs. Subject to the limitations set forth below and those contained in Sections 7 and 15, the Committee may make any adjustment in the SAR exercise price, the number of Shares subject to, or the terms of, an outstanding SAR and a subsequent granting of an SAR by amendment or by substitution of an outstanding SAR. Such amendment, substitution, or regrant may result in terms and conditions (including SAR exercise price, number of Shares covered, vesting schedule, or exercise period) that differ from the terms and conditions of the original SAR; provided, however, except as permitted under Section 11, the Committee may not, without shareholder approval (i) amend an SAR to reduce its exercise price, (ii) cancel an SAR and regrant an SAR with an exercise price lower than the original SAR exercise price of the cancelled SAR, (iii) cancel an SAR in exchange for cash or another Award, or (iv) take any other action (whether in the form of an amendment, cancellation, or replacement grant) that has the effect of "repricing" an SAR, as defined under the rules of the established stock exchange or quotation system on which the Company Shares is then listed or traded. The Committee also may not adversely affect the rights of any SAR Holder to previously granted SARs without the consent of such SAR Holder. If such action is affected by the amendment, the effective date of such amendment shall be the date of the original grant. Any adjustment, modification, extension, or renewal of an SAR shall be effected such that the SAR is either exempt from, or is compliant with, Code Section 409A.
7.6Payment of SAR Amount. Upon exercise of a SAR relating to one or more Shares, a Holder shall be entitled to receive payment from the Company in an amount equal to the aggregate positive difference between the Fair Market Value of the Share(s) for which an SAR exercise is being made over the aggregate exercise price of such SARs. At the Committee's discretion, the payment upon an SAR exercise may be in whole Shares of equivalent value, cash, or a combination of whole Shares and cash. Fractional Shares shall be rounded down to the nearest whole Share.

SECTION 8
AWARDS OF RESTRICTED SHARE AND RESTRICTED SHARE UNITS
8.1Restricted Share Awards Granted by Committee. Coincident with or following designation for participation in the Plan and subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Service Provider in such amounts as the Committee shall determine.
8.2Restricted Share Unit Awards Granted by Committee. Coincident with or following designation for participation in the Plan and subject to the terms and provisions of the Plan, the Committee may grant a Service Provider Restricted Share Units in connection with or separate from a grant of Restricted Shares. Upon the vesting of Restricted Share Units, the Holder shall be entitled to receive the full value of the Restricted Share Units payable in either Shares or cash.
8.3Restrictions. A Holder's right to retain Restricted Shares or be paid with respect to Restricted Share Units shall be subject to such restrictions, including him or her continuing to perform as a Service Provider for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Holders, (ii) different Restricted Shares or Restricted Share Unit Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Share Award. Any grant of Restricted Shares or Restricted Share Units shall contain terms such that the Award is either exempt from Code Section 409A or complies with such section.
8.4Privileges of a Shareholder, Transferability. Unless otherwise provided in the Award Agreement, a Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Shares. The Committee may provide that any dividends paid on Restricted Shares prior to such Shares becoming vested shall be held in escrow by the Company and subject to the same restrictions on transferability and forfeitability as the underlying Restricted Shares. Any voting, dividend, liquidation or other rights shall accrue to the benefit of a Holder only with respect to Restricted Shares held by, or for the benefit of, the Holder on the record date of any such dividend or voting date. A Participant's right to sell, encumber or otherwise transfer such Restricted Shares shall, in addition to the restrictions otherwise provided for in the Award Agreement, be subject to the limitations of Section 12.2 hereof. The Committee may determine that a Holder of Restricted Shares Units is entitled to receive Dividend Equivalent payments on such units. If the Committee determines that Restricted Shares Units shall receive Dividend Equivalent payments, such feature will be specified in the applicable Award Agreement. Restricted Shares Units shall not have any voting rights.
8.5Enforcement of Restrictions. The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 8.2 and 8.3:
(a)Holding the Restricted Shares in book entry form in the name of the Participant until the applicable Vesting Date(s), at which time such Shares will be delivered to the Participant;
(b)Registering the Restricted Shares in the name of the Participant and having the Participant deposit such Restricted Shares, together with a share power endorsed in blank, with the Company;

(c)Placing a legend on the Share certificates, as applicable, referring to restrictions;
(d)Requiring that the Share certificates, duly endorsed, be held in the custody of a third party nominee selected by the Company who will hold such Restricted Shares on behalf of the Holder while the restrictions remain in effect; or
(e)Inserting a provision into the Restricted Shares Award Agreement prohibiting assignment of such Award Agreement until the terms and conditions or restrictions contained therein have been satisfied or released, as applicable.
8.6Termination of Service. Except as otherwise provided in an Award Agreement or other agreement approved by the Committee to which any Participant is a party (in which case such provisions will apply), in the event of the death or Disability of a Participant, all service period and other restrictions applicable to Restricted Shares Awards then held by him or her shall lapse, and such Awards shall become fully nonforfeitable. Subject to Section 11, in the event a Participant ceases to be a Service Provider for any other reason, any Restricted Shares Awards as to which the service period or other vesting conditions for have not been satisfied shall be forfeited.
SECTION 9
PERFORMANCE SHARES, PERFORMANCE UNITS, BONUS SHARES, OTHER SHARE-BASED AWARDS AND DEFERRED SHARES
9.1Awards Granted by Committee. Coincident with or following designation for participation in the Plan, a Participant may be granted Performance Shares or Performance Units.
9.2Terms of Performance Shares or Performance Units. The Committee shall establish maximum and minimum performance targets to be achieved during the applicable Performance Period. Each grant of a Performance Share or Performance Unit Award shall be subject to additional terms and conditions not inconsistent with the provisions of the Plan. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Shares or some combination.
9.3Bonus Shares. The Committee is authorized, subject to limitations under applicable law, to make such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation (i) Bonus Shares awarded purely as a "bonus" and not subject to any restrictions or conditions, or (ii) any award of Shares or payment of cash that is valued in whole or in part by reference to, or are otherwise based on, Shares, other property, or achievement of performance metrics or measures ("Other Share-Based Awards"). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the grant of Bonus Shares or Other Share-Based Awards, subject to such minimum consideration as may be required by applicable law.
9.4Deferred Shares. Subject to the terms and provisions of the Plan, Deferred Shares may be granted to any Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee may impose such conditions or restrictions on any Deferred Shares as it may deem advisable, including time-vesting restrictions and deferred payment features. The Committee may cause the Company to establish a grantor trust to hold Shares subject to Deferred Share Awards. Without limiting the generality of the foregoing, the Committee may grant to any Participant, or permit any Participant to elect to receive, Deferred Shares in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Participant may be eligible to receive from the Company or a Subsidiary. In no event shall any Deferred Shares relate to the exercise of an Option or a SAR. Any Award Agreement or other Company-sponsored deferred compensation plan relating to the grant of Deferred Shares shall separately contain the requisite terms and conditions such that the Deferred Shares Award complies with Code Section 409A; provided, however, in all cases except as may otherwise be expressly provided for under the other plan, any Shares issued upon the settlement and payment of any Deferred Shares shall be under and pursuant to this Plan. Unless otherwise expressly specified in another plan or agreement, any credited right to receive a Share under a Company-sponsored nonqualified deferred compensation plan or agreement, whether credited due to an election to defer compensation or due to the conversion of Dividend Equivalents into additional Shares, shall be a Deferred Share under this Plan and issuable under the terms and conditions set forth herein.
SECTION 10PERFORMANCE AWARDS
10.1Terms of Performance Awards. Except as provided in Section 11, Performance Awards will be issued or granted, or become vested, settled or payable, only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period and the amount of the Award to be distributed or become vested upon satisfaction of those performance goals shall be conclusively determined by the Committee. Performance goals may be based on any business criteria or other performance measures determined by the Committee in its discretion. When the Committee determines whether a performance goal has been satisfied for any Performance Period, the Committee, where the Committee deems appropriate, may make such determination using any information it deems relevant and any calculations, including calculations which alternatively include and exclude one, or more than one, event or transaction that the Committee considers to be either of an unusual nature or of a type that indicates infrequency of occurrence (under generally accepted accounting principles (United States) (“GAAP”) and as described in Financial Accounting Standards Board Accounting Standards Subtopic 225-20 (or any successor provision) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable fiscal year, and the Committee may determine whether a performance goal has been satisfied for any Performance Period taking into account the alternative which the Committee deems appropriate under the circumstances. The Committee also may take into account any other unusual or non-recurring items, including the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine reasonable and appropriate under the circumstances (including any factors that could result in the Company's paying non-deductible compensation to an Employee or non-employee trustee).
10.2Performance Goals. If an Award is subject to this Section 10, then the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals established by the Committee, which shall be based on the attainment of one or any combination of business metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units and, where applicable, in the aggregate or on a per-Share basis. Possible metrics the Committee may choose to utilize are:

(a)Earnings including earnings per share, earnings before interest, earnings before interest and taxes, earnings before interest, taxes, and depreciation, or earnings before interest, taxes, depreciation, and amortization and in the case of any of the foregoing, such goal may be adjusted to further exclude items in order to measure achievement of specific performance goals, including any one or more of the following: stock-based compensation expense; income or losses from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation, and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments or the sale of assets; extraordinary gains or losses; the cumulative effect of accounting changes; acquisitions or divestitures; foreign exchange impacts; any unusual, nonrecurring gain or loss; sales and use tax settlement; and gain on nonmonetary transactions);
(b)Funds from Operations (FFO), Funds from Operations (as adjusted), and Adjusted Funds from Operations;
(c)Net income or loss;
(d)Cash available for distribution per share;
(e)Investment spending;
(f)Cash flow provided by operations;
(g)Free cash flow;
(h)Reductions in expense levels or expense management;
(i)Operating and maintenance cost management and employee productivity;
(j)Return measures (including on assets, equity or invested capital);
(k)Share price (including attainment of a specified per-Share price during the Performance Period; growth measures or attainment by the Shares of a specified price for a specified period of time);
(l)Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets, and goals relating to acquisitions or divestitures;
(m)Market share;
(n)Total shareholder return;
(o)Working capital;
(p)Gross margin;
(q)Operating Profit;
(r)Book value per-Share;

(s)Growth or rate of growth of any of the above business criteria;
(t)Achievement of business or operational goals such as business development; or
(u)Accomplishments of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions.
The applicable and selected performance goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. In addition to the foregoing performance goals, the performance goals may also include any performance goals which are set forth in a Company bonus or incentive plan. As established by the Committee, the incentive goals may include GAAP and non-GAAP financial measures.
10.3Adjustments. Any Award that is subject to this Section 10 may be adjusted by the Committee and may, in the case of the Participant's death, disability, Change in Control, or other special circumstance determined by the Committee, waive the achievement of the applicable performance goals.
SECTION 11CORPORATE TRANSACTIONS
11.1    In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award that is assumed or for which an equivalent option or right is substituted by the successor corporation or a corporate parent or Subsidiary of the successor corporation, will remain in effect and be subject to its original terms (as modified to reflect the assumption or substitution). In the event that the successor corporation does not assume or substitute for the Award, the Award shall become fully exercisable, fully vested or fully payable, as the case may be, and all restrictions (other than restrictions imposed by law) and conditions on the Award then outstanding shall be deemed satisfied as of the date of the date of the Change in Control. The Committee will not be required to treat all Awards or Holders similarly in the transaction.
For the purposes of this Section 11.1, an Award will be considered assumed or substituted if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, consideration (whether stock, cash, or other securities or property) (i) having the same economic value immediately prior to such assumption or substitution and (ii) that is the same consideration received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Share Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control. Notwithstanding anything in this Section 11.1 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Holder's consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
11.2    In addition to the foregoing, in the event of a corporate merger (other than one described above in Section 11.1), consolidation, major acquisition of property (or stock), separation, reorganization or liquidation in which the Company is a party and in which a Change in Control does not occur, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall have the full power and discretion to take any one or more of the following actions:
(a)Continuation of the Award by the Company (if the Company is the surviving corporation);
(b)Cancellation of the Award and a payment to the Participant with respect to each Share subject to the portion of the Award that is vested as of the transaction date equal to the underlying Fair Market Value of the Share underlying the Award or, in the case of an Option or SAR, an amount equal to the greater of (i) the excess of (A) the value, as determined by the Board in its absolute discretion, of the property (including cash) received by a holder of a Share as a result of the transaction, over (B) the per-Share Option Exercise Price or SAR exercise price (such excess, the "Spread") or (ii) the Black-Scholes value (or other value determined by application of a binomial option valuation model) of the Option or SAR no more than 15 trading days before the date of cancellation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to such Fair Market Value or Spread, respectively. In addition, any escrow, holdback, earnout, or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Shares. If the Fair Market Value or Spread applicable to an Award is zero (0) or a negative number, then the Award may be cancelled without making a payment to the Participant.
(c)Without reducing the economic value of outstanding Awards, modify the terms and conditions for the exercise of, or settlement of, outstanding Awards granted hereunder;
(d)Provide for the purchase by the Company of any Award, upon the Participant's request, for, with respect to an Option or SAR, an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable, or, in the case of Restricted Shares or Restricted Share Units, the Fair Market Value of such Shares or Units;
(e)Provide that Options or SARs granted hereunder must be exercised in connection with the closing of such transactions, and that if not so exercised such Options or SARs will expire. Any exercise of the Option or SAR in connection with such event may be contingent upon the closing of such transactions;
(f)Make such adjustment to any Award that is outstanding as the Committee or Board deems appropriate to reflect such Change in Control or corporate event; or
(g)Cause any Award then outstanding to be assumed, or new rights of equivalent economic value substituted therefore, by the acquiring or surviving corporation, and if any assumption or substitution occurs with respect to an Option or a SAR, such substitution occurs in a manner that complies with Code Section 424(a).
Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. Notwithstanding the foregoing, any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's Shares, such transaction shall not constitute a merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation, or Change in Control.
SECTION 12RIGHTS OF EMPLOYEES; PARTICIPANTS
12.1Employment. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of Participant's services as a Service Provider shall be determined by the Committee at the time.
12.2Nontransferability. Except as provided in Section 12.3, no right or interest of any Holder in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Holder's rights and interests in all Awards shall, to the extent not otherwise prohibited hereunder, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options or SARs may be made by, the Holder's legal representatives, heirs or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of a mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. "Transfers" shall not be deemed to include transfers to the Company or "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the authorization of the Committee.
12.3Permitted Transfers. Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Awards to be transferred without consideration other than nominal consideration to, exercised by and paid to certain persons or entities related to a Participant, including members of the Participant's immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant's immediate family and/or charitable institutions (a "Permitted Transferee"). In the case of initial Awards, at the request of the Participant, the Committee may permit the naming of the related person or entity as the Award recipient. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Incentive Share Options shall only be transferable to the extent permitted in section 422 of the Code, or such successor provision thereto, and the treasury regulations thereunder.
SECTION 13GENERAL RESTRICTIONS
13.1Investment Representations. The Company may require any person to whom an Award is granted, as a condition to receiving Shares under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Shares subject to the Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Shares.
13.2Compliance with Securities Laws.
(a)Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.
(b)Each Holder who is a trustee or an Executive Officer is restricted from taking any action with respect to any Award if such action would result in a (i) violation of Section 306 of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder, whether or not such law and regulations are applicable to the Company, or (ii) any policies adopted by the Company restricting transactions in the Shares.
13.3Share Restriction Agreement. The Committee may provide that Shares issuable in connection with an Award shall, under certain conditions, be subject to restrictions whereby the Company has (i) a right of first refusal with respect to such Shares, (ii) specific rights or limitations with respect to the Participant's ability to vote such

Shares, or (iii) a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive a Participant's cessation or termination as a Service Provider.
SECTION 14OTHER EMPLOYEE BENEFITS
The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant, payment or vesting of any other Award shall not constitute "earnings" with respect to which any other benefits of such Participant are determined, including benefits under (a) any pension, profit sharing, life insurance, or salary continuation plan or other employee benefit plan of the Company, or (b) any agreement between the Company and the Participant, except as such plan or agreement shall otherwise expressly provide.
SECTION 15
PLAN AMENDMENT, MODIFICATION AND TERMINATION
15.1Amendment, Modification, and Termination. The Board may at any time terminate, and from time to time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, to comply with the requirements for listing on any exchange where the Shares are listed, or if the Company, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.
15.2Adjustment Upon Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
15.3Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to a Holder's employment being terminated for Cause and Section 15.2), no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder of such Award.
SECTION 16WITHHOLDING
16.1Withholding Requirement. The Company's obligations to deliver Shares upon the exercise of an Option or SAR, or upon the vesting, settlement, or issuance of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax (including Social Security and Medicare taxes) withholding requirements.
16.2Satisfaction of Withholding Requirement. The Committee may, in its sole discretion, provide that when taxes are to be withheld in connection with the exercise, vesting, settlement, or issuance of an Award, the Holder may elect to make payment for the withholding taxes, by one or a combination of the following methods:
(a)payment of an amount in cash equal to the amount to be withheld;

(b)payment by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value in an amount equal to the amount to be withheld;
(c)requesting that the Company withhold from the Shares otherwise issuable to the Holder Shares having a value equal to their then Fair Market Value and equal to the amount to be withheld; and
(d)withholding from any other compensation otherwise due to the Holder.
16.3Withholding with Shares. To the extent the Committee permits withholding through either the payment of previously acquired Shares or withholding from the Shares otherwise issuable to the Holder, any such withholding shall be in accordance with any rules or established procedures for election by Participants or Holders including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, the timing of any elections, the irrevocability of any elections, or any special rules relating to a Participant who is an officer or trustee of the Company within the meaning of Section 16 of the 1934 Act.
SECTION 17NONEXCLUSIVITY OF THE PLAN
17.1Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to shareholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board or of the Committee to continue to maintain or adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board or the Committee, as the case may be, may deem necessary or desirable, or to preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees or non- employee trustees generally, or to any class or group of employees or non-employee trustees, which the Company now has lawfully put into effect, including any retirement, pension, savings and share purchase plan, insurance, death, and disability benefits and executive short-term incentive plans.
SECTION 18REQUIREMENTS OF LAW
18.1Requirements of Law. The issuance of Shares and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Holders shall not be entitled to exercise or receive benefits under any Award, and the Company shall not be obligated to deliver any Shares or other benefits to a Holder, if such exercise, receipt of benefits or delivery would constitute a violation by the Holder or the Company of any applicable law or regulation.
18.2Code Section 409A.
(a)This Plan is intended to meet or to be exempt from the requirements of Code Section 409A, and shall be administered, construed, and interpreted in a manner that is in accordance with and in furtherance of such intent. Any provision of this Plan that would cause an Award to fail to satisfy Code Section 409A or, if applicable, an exemption from the requirements of that Section, shall be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Code Section 409A or any such exemption on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.

(b)If an Award provides for payments or benefits that (i) constitute a "deferral of compensation" within the meaning of Code Section 409A, and (ii) are triggered upon a termination of employment, then to the extent required to comply with Section 409A, the phrases "termination of employment," "separation from service," or words and phrases of similar import, shall be interpreted to mean a "separation from service" within the meaning of Code Section 409A.
(c)If a Participant was a "specified employee," then to the extent required in order to comply with Code Section 409A, all payments, benefits, or reimbursements paid or provided under any Award that constitute a "deferral of compensation" within the meaning of Code Section 409A, that are provided as a result of a "separation from service" within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following such separation from service shall be accumulated through and paid or provided (together with interest at the applicable federal rate under section 7872(f)(2)(A) of the Code in effect on the date of the separation from service) on the first business day that is more than six (6) months after the date of the separation from service (or, if the Participant dies during such six (6) month period, within ninety (90) days after the Participant's death).
(d)To the extent that payment of an amount that constitutes a "deferral of compensation" within the meaning of Code Section 409A is contingent upon the Participant executing a release of claims against the Company, the release must be executed by the Participant and become effective and irrevocable in accordance with its terms no later than the earlier of (i) the date set forth in the Award, or (ii) fifty-five (55) days following separation from service.
(e)To the extent that any payment of an amount that constitutes a "deferral of compensation" within the meaning of Code Section 409A and is scheduled to be paid in the form of installment payments, such payment form shall be deemed to be a right to a series of separate payments as described in Treasury Regulations § 1.409A 2(b)(2)(iii).
(f)To the extent that any Award is subject to Code Section 409A, any substitution of such Award may only be made if such substitution is made in a manner permitted and compliant with Code Section 409A.
(g)In no event will the Company or any Affiliate have any liability to any Participant with respect to any penalty or additional income tax imposed under Code Section 409A even if there is a failure on the part of the Company or Committee to avoid or minimize such Section's penalty or additional income tax.
18.3Rule 16b-3. Each transaction under the Plan is intended to comply with all applicable conditions of Rule 16b-3 to the extent Rule 16b-3 reasonably may be relevant or applicable to such transaction. To the extent any provision of the Plan or any action by the Committee under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

18.4Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the state of Maryland without giving effect to the principles of the conflict of laws to the contrary.
SUBJECT TO THE SHAREHOLDER APPROVAL REQUIREMENT NOTED BELOW, THIS EPR PROPERTIES 2016 EQUITY INCENTIVE PLAN HEREBY IS AMENDED AND RESTATED BY THE BOARD OF TRUSTEES OF EPR PROPERTIES THIS 25th DAY OF FEBRUARY 2025.
THE AMENDMENTS TO THE PLAN SHALL BECOME EFFECTIVE ON THE EFFECTIVE DATE ONLY IF APPROVED BY THE SHAREHOLDERS OF THE COMPANY.